      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        RESORTQUEST INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                                                           62-1750352
      (State or other jurisdiction                                                              (I.R.S. Employer
   Of incorporation or organization)                                                         Identification Number)

                            ------------------------
                              530 OAK COURT DRIVE
                                   SUITE 360
                               MEMPHIS, TN 38117
                                 (901) 762-0600
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                               DAVID C. SULLIVAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        RESORTQUEST INTERNATIONAL, INC.
                              530 OAK COURT DRIVE
                                   SUITE 360
                               MEMPHIS, TN 38117
                                 (901) 762-0600
              (Address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        BRUCE S. MENDELSOHN, ESQ.                     BRYAN L. GOOLSBY, ESQ.
           PAUL A. BELVIN, ESQ.                        GINA E. BETTS, ESQ.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.            LOCKE LIDDELL & SAPP LLP
     1333 NEW HAMPSHIRE AVENUE, N.W.                     2001 ROSS AVENUE
                SUITE 400                                   SUITE 3000
          WASHINGTON, D.C. 20036                         DALLAS, TX 75201
              (202) 887-4000                              (214) 849-5500
           FAX: (202) 887-4288                         FAX: (214) 849-5599

                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF EACH CLASS                     AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
                 TO BE REGISTERED                     REGISTERED(1)         SHARE (2)           PRICE (2)              FEE
Common Stock, $.01 par value per share............      4,600,000             $14.63           $67,298,000           $18,709

(1) Includes shares that the underwriters have the option to purchase from the selling stockholders solely to cover over-allotments, if any.
(2) Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the common stock as reported by the New York Stock Exchange on May 20, 1999.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. NEITHER RESORTQUEST NOR THE SELLING STOCKHOLDERS MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND NEITHER RESORTQUEST NOR THE SELLING STOCKHOLDERS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE THAT DOES NOT PERMIT THAT OFFER OR SALE.

                   SUBJECT TO COMPLETION, DATED MAY 21, 1999

P R O S P E C T U S

                                     [LOGO]

                                4,000,000 SHARES

                                  COMMON STOCK
                                 $   PER SHARE
                                ---------------

    ResortQuest International, Inc. is selling 2,000,000 shares of its common stock and the selling stockholders named in this prospectus are selling 2,000,000 shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. The underwriters named in this prospectus may purchase up to 600,000 additional shares of common stock from the selling stockholders under certain circumstances.

    Our common stock trades on the New York Stock Exchange under the symbol "RZT." The last reported sale price on May 20, 1999 was $14.69 per share.
                            ------------------------

    INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                                                      PER SHARE           TOTAL
                                                                                   ---------------  ------------------
Public Offering Price............................................................  $                $
Underwriting Discount............................................................  $                $
Proceeds to ResortQuest (before expenses)........................................  $                $
Proceeds to the Selling Stockholders.............................................  $                $

    The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 1999.
                            ------------------------

SALOMON SMITH BARNEY

          ING BARING FURMAN SELZ LLC

                    MORGAN KEEGAN & COMPANY, INC.

                              RAYMOND JAMES & ASSOCIATES, INC.

                                         THE ROBINSON-HUMPHREY COMPANY

                                                  SG COWEN

       , 1999

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR THE SELLING STOCKHOLDERS ARE MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           7
Forward-Looking Statements.................................................................................          14
Use of Proceeds............................................................................................          15
Price Range of Common Stock................................................................................          15
Dividend Policy............................................................................................          15
Corporate Information......................................................................................          15
Capitalization.............................................................................................          16
Selected Consolidated Financial Data.......................................................................          17
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          19
Business...................................................................................................          32
Management.................................................................................................          44
Selling Stockholders.......................................................................................          47
Shares Eligible for Future Sale............................................................................          48
Underwriting...............................................................................................          49
Transfer Agent and Registrar...............................................................................          50
Legal Matters..............................................................................................          50
Experts....................................................................................................          51
Where You Can Find More Information........................................................................          51
Index to Financial Statements..............................................................................         F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE DISCUSSION OF "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                        RESORTQUEST INTERNATIONAL, INC.

    ResortQuest is the first company to offer vacation condominium and home rentals, sales and property management services under a national brand name and is a leading provider of vacation rentals in premier destination resorts throughout the United States and in Canada. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, we offer vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals. In addition, we provide property owners with superior management services by combining local management expertise with the marketing power and resources of a leading brand, which work to enhance a property's value and marketability.

    On May 26, 1998, we completed our initial public offering and simultaneously acquired 12 vacation rental and property management companies and one leading vacation rental and property management software company. Since our initial public offering, we have completed 12 additional vacation rental and property management acquisitions, five in 1998 and seven in 1999. These acquisitions contain a total of more than 4,500 vacation rental units, which represents a 44% increase in our initial portfolio of vacation rental condominiums and homes. Through these acquisitions, we expanded our presence into nine new resort markets. We currently manage approximately 15,000 condominiums and homes in 30 premier, geographically and seasonally diverse resort locations throughout the United States and in Canada.

    Most vacationers seeking to rent a condominium or home at a popular destination resort typically have relied on local vacation rental and property management firms to inquire about availability and make reservations. Vacationers made rental choices with limited information and, as a result, faced great uncertainty concerning the quality of their rental. To address this need, we established the ResortQuest brand to provide vacationers with single-source access to quality condominium and home rentals intended to consistently meet their expectations. The ResortQuest brand is designed to ensure that a vacation rental meets customer expectations by providing a standardized basic level of products and services and by consistently categorizing accommodations based on quality, appearance and features. In November 1998, we established a proprietary, five-level rating system that categorizes individual unit accommodations according to specific criteria enabling vacationers to know what to expect from one ResortQuest location to another. The rating categories are Quest Home, Platinum, Gold, Silver and Bronze.

    In order to increase awareness of the ResortQuest brand, we have implemented a multi-faceted national marketing program which targets consumers and the travel trade through high-profile advertising, direct mail, e-mail marketing, public relations, promotional programs and the Internet. In January 1999, we launched RESORTQUEST.COM, one of the most comprehensive web sites in the vacation industry based on its breadth of locations, property information and functionality. RESORTQUEST.COM allows consumers to search through all of our vacation condominium and home rentals, access detailed property information including photographs and floor plans, obtain local market information, as well as information about special offers and promotions. The site also features a real-time, on-line booking system which allows vacationers to check availability and make reservations directly on-line. Since the inception of RESORTQUEST.COM, monthly site hits have increased from 500,000 in January 1999 to over 8 million in March 1999, generating approximately $2 million of on-line bookings during the first quarter of 1999. In addition, for customers interested in buying or selling a vacation home, RESORTQUEST.COM provides multiple location real estate listings for condominiums and homes located in 15 of our resort locations.

    Over the next few months, we plan to launch a number of important web site related initiatives, including:

    - virtual tours including interior and exterior views of a representative sample of our condominium and home rental properties;

    - search engine enhancements that will allow simultaneous searches across multiple resort locations; and

    - improved booking features.

    We are aggressively marketing our web site with a comprehensive, national campaign which includes print advertising in high-profile publications, including USA TODAY, CONDE NAST TRAVELER, TRAVEL & LEISURE and leading travel trade journals. We are also promoting our web site through Internet banner advertising and targeted links, e-mail marketing campaigns and direct mail programs. We expect Internet sales to account for a significant portion of our revenues over the next few years.

    Our primary source of revenue is property rental fees, which are charged to the property owners as a percentage of the vacationer's total rental rate. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates depending on the market, the type of services provided to the property owner, the type of rental unit managed and which party bears responsibility for operating expenses. We believe that our national brand and superior management services, which are designed to enhance rental income for property owners, will provide us with a competitive advantage in attracting additional high quality condominiums and homes in our markets.

                                 OUR STRATEGIES

BUSINESS STRATEGY

    The vacation rental and property management industry is highly fragmented, with an estimated 3,000 vacation rental and property management companies in the United States. We believe this fragmented market presents a significant opportunity for a well-capitalized company offering a branded, national network of high quality vacation condominiums and homes with superior levels of customer service. Our objective is to enhance our position as a leading provider of premier destination resort condominium and home rentals by pursuing the following elements of our business strategy:

    - CONTINUE TO BUILD THE RESORTQUEST BRAND. We have established the only national brand in the fragmented vacation rental industry and continue to provide vacationers with high quality condominium and home rentals. The ResortQuest brand is designed to ensure that a vacation rental meets customer expectations by providing a basic, standardized level of products and services and by consistently categorizing accommodations based on quality, appearance and amenities.

    - CAPITALIZE ON TECHNOLOGY. We believe that investment in technology, especially that related to the Internet, will be critical in building our national brand, increasing revenue, reducing costs and managing vacationer, owner, employee and investor expectations. Our commitment to technology is evidenced by (1) RESORTQUEST.COM, our comprehensive web site which enables consumers to search through our vacation rentals, to check availability and to make reservations on-line, and (2) First Resort Software, one of our operating companies, which is a leading provider of integrated software for the vacation rental and property management industry.

    - OFFER VACATIONERS SUPERIOR CUSTOMER SERVICE. We believe that maintaining superior levels of customer service is critical to developing a reputation for high quality vacation rentals and for attracting new customers. By offering the convenience and accommodations of a condominium or home while providing many of the amenities and services of a hotel, such as convenient check-in and check-out, frequent housekeeping and cleaning and concierge-type services, we believe we will continue to strengthen the loyalty of our existing customers and attract new vacationers into the vacation condominium and home rental market.

    - ENHANCE VALUE FOR PROPERTY OWNERS. We provide property owners with superior management services by combining local management expertise with the marketing power and resources of a leading brand, which work to increase rental income through increased occupancy and rental rates.

    - CAPITALIZE ON THE EXPERIENCE OF SENIOR MANAGEMENT. Our senior management team has a proven track record of building and operating successful brands, and the breadth of experience necessary to execute our business plan effectively. Our senior management team, led by David C. Sullivan, Chairman and Chief Executive Officer, averages 23 years of lodging related experience.

    - LEVERAGE LOCAL RELATIONSHIPS AND EXPERTISE. Our local management teams have a valuable understanding of their respective markets and businesses and have developed strong local relationships. Accordingly, our decentralized management strategy is designed to allow local managers to leverage their market knowledge and expertise to provide superior customer service to both property owners and vacationers.

GROWTH STRATEGY

    We believe we can achieve significant growth both internally and through an active acquisition program.

    INTERNAL GROWTH. The primary elements of our internal growth strategy include:

    - FULLY IMPLEMENT OUR NATIONAL MARKETING STRATEGY. We have implemented a multi-faceted national marketing program designed to increase vacationer awareness of the ResortQuest brand, while promoting the unique characteristics of our individual resorts. This comprehensive marketing program targets consumers and the travel trade through various forms of media and is designed to attract new customers as well as cross-sell additional services and locations to existing customers.

    - INCREASE MARKET SHARE WITHIN EXISTING MARKETS. A key element of our growth strategy is to increase our selection of condominiums and homes in order to expand our market share and strengthen the local brands of each of our operating companies. We intend to attract new property owners by achieving high occupancy rates through effective national marketing and cross-selling and by offering additional incentives to property owners, such as QuestClub, our new travel benefits program for owners of properties we manage.

    - EXPAND PROFIT MARGINS. We believe that enhanced efficiency and economies of scale will reduce overall operating costs and allow us to achieve increased margins by spreading operating and corporate overhead costs over a larger revenue base. For example, we have already begun to achieve savings through company-wide contracts for long distance telephone service, credit card fees and insurance.

    - USE ADDITIONAL MARKETING CHANNELS. Given our size and presence in premier destination resorts, we believe we are an attractive partner to travel agents, tour package operators and other travel providers. These relationships should continue to be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons.

    ACQUISITIONS. We continue to pursue an aggressive acquisition program to gain a presence in additional premier destination resort locations as well as to expand our market share in existing resort locations. While we seek to acquire leading companies in each new market we enter, we also plan to pursue tuck-in acquisitions through which we can expand our selection of rental inventory in our existing markets. We believe that we provide acquisition candidates with a number of significant benefits, including:

    - affiliation with a national brand;

    - the ability to cross-sell to customers of other vacation rental and property management companies within the ResortQuest network;

    - the ability to increase liquidity as a result of our financial strength as a public company and access to additional sources of capital; and

    - the ability to increase profitability through the centralization of certain administrative functions and other economies of scale.

    At March 31, 1999, assuming we would have successfully completed this offering and closed our pending placement of $50 million of senior secured notes, we would have held approximately $59.1 million of cash and cash equivalents and had $55 million of borrowing capacity under our current credit facility, subject to the satisfaction of certain covenants, available to fund our future acquisitions.

                            OUR RECENT DEVELOPMENTS

    Since closing our initial public offering on May 26, 1998, we have:

    - completed 12 additional acquisitions, which added approximately 4,500 vacation rental condominiums and homes, located in three existing markets and nine new resort markets;

    - launched a comprehensive web site, RESORTQUEST.COM, which includes a fully integrated on-line reservation and booking system;

    - established national product and service standards, including a five-level rating system that categorizes individual unit accommodations according to specific criteria;

    - increased the borrowing capacity available under our credit facility from $30 million to $55 million; and

    - commenced a placement of $50 million of senior secured notes to a limited number of institutional investors, which is expected to close by June 1, 1999.

                                  THE OFFERING

    The following information about shares of common stock outstanding is as of May 20, 1999. It does not include 2,615,856 shares of common stock reserved for issuance under our incentive plan, of which 1,892,101 shares are subject to outstanding options.

Common stock offered:

    By ResortQuest...........................  2,000,000 shares

    By selling stockholders..................  2,000,000 shares
    Total....................................  4,000,000 shares
Common stock outstanding after this            19,439,040 shares
  offering...................................

Use of proceeds by ResortQuest...............  To make strategic acquisitions in additional premier destination resort locations as well
                                               as to increase our market share in existing
                                               resort locations, and for working capital and
                                               general corporate purposes.

New York Stock Exchange symbol...............  "RZT"

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    On May 26, 1998, we consummated our initial public offering and completed the simultaneous acquisition of 13 founding companies. The following consolidated statements of pro forma income present data for ResortQuest, excluding income from discontinued operations, as adjusted for:

    - the effects of our acquisition of the 13 founding companies as if they had occurred on January 1, 1998;

    - the effects of our acquisition of Abbott Realty Services, Inc., commonly referred to as Abbott Resorts, as if it had occurred on January 1, 1998;

    - the effects of certain reductions in salary, bonuses and benefits derived from contractual agreements which establish the compensation of the former owners and certain key employees of the 13 founding companies, Abbott Resorts and our three acquisitions accounted for as poolings of interests as if they had occurred on January 1, 1998;

    - the effects of an assumed comparable corporate expense for each of the four quarters ended December 31, 1998, based on actual corporate expense incurred for the three months ended March 31, 1999;

    - the effects of goodwill amortization, which is principally not deductible for income tax purposes, recorded as a result of the acquisitions of the 13 founding companies and Abbott Resorts;

    - the effects of the provision for federal and state income taxes relating to converting certain operations to C Corporation status and the tax impact of pro forma adjustments;

    - the effects of additional revenue that we would have realized related to certain property management contracts with affiliates of the 13 founding companies and Abbott Resorts, based on contractual rates that were not reflective of market conditions; and

    - the effects of excluding certain depreciation and interest expense related to certain assets and liabilities not acquired from the 13 founding companies and Abbott Resorts.

    Our shares used in computing pro forma net income per share include:

    - 6,119,656 shares issued to owners of the 13 founding companies;

    - 3,134,630 shares issued to our management and founders;

    - 6,670,000 shares sold in the initial public offering necessary to pay the cash portion of the consideration for the 13 founding companies, to repay debt assumed in the acquisition of the 13 founding companies, to pay the underwriting discount and other expenses of the initial public offering and to provide additional working capital;

    - 392,780 shares used in the purchase of our three acquisitions accounted for as poolings of interests;

    - 757,040 shares used in the purchase of Abbott Resorts;

    - the weighted average effect of issuing 315,539 shares used in the purchase of our remaining acquisitions; and

    - the dilutive effect of options outstanding in calculating diluted pro forma net income per share.

    The as adjusted balance sheet data reflect the application of the net proceeds from our sale of 2,000,000 shares of common stock in this offering at an assumed offering price of $14.69 per share and the application of the net proceeds from our pending placement of $50 million of senior secured notes, expected to close by June 1, 1999.

    You should read this information together with the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                         THREE MONTHS ENDED
                                                                   YEAR ENDED      ------------------------------
                                                                DECEMBER 31, 1998  MARCH 31, 1998  MARCH 31, 1999
                                                                -----------------  --------------  --------------
CONSOLIDATED STATEMENTS OF PRO FORMA INCOME (UNAUDITED):
Revenues:
  Property management fees....................................    $      52,942     $     16,437    $     18,364
  Service fees................................................           25,852            6,098           7,717
  Other.......................................................           21,957            4,292           5,528
                                                                -----------------  --------------  --------------
                                                                        100,751           26,827          31,609
Direct operating expenses.....................................           52,290           12,435          14,427
General and administrative expenses...........................           29,779            7,282           8,966
Depreciation and amortization.................................            5,746            1,401           1,558
                                                                -----------------  --------------  --------------
Operating income..............................................           12,936            5,709           6,658
Interest and other expense, net...............................            2,082              592             647
                                                                -----------------  --------------  --------------
Income before income taxes....................................           10,854            5,117           6,011
Provision for income taxes....................................            5,457            2,278           2,682
                                                                -----------------  --------------  --------------
Net income....................................................    $       5,397     $      2,839    $      3,329
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Basic net income per share....................................    $        0.32     $       0.17    $       0.19
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Shares used in computing basic pro forma net income per
  share.......................................................       17,075,661       17,074,106      17,353,989
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Diluted net income per share..................................    $        0.31     $       0.17    $       0.19
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Shares used in computing diluted pro forma net income per
  share.......................................................       17,215,082       17,074,106      17,786,211
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------

                                                                                 AS OF
                                                                             MARCH 31, 1999
                                                                         ----------------------
                                                                          ACTUAL    AS ADJUSTED
                                                                         ---------  -----------
BALANCE SHEET DATA (UNAUDITED):
Working capital (deficit) surplus......................................  $  (4,868)  $  23,665
Total assets...........................................................    216,239     245,672
Long-term debt, net of current maturities..............................     49,214      51,214
Stockholders' equity...................................................    114,261     141,694

                                  RISK FACTORS

    A PURCHASE OF OUR SHARES INVOLVES RISKS. WE LIST BELOW SOME RISKS THAT COULD HARM OUR BUSINESS, FINANCIAL CONDITIONS, OPERATING RESULTS AND STOCK PRICE. OTHER RISKS THAT WE CANNOT NOW FORESEE MIGHT ALSO HURT US. YOU SHOULD CAREFULLY CONSIDER THESE FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS IN EVALUATING RESORTQUEST AND DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

OUR REPORTED PRO FORMA FINANCIAL RESULTS MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE BECAUSE THEY COVER A PERIOD DURING WHICH OUR OPERATING COMPANIES CONDUCTED BUSINESS AS INDEPENDENT ENTITIES.

    Prior to the time we completed our acquisition of our operating companies, each company operated as a separate, privately-held entity. For financial reporting, we currently rely on the existing reporting systems of each of these operating companies. The pro forma financial information of the 13 founding companies and subsequent acquisitions cover periods when these companies and ResortQuest were not under common control or management. Consequently, they may not be indicative of our future financial or operating results.

WE MAY NOT BE ABLE TO INTEGRATE SUCCESSFULLY ANY FUTURE ACQUISITION.

    We assembled our senior management group in connection with the initial public offering. We cannot assure you that our management group will be able to continue to manage effectively the combined entity or implement effectively our operating and growth strategies. If we are unable to integrate successfully the existing operating companies and future acquisitions, it would have a material adverse effect on our business and financial results and make it unlikely that our acquisition program will continue to be successful.

    Our operating companies offer a variety of different services to property owners and vacationers, apply different sales and marketing techniques to attract new customers, use different fee structures and target different customer segments. In addition, almost all of our operating companies operate in different geographic markets with varying levels of competition, development plans and local market dynamics. These differences increase the risk inherent in successfully completing the integration of our operating companies.

WE MAY NOT BE ABLE TO COMPLETE SUCCESSFULLY OUR PLANNED EXPANSION.

    We intend to continue to expand the markets we serve and increase the number of properties we manage, in part, through the acquisition of additional vacation rental and property management companies. We cannot assure you that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into our existing operations without substantial costs, delays or other operational or financial problems. It is possible that competition may increase for companies we might seek to acquire. In such event, there may be fewer acquisition opportunities available to us, as well as higher acquisition prices.

    Acquisitions also involve a number of special risks which could have a material adverse effect on our business and financial results. These risks include the following:

    - failure of acquired companies to achieve expected financial results;

    - diversion of management's attention;

    - failure to retain key personnel;

    - amortization of acquired intangible assets; and

    - increased potential for customer dissatisfaction or performance problems at a single acquired company to affect adversely our reputation and brand name.

    We may also seek international acquisitions that may be subject to additional risks associated with doing business in such countries. We continually review various strategic acquisition opportunities and have held discussions with a number of such acquisition candidates.

WE MAY NOT BE ABLE TO CLOSE ON PENDING FINANCINGS OR TO FINANCE FUTURE
  ACQUISITIONS.

    We have commenced a placement of $50 million of senior secured notes to a limited number of institutional investors. The proceeds will be used to repay our credit facility. It is anticipated that the private placement will close on June 1, 1999, however, there can be no assurance that the closing will occur. If the private placement does not close, the proceeds of this offering will be used to repay our credit facility and less cash will be available for future acquisitions.

    We intend to use shares of our common stock to finance a portion of the consideration for future acquisitions. If our common stock does not maintain a sufficient market value, or the owners of businesses we may seek to acquire are otherwise unwilling to accept shares of common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources in order to implement our acquisition strategy. If we have insufficient cash resources, our growth could be limited unless we are able to obtain additional funds through debt or equity financings. Our ability to obtain debt financing may be constrained by existing or future loan covenants, the satisfaction of which may be dependent upon our ability to raise additional equity capital through either offerings for cash or the issuance of stock as consideration for acquisitions. We cannot assure you that our cash resources will be sufficient, or that other financing will be available on terms we find acceptable. If we are unable to obtain financing sufficient for all of our desired acquisitions, we may be unable to implement fully our acquisition strategy.

OUR BUSINESS MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO MANAGE OUR GROWTH
  EFFECTIVELY.

    We plan to continue to grow internally and through acquisitions. We will expend significant time and effort in expanding the existing operating companies and in identifying, completing and integrating acquisitions. We cannot assure you that our systems, procedures and controls will be adequate to support our operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new managers and executives. We cannot assure you that we will be able to identify and retain such additional management. If we are unable to manage our growth efficiently and effectively, or we are unable to attract and retain additional qualified management, it could have a material adverse effect on our business and financial results.

OUR BUSINESS AND FINANCIAL RESULTS DEPEND UPON FACTORS THAT AFFECT THE VACATION RENTAL AND PROPERTY MANAGEMENT INDUSTRY.

    Our business and financial results are dependent upon various factors affecting the vacation rental and property management industry. Factors such as the following could have a negative impact on our business and financial results:

    - reduction in the demand for vacation properties, particularly for beach, island and mountain resort properties;

    - adverse changes in travel and vacation patterns;

    - adverse changes in the tax treatment of second homes;

    - a downturn in the leisure and tourism industry;

    - an interruption of airline service;

    - increases in gasoline or airfare prices; and

    - adverse weather conditions or natural disasters, such as hurricanes, tidal waves or tornadoes.

OUR OPERATING RESULTS ARE HIGHLY SEASONAL.

    Our business is highly seasonal. The financial results of each of our operating companies have been subject to quarterly fluctuations caused primarily by the combination of seasonal variations and when revenue is recognized in the vacation rental and property management industry. Peak seasons for our operating companies depend upon whether the resort is primarily a summer or winter destination. During 1998, we derived approximately 26.6% of our pro forma revenues and 44.1% of our pro forma operating income in the first quarter and 28.8% of our pro forma revenues and 40.5% of our pro forma operating income in the third quarter. Although the seasonality of our financial results may be partially mitigated by the geographic diversity of the existing operating companies and any future acquisitions, we expect a significant seasonal factor with respect to our financial results to continue.

    Our quarterly financial results may also be subject to fluctuations as a result of the timing and cost of acquisitions, the timing of real estate sales, changes in relationships with travel providers, extreme weather conditions or other factors affecting leisure travel and the vacation rental and property management industry. Unexpected variations in our quarterly financial results could adversely affect the price of our common stock which in turn could adversely affect our proposed acquisition strategy.

OUR BUSINESS DEPENDS UPON THE EFFORTS OF THIRD PARTIES TO MAINTAIN RESORT FACILITIES AND TO MARKET OUR HAWAIIAN PROPERTIES.

    We manage properties that are generally located in destination resorts which depend upon third parties to maintain resort amenities such as golf courses and chair lifts. The failure of third parties to continue to maintain resort amenities could have a material adverse effect on the rental value of our properties and, consequently, on our business and financial results.

    We also depend on travel agents, package tour providers and wholesalers for a substantial portion of our revenues. During 1998, we derived approximately 17.0% of our consolidated pro forma revenues from sales made through travel intermediaries. Failure of travel intermediaries to continue to recommend or package our vacation properties could result in a material adverse effect on our business and financial results.

OUR BUSINESS COULD BE HARMED IF THE MARKET FOR LEISURE AND VACATION TRAVEL DOES NOT CONTINUE TO GROW.

    Although travel and tourism expenditures in the United States grew at a compounded annual rate of 6.1% between 1987 and 1997, there have been years in which spending has declined. We cannot assure you that we or the total market for vacation property rentals will continue to experience growth. Factors affecting our ability to continue to experience internal growth include our ability to:

    - maintain existing relationships with property owners;

    - expand the number of properties under management;

    - increase rental rates and cross-sell among our operating companies; and

    - sustain continued demand for our rental inventory.

OUR OPERATIONS ARE CONCENTRATED IN THREE GEOGRAPHIC AREAS.

    We manage properties that are significantly concentrated in beach and island resorts located in Florida and Hawaii and mountain resorts located in Colorado and Utah. The following table sets forth the December 31, 1998 consolidated pro forma revenues and percentage of total pro forma revenues derived from each region (dollars in thousands).

                                                                      CONSOLIDATED
                                                                       PRO FORMA    % OF TOTAL
REGION                                                                  REVENUES     REVENUES
--------------------------------------------------------------------  ------------  -----------
Florida.............................................................   $   38,318        38.0%
Hawaii..............................................................       21,874         21.7
Colorado and Utah...................................................       14,164         14.1
Other(1)............................................................       26,395         26.2
                                                                      ------------  -----------
      Total.........................................................   $  100,751       100.0%
                                                                      ------------  -----------
                                                                      ------------  -----------

------------------------

(1) Includes revenues of First Resort Software.

    Adverse events or conditions which affect these areas in particular, such as economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters, would have a more significant adverse effect on our operations, than if our operations were more geographically diverse.

OUR BUSINESS DEPENDS ON ATTRACTING AND RETAINING HIGHLY CAPABLE MANAGEMENT AND EMPLOYEES.

    Our business substantially depends on the efforts and relationships of David
C. Sullivan, Chairman and Chief Executive Officer, the other executive officers of ResortQuest and the senior management of our operating companies. Furthermore, we will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role, or if we are unable to attract and retain other qualified employees, it could have a material adverse effect on our business and financial results. Although we have entered into employment agreements with each of our executive officers and the majority of the managers of our operating companies, we cannot assure you that any of these individuals will continue in his or her present capacity for any particular period of time.

POTENTIAL CHANGES IN REQUIRED ACCOUNTING METHODOLOGY COULD NEGATIVELY IMPACT OUR FUTURE REPORTED FINANCIAL RESULTS.

    In April 1999, the Financial Accounting Standards Board preliminarily agreed to eliminate the use of the pooling of interests method of accounting for business combinations. Additionally, the Financial Accounting Standards Board is considering substantially reducing the amortization period for goodwill. We expect that these changes in accounting treatment will apply to any acquisition closed after January 1, 2001. The Financial Accounting Standards Board expects to issue an Exposure Draft in the third quarter of 1999, with a final standard issued in the fourth quarter of 2000, effective January 1, 2001. Both of these positions, when issued, could have an adverse effect on our ability to make future acquisitions and could have a material negative effect on our future financial results which, in turn, could have a material adverse effect on the market price of our common stock.

THE SUBSTANTIAL AMOUNT OF GOODWILL RESULTING FROM OUR ACQUISITIONS COULD ADVERSELY AFFECT OUR FINANCIAL AND OPERATING RESULTS.

    Approximately $150.3 million or 69.5% of our total assets at March 31, 1999 is net goodwill, which represents the excess of what we paid over the estimated fair market value of the net assets we acquired in business combinations accounted for as purchases. We amortize goodwill on a straight-line basis over a period of 40 years, except for First Resort Software, whose goodwill is being amortized over 15 years. The amount of goodwill amortized in a particular period constitutes a non-cash expense that reduces our net income.

    Amortization of goodwill resulting from substantially all of our past acquisitions, and additional goodwill recorded in certain future acquisitions, may not be deductible for tax purposes. In addition, we periodically evaluate the recoverability of goodwill by reviewing the anticipated undiscounted future cash flows from operations and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, we would be required to write down the carrying value of the goodwill and incur a related charge to our income. A reduction in net income resulting from a write-down of goodwill would currently affect our financial results and could have a material adverse impact upon the market price of our common stock.

IF VACATION RENTAL PROPERTY OWNERS DO NOT RENEW A SIGNIFICANT NUMBER OF PROPERTY MANAGEMENT CONTRACTS OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

    We provide rental and property management services to property owners pursuant to management contracts which generally have one year terms. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. If property owners do not renew a significant number of management contracts or we are unable to attract additional property owners, it would have a material adverse effect on our business and financial results. In addition, although most of our contracts are exclusive, industry standards in certain geographic markets dictate that rental services be provided on a non-exclusive basis. Less than 1% of our revenues for 1998 on a consolidated pro forma basis were derived from rental services provided on a non-exclusive basis. We are unable to determine the percentage of the national rental services market that is provided on a non-exclusive basis.

IF HOMEOWNERS' ASSOCIATIONS TERMINATE MANAGEMENT AGREEMENTS, WE COULD LOSE SOME OF OUR COMPETITIVE ADVANTAGE IN THESE MARKETS.

    We currently provide management services at numerous condominium developments pursuant to contracts with the homeowners' associations. We frequently provide rental management services for a significant percentage of the condominiums within these developments. Providing management services for homeowners' associations frequently leads the associations to request that we manage and control the front desk operations, laundry facilities and other related services of the condominium developments. Controlling these services often gives us a competitive advantage over other vacation rental and property management companies in retaining the condominiums we currently manage and in attracting new property owners.

    We cannot assure you that a homeowners' association will not terminate its management agreement with us. If a homeowners' association terminates a management agreement, we could lose control or management of the front desk and related services in that condominium development, thereby eliminating our competitive advantage in that development. If a number of terminations occur, it could have a material adverse effect on our business and financial results.

WE MAY BE NEGATIVELY AFFECTED BY THE YEAR 2000 PROBLEM.

    The vacation property management industry uses complex software. The potential impact upon our business of Year 2000 issues is greatest in the areas of property management systems, telecommunications and financial accounting and reporting. We are in the process of evaluating these various components of our operating environment and embedded technology. We expect to complete the analysis and implement any corrective measures by mid-1999.

    Although we believe that the consequences of the Year 2000 issues upon our results of operations will not be material, we will have contingency plans in place designed to mitigate the impact of Year 2000 issues. All contingency plans are expected to be developed, tested and implemented by the end of the third quarter of 1999.

    If we should fail to identify or fix all such issues in our operations, or if we are affected by the inability of a sole-source supplier or a major customer to continue operations due to such a problem, our operations could be adversely affected.

COMPETITION COULD RENDER OUR SERVICES UNCOMPETITIVE.

    The vacation rental and property management industry is highly competitive and has low barriers to entry. The industry has two distinct customer groups: vacation property renters and vacation property owners. We compete for vacationers and property owners primarily with local vacation rental and property management companies located in our markets. Some of these competitors are affiliated with the owners or operators of resorts where these competitors provide their services. Certain of these competitors may have lower cost structures and may provide their services at lower rates.

    We also compete for vacationers with large hotel and resort companies. Many of these competitors are large companies that have greater financial resources than we do, enabling them to finance acquisition and development opportunities, pay higher prices for the same opportunities or develop and support their own operations. In addition, many of these companies can offer vacationers services not provided by vacation rental and property management companies, and they may have greater name recognition among vacationers. If such companies chose to compete in the vacation rental and property management industry, they would constitute formidable competition for our business. Such competition could cause us to lose management contracts, increase expenses or reduce management fees which could have a material adverse effect on our business and financial results.

EXISTING MANAGEMENT, DIRECTORS AND THEIR AFFILIATES OWN ENOUGH SHARES TO EXERCISE SUBSTANTIAL INFLUENCE OVER MATTERS REQUIRING A VOTE OF STOCKHOLDERS.

    Management, directors and affiliated entities, as of March 31, 1999, owned shares of common stock representing approximately 39% of the total voting power of the common stock. They would own approximately 41% of the voting power of the common stock if all shares of voting-restricted common stock, which are entitled to one-half vote per share, were converted into unrestricted common stock. These persons, if acting together, will likely be able to exercise substantial influence over our affairs, to elect all of the directors and to control the disposition of any matter submitted to a vote of stockholders.

ANY ADVERSE CHANGE IN THE REAL ESTATE MARKET COULD ADVERSELY AFFECT OUR FINANCIAL AND OPERATING RESULTS.

    We derived approximately 11% of our consolidated pro forma revenues for 1998 from net real estate brokerage commissions. Any factors which adversely affect real estate sales, such as a downturn in general economic conditions or changes in interest rates, the tax treatment of second homes or property values, could have a material adverse effect on our business and financial results.

WE ARE SUBJECT TO GOVERNMENTAL REGULATION OF THE VACATION RENTAL AND PROPERTY MANAGEMENT INDUSTRY.

    Our operations are subject to various federal, state, local and foreign laws and regulations, including licensing requirements applicable to real estate operations and the sale of alcoholic beverages, laws and regulations relating to consumer protection and local ordinances. Many states have adopted specific laws and regulations which regulate our activities, such as:

    - anti-fraud laws;

    - real estate and travel services
      provider license requirements;

    - environmental laws;

    - telemarketing laws;

    - labor laws; and

    - the Fair Housing Act.

    We believe that we are in material compliance with all federal, state, local and foreign laws and regulations to which we are currently subject. However, we cannot assure you that the cost of qualifying under applicable regulations in all jurisdictions in which we desire to conduct business will not be significant or that we are actually in compliance with all applicable federal, state, local and foreign laws and regulations. Compliance with or violation of any current or future laws or regulations could require us to make material expenditures or otherwise have a material adverse effect on our business and financial results.

TRANSACTIONS BETWEEN OUR OPERATING COMPANIES AND THEIR AFFILIATES MAY RESULT IN CONFLICTS OF INTEREST.

    Several lease agreements, management contracts and other agreements with stockholders of our operating companies and entities controlled by them continued after the closing of the acquisitions of our operating companies. We have also entered into certain similar agreements that became effective upon such acquisitions. In addition, we may enter into similar agreements in the future. Other than a loan agreement with the former principal stockholder of Aston Hotels & Resorts, a founding company, we believe existing agreements with related persons are, and that all future agreements will be, on terms no less favorable to us than we could obtain from unrelated third parties. Conflicts of interests may arise between us and these related persons.

    At March 31, 1999, the former principal stockholder of Aston owed us approximately $4.3 million, either directly or through entities controlled by him, including properties managed by Aston. Of this amount, $4.0 million is fully collateralized by cash or cash equivalents and real estate or by the former principal stockholder's personal guarantee, which guarantee may not exceed $1.0 million.

THE NUMBER OF SHARES AVAILABLE FOR SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

    The market price of our common stock could drop as a result of the sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur.

    We had 17,439,040 shares of our common stock outstanding as of May 20, 1999. The 6,670,000 shares of our common stock sold in the initial public offering are freely tradeable unless held by our affiliates, or subject to contractual transfer restrictions described below. Simultaneous with the closing of the acquisition of the 13 founding companies, the stockholders of the 13 founding companies received 6,119,656 shares, and our management and founders received 3,134,630 shares. These 9,254,286 shares have not been registered under the Securities Act of 1933, and, therefore, may not be sold unless registered under the Securities Act of 1933 or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

    Of the 3,000,000 shares of common stock that we have registered for use as consideration in our future acquisitions, we have issued 1,514,754 shares in connection with the 12 acquisitions which closed since the initial public offering. All of these shares were registered under the Securities Act and 147,374 of these shares are subject to certain contractual transfer restrictions expiring between May 30, 1999 and February 1, 2001. The remaining 1,367,380 registered shares are generally freely tradeable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act.

    ResortQuest stockholders, who include representatives of Alpine Consolidated II, LLC and Capstone Partners, LLC (entities which initially capitalized ResortQuest), former stockholders of the founding companies, directors and management have agreed not to sell, transfer or otherwise dispose of 8,497,282 shares for a period beginning on May 26, 1999 and ending 90 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. Of the 8,497,282 shares, Salomon Smith Barney Inc. has waived the lock-up with respect to 1,962,311 shares to be sold by the selling stockholders in this offering. The remaining 37,689 shares being sold by the selling stockholders were not subject to any lock-up agreements. Upon completion of this offering and expiration of the lock-up agreements, an aggregate of 6,534,971 additional shares will be available for sale to the public upon expiration of any Rule 145 restrictions and subject to any limitations imposed by Rule 144.

OUR STOCK PRICE MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

    The following factors, among others, may cause the market price of our common stock to significantly increase or decrease:

    - variations in our annual or quarterly financial results or the financial results of our competitors;

    - changes by financial research analysts in their estimates of our earnings;

    - our failure to meet financial research analysts' estimates of our earnings;

    - conditions in the general economy, or the vacation and property rental management or leisure and travel industries in particular;

    - unfavorable publicity about us or our industry; and

    - significant price and volume volatility in the stock market in general for reasons unrelated to us.

DELAWARE LAW, OUR CHARTER DOCUMENTS AND STOCKHOLDER RIGHTS PLAN CONTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT.

    We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits us from engaging in a broad range of business combinations with an interested stockholder for a period of three years after such a person first becomes an interested stockholder. Interested stockholders include our affiliates, associates and anyone who owns 15% or more of our outstanding voting stock. The provisions of Section 203 could delay or prevent a change of control of ResortQuest.

    Provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of ResortQuest, even if such change in control would be beneficial to stockholders. The directors are allowed to issue preferred stock without stockholder approval. Such issuances could make it more difficult for a third party to acquire ResortQuest. Our bylaws contain provisions that may have an anti-takeover effect, such as the requirement that we must receive notice of nomination of directors not less than 60 nor more than 90 days prior to the date of the annual meeting.

    On February 25, 1999, our board of directors adopted a stockholder rights plan designed to protect our stockholders in the event of takeover action that would deny them the full value of their investment. Under this plan, a dividend distribution of one right for each share of common stock was declared to holders of record at the close of business on March 15, 1999. The rights will also attach to common stock issued after March 15, 1999. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15% or more of our voting stock, or if a party announces an offer to acquire 15% or more of our voting stock. The rights will expire on March 15, 2009. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $87.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either our stock or shares in an "acquiring entity" at half of market value. We generally will be entitled to redeem the rights at $0.01 per right at any time until the date on which a 15% position in our voting stock is acquired by any person or group.

    The rights plan is designed to prevent the use of coercive and/or abusive takeover techniques and to encourage any potential acquiror to negotiate directly with our board of directors for the benefit of all stockholders. In addition, the rights plan is intended to provide increased assurance that a potential acquiror would pay an appropriate control premium in connection with any acquisition of ResortQuest. Nevertheless, the rights plan could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains statements about activities, events or developments which we expect or anticipate will or may occur in the future, including:

    - business strategies;

    - market potential;

    - acquisitions of assets and businesses;

    - industry trends;

    - financial performance; and

    - other matters.

We also use in this prospectus the words "intend to," "anticipate," "expect," and similar expressions to identify those types of forward-looking statements. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions and analyses we have made in light of our perception of historical trends, current business and economic conditions and expected future developments as well as other factors. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties beyond our control, including:

    - the risk factors discussed in this prospectus;

    - general economic, market or business conditions;

    - changes in laws or regulations;

    - business opportunities, or lack thereof, that may be presented to and pursued by us; and

    - other factors.

Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of the 2,000,000 shares of common stock we offer in this prospectus, assuming an offering price of $14.69 per share, will be approximately $27.4 million after deducting estimated underwriting discounts and commissions and the estimated offering expenses. We expect to use these proceeds primarily for:

    - strategic acquisitions;

    - working capital; and

    - general corporate purposes.

The amounts we actually spend may vary significantly and will depend on a number of factors, including future revenues and the various uncertainties about our business described under "Risk Factors." Accordingly, our management has broad discretion in the allocation of the net proceeds. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing investment-grade securities.

    The net proceeds the selling stockholders will receive from their sale of the 2,000,000 shares of common stock they offer in this prospectus, assuming an offering price of $14.69 per share, will be approximately $27.8 million ($36.2 million if the underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions. We will not receive any proceeds from the sale of shares sold by the selling stockholders.

                          PRICE RANGE OF COMMON STOCK

    Our common stock trades on the New York Stock Exchange under the symbol "RZT." We completed our initial public offering in May 1998 at a price of $11.00 per share. The following table sets forth the high and low sales prices for the common stock for the second, third and fourth quarters of the fiscal year ended December 31, 1998, and for the first and part of the second quarter of the fiscal year ending December 31, 1999.

                                                                         HIGH          LOW
                                                                      -----------  -----------
Fiscal Year Ended December 31, 1998
    Second Quarter (from May 20, 1998)..............................  $   18.7500  $   13.9375
    Third Quarter...................................................      17.1250       8.8125
    Fourth Quarter..................................................      14.7500       6.5000
Fiscal Year Ending December 31, 1999
    First Quarter...................................................      22.9375      13.9375
    Second Quarter (through May 20, 1999)...........................      17.5000      14.5000

    On May 20, 1999, the last reported sales price of the common stock on the NYSE was $14.69 per share. On May 20, 1999, there were 233 holders of record of common stock, although we believe the number of beneficial holders is substantially greater.

                                DIVIDEND POLICY

    We intend to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes, including future acquisitions, and do not anticipate paying any cash dividends on our common stock for the foreseeable future. In addition, our credit facility includes restrictions on our ability to pay dividends without the consent of the lenders.

                             CORPORATE INFORMATION

    Our executive offices are located at 530 Oak Court Drive, Suite 360, Memphis, Tennessee 38117, and our telephone number is (901) 762-0600. Information contained in our web site, RESORTQUEST.COM, is not part of this prospectus. We have filed applications to register each of the following servicemarks in each of the United States, Canada and European Union:
ResortQuest, ResortQuest International, QuestClub, ResortQuest International's star logo and Vacation Rentals From Sand to Snow.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999 on an actual basis and on an as adjusted basis to give effect to the receipt of the net proceeds from our sale of the 2,000,000 shares of common stock we offer in this prospectus at an assumed offering price of $14.69 per share and the receipt of the net proceeds from our pending placement of $50 million of senior secured notes, expected to close by June 1, 1999. You should read this table together with the Consolidated Financial Statements and the related Notes included later in this prospectus.

                                                                                   AS OF MARCH 31, 1999
                                                                         ----------------------------------------
                                                                           ACTUAL     ADJUSTMENTS    AS ADJUSTED
                                                                         ----------  -------------  -------------

                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Current maturities of long-term debt...................................  $      906    $      --     $       906
Long-term debt, less current maturities................................      49,214        2,000          51,214
                                                                         ----------  -------------  -------------
                                                                             50,120        2,000          52,120
                                                                         ----------  -------------  -------------
Stockholders' equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 17,389,645 shares outstanding and 19,389,645 shares outstanding, as adjusted
  (1)..................................................................         174           20             194
Additional paid-in capital.............................................     140,781       27,413         168,194
Excess distributions...................................................     (29,500)          --         (29,500)
Retained earnings......................................................       2,806           --           2,806
                                                                         ----------  -------------  -------------
    Total stockholders' equity.........................................     114,261       27,433         141,694
                                                                         ----------  -------------  -------------
        Total capitalization...........................................  $  164,381    $  29,433     $   193,814
                                                                         ----------  -------------  -------------
                                                                         ----------  -------------  -------------

------------------------

(1) Excludes 1,886,851 shares of common stock issuable upon exercise of outstanding options.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    On May 26, 1998, we consummated our initial public offering and the acquisition of our 13 founding companies. For financial statement presentation purposes, Aston was designated as the "accounting acquiror." We also completed five additional acquisitions in 1998 after the initial public offering and seven additional acquisitions in 1999. The historical consolidated financial statement data include the financial results of Aston and our three acquisitions accounted for as poolings of interests prior to the acquisition of the 13 founding companies and the initial public offering, and include the combined balances and transactions of ResortQuest and the 13 founding companies only since May 26, 1998. The financial results of our remaining nine acquisitions completed since the initial public offering have been reflected since their respective dates of acquisition. The following consolidated statements of pro forma income present certain data for ResortQuest, excluding income from discontinued operations, as adjusted for:

    - the effects of our acquisition of the 13 founding companies as if they had occurred on January 1, 1998;

    - the effects of our acquisition of Abbott Resorts as if it had occurred on January 1, 1998;

    - the effects of certain reductions in salary, bonuses and benefits derived from contractual agreements which establish the compensation of the former owners and certain key employees of the 13 founding companies, Abbott Resorts and our three acquisitions accounted for as poolings of interests as if they had occurred on January 1, 1998;

    - the effects of an assumed comparable corporate expense for each of the four quarters ended December 31, 1998, based on actual corporate expense incurred for the three months ended March 31, 1999;

    - the effects of goodwill amortization, which is principally not deductible for income tax purposes, recorded as a result of the acquisitions of the 13 founding companies and Abbott Resorts;

    - the effects of the provision for federal and state income taxes relating to converting certain operations to C Corporation status and the tax impact of pro forma adjustments;

    - the effects of additional revenue that we would have realized related to certain property management contracts with affiliates of the 13 founding companies and Abbott Resorts, based on contractual rates that were not reflective of market conditions; and

    - the effects of excluding certain depreciation and interest expense related to certain assets and liabilities not acquired from the 13 founding companies and Abbott Resorts.

    Our shares used in computing pro forma net income per share include:

    - 6,119,656 shares issued to owners of the 13 founding companies;

    - 3,134,630 shares issued to our management and founders;

    - 6,670,000 shares sold in the initial public offering necessary to pay the cash portion of the consideration for the 13 founding companies, to repay debt assumed in the acquisition of the 13 founding companies, to pay the underwriting discount and other expenses of the initial public offering and to provide additional working capital;

    - 392,780 shares used in the purchase of our three acquisitions accounted for as poolings of interests;

    - 757,040 shares used in the purchase of Abbott Resorts;

    - the weighted average effect of issuing 315,539 shares used in the purchase of our remaining acquisitions; and

    - the dilutive effect of options outstanding in calculating diluted pro forma net income per share.

    The as adjusted balance sheet data reflect the application of the net proceeds from our sale of 2,000,000 shares of common stock in this offering at an assumed offering price of $14.69 per share and the application of the net proceeds from our pending placement of $50 million of senior secured notes to a limited number of institutional investors, expected to close by June 1, 1999.

    You should read this information together with the Consolidated Financial Statements and the related Notes included elsewhere in this prospectus.

                                                                                                 THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                      MARCH 31,
                                         -----------------------------------------------------  --------------------
                                                      1995       1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------  ---------
                                           1994
                                         ---------
                                         (UNAUDITED)                                                (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENTS OF
  INCOME DATA:
Revenues...............................  $  24,966  $  24,031  $  25,670  $  26,753  $  55,359  $   8,666  $  31,656
Direct operating expenses..............     13,947     12,482     14,860     13,635     31,596      4,411     14,469
General and administrative expenses,
  including depreciation and
  amortization.........................      8,297      8,171      6,840      7,613     18,273      1,729     10,995
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.......................      2,722      3,378      3,970      5,505      5,490      2,526      6,192
Interest and other expense, net........        224        728        342         86        507        233        647
Provision for income taxes.............         --         --         90         90      1,518         28      2,505
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations......  $   2,498  $   2,650  $   3,538  $   5,329  $   3,465  $   2,265  $   3,040
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                   YEAR ENDED       THREE MONTHS ENDED MARCH 31,
                                                                  DECEMBER 31,     ------------------------------
                                                                      1998              1998            1999
                                                                -----------------  --------------  --------------
CONSOLIDATED STATEMENTS OF PRO FORMA INCOME (UNAUDITED):
Revenues:
  Property management fees....................................    $      52,942     $     16,437    $     18,364
  Service fees................................................           25,852            6,098           7,717
  Other.......................................................           21,957            4,292           5,528
                                                                -----------------  --------------  --------------
                                                                        100,751           26,827          31,609
Direct operating expenses.....................................           52,290           12,435          14,427
General and administrative expenses...........................           29,779            7,282           8,966
Depreciation and amortization.................................            5,746            1,401           1,558
                                                                -----------------  --------------  --------------
Operating income..............................................           12,936            5,709           6,658
Interest and other expense, net...............................            2,082              592             647
                                                                -----------------  --------------  --------------
Income before income taxes....................................           10,854            5,117           6,011
Provision for income taxes....................................            5,457            2,278           2,682
                                                                -----------------  --------------  --------------
Net income....................................................    $       5,397     $      2,839    $      3,329
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Basic net income per share....................................    $        0.32     $       0.17    $       0.19
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Shares used in computing basic pro forma net income per
  share.......................................................       17,075,661       17,074,106      17,353,989
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Diluted net income per share..................................    $        0.31     $       0.17    $       0.19
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------
Shares used in computing diluted pro forma net income per
  share.......................................................       17,215,083       17,074,106      17,786,211
                                                                -----------------  --------------  --------------
                                                                -----------------  --------------  --------------

                                                      AS OF DECEMBER 31,                     AS OF MARCH 31, 1999
                                     -----------------------------------------------------  ----------------------
                                       1994       1995       1996       1997       1998      ACTUAL    AS ADJUSTED
                                     ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit) surplus..  $  (4,076) $  (3,384) $  (1,940) $  (4,579) $  (2,080) $  (4,868)  $  23,665
Total assets.......................     10,873     15,760     16,658     19,072    188,219    216,239     245,672
Long-term debt, net of current
  maturities.......................      2,582      2,378      3,060      4,122     38,098     49,214      51,214
Stockholders' (deficit) equity.....       (195)       268        (54)      (397)   106,855    114,261     141,694

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ResortQuest was founded in September 1997 but conducted no operations and generated no revenues prior to our initial public offering in May 1998, when we simultaneously acquired the 13 founding companies, consisting of 12 vacation rental and property management companies and one software company. Since May 1998, we have completed 12 additional vacation rental and property management acquisitions, five in 1998 and seven in 1999. The additional 1998 acquisitions included approximately 3,000 vacation rental condominiums and homes under management, located in two existing markets and three new markets. These acquisitions cost $45.0 million and were financed through a combination of stock and cash. The seven additional 1999 acquisitions included approximately 1,600 vacation rental condominiums and homes under management, located in one existing market and six new markets. The 1999 acquisitions cost $24.2 million and were financed through a combination of stock and cash. We now manage approximately 15,000 condominiums and homes throughout the United States and in Canada at 30 premier destination resort locations. In addition, 11 of our operating companies offer real estate brokerage services. First Resort Software is a leading provider of integrated management services and reservations and accounting software for the vacation rental and property management industry.

    Our revenues are derived primarily from property rental fees on vacation condominium and home rentals, and service fees from additional services provided to vacationers and property owners. We receive property rental fees when the properties are rented, which are generally a percentage of the rental price of the vacation property. Rental fees range from approximately 3% to over 40% based on:

    - the market;

    - the type of services provided to the property owner;

    - the type of rental unit managed; and

    - which party bears responsibility for operating expenses.

Our revenues are recognized based on our proportionate share of the total rental price of the vacation condominium or home, and are recognized ratably over the rental period.

    Direct operating expenses include direct compensation, telecommunication expenses, housekeeping supplies, printing, marketing and food & beverage costs. Compensation includes salary, wages, bonus and benefits for employees involved with the rental or maintenance of the rental units, housekeeping, reservations, marketing and the food & beverage facilities. Telecommunication costs result primarily from the cost of toll-free numbers, as well as the cost of telephone service we provide to property owners in certain markets. General and administrative expenses consist primarily of salary, wages, bonus and benefits for senior management, general managers and other non-operational personnel, fees for professional services, rent and other general office expenses.

    Before we acquired our operating companies, they operated as independent, privately-owned entities, and their results of operations reflect varying tax structures, including some S Corporations and some C Corporations, which have influenced the historical level of owners' compensation. Our operating companies' owners and key employees agreed to certain, and in some cases substantial, reductions in their salary, bonus and benefits in connection with our acquisitions of the operating companies.

    In July 1996, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 97 relating to business combinations immediately prior to an initial public offering. Staff Accounting

Bulletin No. 97 requires that these combinations be accounted for using the purchase method of acquisition accounting. Under the purchase method, one of the combining companies must be designated as the accounting acquiror. Aston was identified as the accounting acquiror for financial statement presentation purposes and therefore Aston's financial statements were carried over at historical basis. For the remaining founding companies, $72.7 million, representing the excess of the fair value of the merger consideration received over the fair value of the net assets acquired, was recorded as "goodwill" on our balance sheet. In addition, goodwill of $25.5 million was recorded and attributed to the voting-restricted common stock issued to our management and consultants. Additionally, we recorded additional goodwill of $33.8 million in conjunction with the five additional acquisitions completed in 1998 and $21.1 million in conjunction with the seven additional acquisitions completed during the three months ended March 31, 1999. Goodwill is being amortized as a non-cash charge to the income statement over a 40-year period other than the goodwill associated with the acquisition of First Resort Software, which is being amortized over a 15-year period. We recognized $1.8 million of goodwill amortization in 1998 and $977,000 for the three months ended March 31, 1999. In addition, the $29.5 million paid to the owners of Aston in conjunction with the acquisition of the founding companies has been reflected as excess distributions in the Consolidated Statements of Changes in Stockholders' Equity.

RESULTS OF CONTINUING OPERATIONS--ACTUAL

    Our historical consolidated financial information for periods prior to the initial public offering include the operating results of Aston, which was identified as the accounting acquiror for financial reporting purposes, and the historical results of our three acquisitions accounted for under the pooling of interests method. Since May 26, 1998, the historical consolidated financial information include the combined balances and transactions of ResortQuest, our 13 founding companies and our acquisitions completed from their respective dates of acquisition. Comparability of historical results of operations for the periods presented may be misleading and are not necessarily indicative of future results of the combined operations.

    The following table sets forth our actual consolidated results of operations for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999.

                                                                YEARS ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------------------------------
(dollars in thousands)                  1996                              1997                              1998

                           -------------------------------  ---------------------------------  -------------------------------
Revenues.................  $  25,670      100.0  %           $  26,753       100.0  %          $  55,359      100.0  %
Direct operating
  expenses...............     14,860       57.9                 13,635        51.0                31,596       57.1
General and
  administrative
  expenses...............      6,415       25.0                  7,092        26.5                15,125       27.3
Depreciation and
  amortization...........        425        1.6                    521         1.9                 3,148        5.6
                           ---------               -------  -----------               -------  ---------               -------
Operating income.........  $   3,970       15.5  %           $   5,505        20.6  %          $   5,490       10.0  %
                           ---------               -------  -----------               -------  ---------               -------
                           ---------               -------  -----------               -------  ---------               -------

                                              THREE MONTHS ENDED MARCH 31,
                           ------------------------------------------------------------------
(dollars in thousands)                  1998                              1999
                           -------------------------------  ---------------------------------
                                                      (UNAUDITED)
Revenues.................  $   8,666      100.0  %           $  31,656       100.0  %
Direct operating
  expenses...............      4,411       50.9                 14,469        45.7
General and
  administrative
  expenses...............      1,614       18.6                  9,437        29.8
Depreciation and
  amortization...........        115        1.4                  1,558         4.9
                           ---------               -------  -----------               -------
Operating income.........  $   2,526       29.1  %           $   6,192        19.6  %
                           ---------               -------  -----------               -------
                           ---------               -------  -----------               -------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
  1998--ACTUAL

    REVENUES. Revenues increased $23.0 million, or 265.3%, from $8.7 million in 1998 to $31.7 million in 1999, which was primarily due to the revenue impact of our acquisition of the 13 founding companies and our additional acquisitions completed since our initial public offering. For the three months ended March 31, 1999, revenues from our acquisitions for the Hawaii, Mountain, Beach, Desert and Other segments were $489,000, $10.6 million, $9.7 million, $1.3 million and $867,000, respectively.

    DIRECT OPERATING EXPENSES. Direct operating expenses increased $10.1 million, or 228.0%, from $4.4 million in 1998 to $14.5 million in 1999, which was primarily due to the expense impact of our acquisition of the 13 founding companies and our additional acquisitions completed since our initial public offering. As a percentage of revenues, direct operating expenses decreased from 50.9% in 1998 to 45.7% in 1999. For the three months ended March 31, 1999, direct operating expenses from our acquisitions for the Hawaii, Mountain, Beach, Desert and Other segments were $162,000, $4.3 million, $5.9 million, $63,000 and $466,000, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, including depreciation and amortization, increased $9.3 million, or 535.9%, from $1.7 million in 1998 to $11.0 million in 1999, which was primarily due to the expense impact of our acquisition of the 13 founding companies, our additional acquisitions completed since our initial public offering and incremental public-company expenses. Depreciation and amortization expense increased primarily due to goodwill amortization arising from our acquisitions. As a percentage of revenues, general and administrative expenses increased from 18.6% in 1998 to 29.8% in 1999. For the three months ended March 31, 1999, general and administrative expenses, including depreciation and amortization, from our acquisitions for the Hawaii, Mountain, Beach, Desert and Other segments were $101,000, $1.3 million, $4.3 million, $463,000 and $2.7 million, respectively.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER
  31, 1997--ACTUAL

    REVENUES. Revenues increased $28.6 million, or 106.9%, from $26.8 million in 1997 to $55.4 million in 1998, primarily due to the revenue impact of our acquisition of the 13 founding companies and our five additional acquisitions completed in 1998. Revenues for 1998 related to Aston and our acquisitions accounted for as poolings of interests were relatively flat as compared to the prior year despite the continued pressures, related to Aston, from the troubled Asian inbound market. Revenues from our additional acquisitions completed in 1998 for the Hawaii, Mountain, Beach and Other segments were $800,000, $5.4 million, $21.8 million and $2.0 million, respectively.

    DIRECT OPERATING EXPENSES. Direct operating expenses increased $18.0 million, or 131.7%, from $13.6 million in 1997 to $31.6 million in 1998, primarily due to the expense impact of our acquisition of the 13 founding companies and our five additional acquisitions completed in 1998. Direct operating expenses for 1998 related to Aston and our acquisitions accounted for as poolings of interests increased $332,000, as compared to the prior year, primarily due to an increase in guaranteed payments made under some contracts. The timing, size and location of acquisitions have a significant impact on operating margins. Direct operating expense margins increased 6.1 percentage points, from 51.0% in 1997 to 57.1% in 1998. The Mountain segment and southern Florida peak seasons are reflected in the first quarter and the Beach segment peak season is reflected in the third quarter. Direct operating expenses from our 1998 acquisitions for the Hawaii, Mountain, Beach and Other segments were $200,000, $4.6 million, $11.8 million and $1.1 million, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, including depreciation and amortization, increased $10.7 million, or 140.0%, from $7.6 million in 1997 to $18.3 million in 1998, primarily due to the expense impact of our acquisition of the 13 founding companies, our five additional acquisitions completed in 1998, and incremental public-company expenses. General and administrative expenses for 1998 related to Aston and our acquisitions accounted for as poolings of interests decreased $1.1 million as compared to the prior year, primarily due to the implementation of cost control measures. Depreciation and amortization expense increased primarily due to goodwill amortization arising from our acquistions. General and administrative expenses, including depreciation and amortization, from our 1998 acquisitions for the Hawaii, Mountain, Beach and Other segments were $500,000, $2.3 million, $5.9 million and $3.1 million, respectively.

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER
  31, 1996--ACTUAL

    REVENUES. Revenues increased $1.1 million, or 4.2%, from $25.7 million in 1996 to $26.8 million in 1997.

    DIRECT OPERATING EXPENSES. Direct operating expenses decreased approximately $1.2 million, or 8.2%, from $14.9 million in 1996 to $13.6 million in 1997, primarily due to a reduction in salaries, bonuses, and promotional and marketing expenses. As a percentage of revenues, direct operating expenses decreased from 57.9% in 1996 to 51.0% in 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $677,000, or 10.6%, from $6.4 million in 1996 to $7.1 million in 1997. As a percentage of revenues, operating income increased from 15.5% in 1996 to 20.6% in 1997.

OTHER--ACTUAL

    The following table sets forth other historical items affecting consolidated net income for the three years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999.

                                                                                                          THREE MONTHS
                                                                                   YEARS ENDED DECEMBER   ENDED MARCH
                                                                                           31,                31,
                                                                                  ----------------------  ------------
(dollars in thousands)                                                            1996    1997     1998   1998   1999
                                                                                  -----  -------  ------  -----  -----
                                                                                                          (UNAUDITED)
Interest expense................................................................  $ 736  $   763  $  403  $ 233  $ 889
Other income (expense)..........................................................    394      677    (104)    --    242
Income (loss) from discontinued operations......................................    455   (1,494)  1,347  1,557     --
Effective tax rate..............................................................    2.5%     1.7%   30.5%   1.2%  45.2%

    Aston's operations were primarily financed through working capital and long-term debt resulting in higher levels of interest expense prior to our acquisition of the 13 founding companies. Concurrent with our initial public offering, we assumed $30,000 of Aston's debt. We also assumed approximately $5.7 million of debt from some of the 13 founding companies, which was paid off by us after the initial public offering. The cash portion of the purchase price for our acquisitions completed since the initial public offering increased borrowings under our credit facility, which caused interest expense to increase during the fourth quarter 1998 and the three months ended March 31, 1999.

    We have decided that we will no longer continue or enter into leasing arrangements for lodging facilities. Accordingly, for all periods presented, the results of operations for the leased operations are reflected as discontinued operations. Concurrent with the acquisition of the 13 founding companies, Aston assigned such leases to a corporation owned by Aston's principal stockholder. On May 27, 1998, we entered into a contract with this corporation to manage these facilities for a fee.

    ResortQuest's effective tax rate for the period ended March 31, 1999 was impacted by the amortization of goodwill, most of which is not deductible for income tax purposes. ResortQuest's effective tax rate for the year ended December 31, 1998 was impacted by:

    - earnings prior to May 26, 1998 which were not included in our consolidated income tax returns;

    - amortization of goodwill which is principally not deductible for income tax purposes; and

    - the recording of a one-time cumulative deferred income tax entry for Aston, which was previously taxed under S Corporation status.

The effective tax rate for the years ended December 31, 1997 and 1996 and the three months ended March 31, 1998 were not impacted by Aston as it qualified and filed as an S Corporation. The effective tax rate was impacted by the income taxes related to our acquisitions accounted for as poolings of interests.

RESULTS OF OPERATIONS--PRO FORMA

    Due to the significance of the acquisitions completed since our initial public offering in May 1998, a comparison of pro forma results for the year ended December 31, 1998 and the three months ended March 31, 1999 against pro forma results for the comparable prior periods is necessary to provide better comparability of our results of operations. The unaudited pro forma information presented below includes all adjustments necessary in management's opinion to present fairly the effects of these transactions and is not necessarily indicative of the results of operations that we would have realized for the periods indicated, nor does it purport to represent our financial condition or results of operations as of any future date or for any future period.

    For the three months ended March 31, 1999 and the year ended December 31, 1998, ResortQuest recognized $18.4 million and $52.9 million, respectively, of property management fees representing 58.1% and 52.6%, respectively, of our consolidated pro forma revenues. Additional services provided to vacationers, such as reservations, housekeeping, long-distance telephone, lift tickets, beach equipment and pool cleaning are charged separately and recorded as service fees by ResortQuest. For the three months ended March 31, 1999 and the year ended December 31, 1998, we recognized $7.7 million and $25.9 million, respectively, of service fees representing 24.4% and 25.7%, respectively, of our consolidated pro forma revenues. Our remaining $5.5 million and $22.0 million of consolidated pro forma revenues for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively, were derived from other sources, including management of homeowners' associations, the sale and service of vacation rental and property management software, net broker commissions on real estate sales and food & beverage sales. These other revenues represented 17.5% and 21.8% of our consolidated pro forma revenues for the three months ended March 31, 1999 and the year ended December 31, 1998, respectively.

    The consolidated statements of pro forma income present data for ResortQuest, excluding income or loss from discontinued operations, as adjusted for:

    - the effects of our acquisition of the 13 founding companies as if they had occurred on January 1, 1997;

    - the effects of our acquisition of Abbott Resorts as if it had occurred on January 1, 1997;

    - the effects of certain reductions in salary, bonuses and benefits derived from contractual agreements which establish the compensation of the former owners and certain key employees of the 13 founding companies, Abbott Resorts and our three acquisitions accounted for as poolings of interests as if they had occurred on January 1, 1997;

    - the effects of an assumed comparable corporate expense for each of the four quarters ended December 31, 1997 and 1998, based on actual corporate expense incurred for the three months ended March 31, 1999;

    - the effects of goodwill amortization, which is principally not deductible for income tax purposes, recorded as a result of the acquisitions of the 13 founding companies and Abbott Resorts;

    - the effects of the provision for federal and state income taxes relating to converting certain operations to C Corporation status and the tax impact of pro forma adjustments;

    - the effects of additional revenue that we would have realized related to certain property management contracts with affiliates of the 13 founding companies and Abbott Resorts, based on contractual rates that were not reflective of market conditions; and

    - the effects of excluding certain depreciation and interest expense related to certain assets and liabilities not acquired from the 13 founding companies and Abbott Resorts.

HAWAIIAN RESORTS--PRO FORMA

    The following table sets forth the Hawaiian resorts' consolidated pro forma results of operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999.

                                  YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                         ------------------------------------------  ------------------------------------------
(dollars in thousands)           1997                  1998                  1998                  1999
                         --------------------  --------------------  --------------------  --------------------
Revenues...............  $  21,960     100.0%  $  21,874     100.0%  $   7,257     100.0%  $   6,425     100.0%
Operating expenses.....     14,322       65.2     15,713       71.8      4,073       56.1      3,820       59.5
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.......  $   7,638      34.8%  $   6,161      28.2%  $   3,184      43.9%  $   2,605      40.5%
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998--HAWAII

    REVENUES. Revenues decreased $832,000, or 11.5%, from $7.3 million in 1998 to $6.4 million in 1999, primarily due to fewer units under management in 1999, reflecting normal turnover in properties under management as a result of real estate sales in the market. The average daily rate in Hawaii was down slightly due to the continued pressures from the Asian economic crisis, but occupancy was up 5.0 percentage points.

    OPERATING EXPENSES. Operating expenses decreased $253,000, or 6.2%, from $4.1 million in 1998 to $3.8 million in 1999. As a percentage of revenues, operating expenses increased from 56.1% in 1998 to 59.5% in 1999. This increase was primarily attributable to new management contracts which were entered into since March 31, 1998 and have not yet completely benefited from our marketing initiatives.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997--HAWAII

    REVENUES. Revenues in 1997 include a $677,000 gain from the sale of our interest in a Hawaiian hotel. Excluding this gain, revenues increased $591,000, or 2.8%, from $21.3 million in 1997 to $21.9 million in 1998, primarily due to a slight increase in average daily rate that helped maintain revenue per available unit.

    Hawaii overall was impacted in 1998 by the Northwest Airlines strike during third quarter 1998 and the continued pressures from the troubled Asian inbound market. Northwest Airlines accounts for approximately 15% of the available airline seating into the Hawaiian Islands. Occupancy rates in the third quarter declined compared to the prior year. However, Aston was not as negatively impacted by the Asian crisis as compared to the overall market. Inbound vacationers from Asia account for about one-third of Hawaii's visitors. These vacationers seem to prefer Waikiki Beach, which is on the Hawaiian Island of Oahu. For several years, Aston shifted most of its business to the United States mainland wholesalers and increased its inventory of management contracts on the neighbor islands away from Waikiki Beach.

    OPERATING EXPENSES. Operating expenses increased $1.4 million, or 9.8%, from $14.3 million in 1997 to $15.7 million in 1998. As a percentage of revenues, operating expenses increased from 65.2% in 1997 to 71.8% in 1998, primarily due to the Northwest Airlines strike in the third quarter of 1998.

MOUNTAIN RESORTS--PRO FORMA

    The following table sets forth the mountain resorts' consolidated pro forma results of operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999.

                                     YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                            ------------------------------------------  ------------------------------------------
(dollars in thousands)              1997                  1998                  1998                  1999
                            --------------------  --------------------  --------------------  --------------------
Revenues..................  $  17,514     100.0%  $  18,186     100.0%  $   9,658     100.0%  $  12,397     100.0%
Operating expenses........     15,533       88.7     15,442       84.9      4,946       51.2      6,678       53.9
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income..........  $   1,981      11.3%  $   2,744      15.1%  $   4,712      48.8%  $   5,719      46.1%
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998--MOUNTAIN

    REVENUES. Revenues increased $2.7 million, or 28.3%, from $9.7 million in 1998 to $12.4 million in 1999, primarily due to $1.6 million in revenues from acquisitions completed in the three months ended March 31, 1999. Also favorably impacting revenues was an increase in units under management in Whistler, B.C. and a strong ski season in Whistler and in Park City, Utah, which offset the snow drought in Colorado. The mountain resorts also experienced an increase in revenue per available unit of 10.1%.

    OPERATING EXPENSES. Operating expenses increased $1.7 million, or 35.0%, from $4.9 million in 1998 to $6.7 million in 1999, primarily due to $827,000 in operating expenses related to new acquisitions. The remaining increase is primarily attributable to the cost of managing additional units.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997--MOUNTAIN

    REVENUES. Revenues increased $672,000, or 3.8%, from $17.5 million in 1997 to $18.2 million in 1998, primarily due to an increase in property rental fees, resulting from an 8.3% increase in rental units under management.

    OPERATING EXPENSES. Operating expenses were relatively flat as compared to the prior year. However, as a percentage of revenues, operating expenses decreased from 88.7% in 1997 to 84.9% in 1998, primarily due to a slight reduction in direct operating costs.

BEACH RESORTS--PRO FORMA

    The following table sets forth the beach resorts' (excluding Hawaii) consolidated pro forma results of operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999.

                                       YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                              ------------------------------------------  ------------------------------------------
(dollars in thousands)                1997                  1998                  1998                  1999
                              --------------------  --------------------  --------------------  --------------------
Revenues....................  $  47,893     100.0%  $  57,386     100.0%  $   9,084     100.0%  $  10,661     100.0%
Operating expenses..........     41,118       85.8     45,668       79.6      9,475      104.3     11,200      105.1
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).....  $   6,775      14.2%  $  11,718      20.4%  $    (391)    (4.3)%  $    (539)    (5.1)%
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998--BEACH

    REVENUES. Revenues increased $1.6 million, or 17.4%, from $9.1 million in 1998 to $10.7 million in 1999, due to a greater number of units under management and the acquisition of Worthy Rentals, Inc. on February 1, 1999.

    OPERATING EXPENSES. Operating expenses increased $1.7 million, or 18.2%, from $9.5 million in 1998 to $11.2 million in 1999. This increase was primarily attributable to increased costs associated with Worthy Rentals for the period from February 1 through March 31, 1999.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997--BEACH

    REVENUES. Revenues increased $9.5 million, or 19.8%, from $47.9 million in 1997 to $57.4 million in 1998, due to an 15.1% increase in lodging revenues that resulted from an 8.5% increase in average daily rate and a 6.5% increase in number of units under management.

    OPERATING EXPENSES. Operating expenses increased $4.6 million, or 11.1%, from $41.1 million in 1997 to $45.7 million in 1998, due primarily to the expense impact of our five additional acquisitions completed in 1998 and increased salaries and wages to service the increased units under management.

DESERT--PRO FORMA

    The desert resort segment represents a new addition to our portfolio of vacation opportunities in 1999 and provides additional geographic diversity. The addition of Cove Realty Management Services, Inc. in Palm Desert, California and Scottsdale Resort Accommodations Inc. in Scottsdale, Arizona added another winter vacation segment. The consolidated results of operations of the two desert properties are included for the three months ended March 31, 1999 but are not reflected in the prior year.

                                                                                                    THREE MONTHS ENDED
(dollars in thousands)                                                                                MARCH 31, 1999
                                                                                              -------------------------------
Revenues....................................................................................  $   1,259      100.0  %
Operating expenses..........................................................................        526       41.8  %
                                                                                                                    -
                                                                                              ---------  ---------
Operating income............................................................................  $     733       58.2  %
                                                                                                                    -
                                                                                                                    -
                                                                                              ---------  ---------
                                                                                              ---------  ---------

OTHER OPERATIONS--PRO FORMA

    The following table sets forth the other consolidated pro forma results of operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999, which includes First Resort Software and corporate.

                                   YEARS ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                          ------------------------------------------  ------------------------------------------
(dollars in thousands)            1997                  1998                  1998                  1999
                          --------------------  --------------------  --------------------  --------------------
Revenues................    $ 2,864     100.0%    $ 3,305     100.0%     $  828     100.0%     $  867     100.0%
Operating expenses......     10,496         nm     10,992         nm      2,624         nm      2,727         nm
                          ---------             ---------             ---------             ---------
Operating loss..........    $ 7,632         nm    $ 7,687         nm    $ 1,796         nm    $ 1,860         nm
                          ---------             ---------             ---------             ---------
                          ---------             ---------             ---------             ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
  1998--OTHER

    Revenues and operating expenses were relatively flat as compared to the prior year.

TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997--OTHER

    REVENUES. Revenues increased $441,000, or 15.4%, from $2.9 million in 1997 to $3.3 million in 1998, due primarily from increased sales of software and software service fees.

    OPERATING EXPENSES. Operating expenses were relatively flat as compared to prior years.

LIQUIDITY AND CAPITAL RESOURCES

    We are a holding company that conducts all of our operations through our operating companies. Accordingly, the primary internal source of our liquidity is through the cash flows realized from our subsidiaries, our $55 million credit facility and our common stock.

    We generated cash flows from operating activities of $4.7 million in the three months ended March 31, 1999 primarily due to income from continuing operations, an increase in reservation and escrow deposits and an increase in accounts payable and accrued liabilities. Cash used in investing activities was approximately $10.1 million in the three months ended March 31, 1999, due primarily to the cash portions of our 1999 acquisitions. In the three months ended March 31, 1999, cash provided by financing activities totaled $9.7 million, which included $10.1 million net borrowings under our credit facility. At March 31, 1999, we had approximately $30.5 million in cash and cash equivalents, of which $18.8 million represents cash held in escrow. The cash held in escrow is released at varying times in accordance with state regulations, generally based upon the guest stay, or for real estate sale deposits when the property is sold. At March 31, 1999, we had a working capital deficit of $4.9 million, $49.2 million of outstanding long-term debt and $7.0 million available under our credit facility. We anticipate that our cash flow from operations will provide cash in excess of our normal working capital levels, debt service requirements and planned capital expenditures for the foreseeable future. Total capital expenditures for 1999 are anticipated to be between $3.5 million and $4.0 million, of which approximately $600,000 will be for software development, with the balance going to furniture, fixtures and equipment.

    We generated cash flows from operating activities of $13.3 million in 1998 primarily due to income from continuing operations and an increase in reservation and escrow deposits partially offset by a decrease in accounts payable and accrued liabilities. Cash used in our investing activities was approximately $39.5 million in 1998, due primarily to the cash portions of the acquisition of the 13 founding companies and the five additional acquisitions completed in 1998. During 1998, our cash provided by financing activities totaled $47.8 million, which included $60.0 million in net proceeds from our initial public offering and $32.0 million in borrowings under our credit facility, partially offset by $29.5 million in distributions to Aston's stockholders in conjunction with our initial public offering.

    At December 31, 1998, we had approximately $26.2 million in cash and cash equivalents, of which $14.3 million represented cash held in escrow. The cash held in escrow is released at varying times in accordance with state regulations, generally based upon the guest stay, or for real estate sale deposits when the property is sold. Some assets, including real estate, personal property, receivables and cash, that were not used in the operations of the founding companies prior to their acquisition by us were retained by the respective stockholders of such founding companies. At December 31, 1998, we had a working capital deficit of $2.1 million, $39.3 million of outstanding long-term debt and $23.0 million available under our credit facility.

    At December 31, 1998, the former principal stockholder of Aston was indebted to us in the aggregate amount of $4.2 million. Of this amount, $4 million is fully collateralized with real estate, cash and cash equivalents, including shares of our common stock pledged to us, or by the former principal stockholder's personal guarantee, which guarantee may not exceed $1.0 million.

    On May 26, 1998, we issued an aggregate of 9,254,286 shares of common stock in connection with the acquisition of the 13 founding companies, of which 1,708,333 shares were issued to Aston's stockholders and 7,545,953 shares were issued to the remaining stockholders involved with the acquisition of the other founding companies. Simultaneously, we issued 6,670,000 shares of common stock in connection with the initial public offering. Shares issued in the initial public offering were sold at a price to the public of $11.00 per share. The net proceeds to us from our initial public offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $60.0 million. Pursuant to the acquisition of the 13 founding companies, we consummated the acquisitions of the founding companies for an aggregate of approximately $54.9 million in cash, 6,119,656 shares of common stock and the assumption of $5.7 million in debt. As of December 31, 1998, the net proceeds had been used as follows: (1) $54.9 million to pay the cash portion of the consideration for the acquisition of the 13 founding companies, and (2) $5.2 million to pay off assumed indebtedness.

    We entered into a $30 million credit facility on May 26, 1998 with NationsBank, N.A. and First Tennessee Bank National Association. On September 30, 1998, our credit facility was amended to allow for our acquisition of Abbott Resorts. On December 7, 1998, our credit facility was amended for a second time to increase the facility to $55 million and to add two additional lenders, Societe Generale and Union Planters Bank, N.A. On April 16, 1999, our credit facility was amended for a third time to allow for the refinancing of existing loans of a subsidiary. Our credit facility may be used for letters of credit not to exceed $2.5 million, acquisitions, capital expenditures and for general corporate purposes. Our credit facility requires us to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. Interest on outstanding balances of our credit facility is computed at our election, on the basis of either the Prime Rate or the Eurodollar Rate plus a spread ranging from 1.25% to 2.00%, depending on certain financial ratios. Availability fees ranging from 0.25% to 0.50% per annum, depending on certain financial ratios, are payable on the unused portion of our credit facility.

    At March 31, 1999, borrowings under our credit facility totaled $48.0 million, resulting primarily from our acquisitions. The weighted average interest rate for the three months ended March 31, 1999, based on our outstanding credit facility borrowings, including the applicable LIBOR spread, was 7.3% per annum. Our credit facility has a three-year term and is secured by substantially all of our assets and the assets of our subsidiaries, including the stock in the founding companies and any future material subsidiaries, as defined. ResortQuest, each of the 13 founding companies and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under our credit facility. At March 31, 1999, we were in compliance with applicable loan covenants.

    We have commenced a placement of $50 million of senior secured notes to a limited number of institutional investors, which is expected to close by June 1, 1999, with $40 million funded at closing and the remaining $10 million funded on July 15, 1999. These notes will have a final maturity and average life of five years from the date of the closing, will be secured on the same terms as our credit facility and will rank equally with our credit facility. We plan to use the proceeds from the issuance of these notes to pay down the outstanding balance on our credit facility.

    We intend to pursue attractive acquisition opportunities. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to us, as well as higher acquisition prices. Further, acquisitions involve a number of special risks, including the failure of acquired companies to achieve anticipated results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

    The vacation property management industry uses a complex suite of software. The areas of greatest risk of software failure due to Year 2000 problems are:

    - property management systems, including guest services and back-office accounting;

    - reservations and inventory management;

    - hardware BIOS, which is the software that runs "beneath" the operating system;

    - analysis and/or management reporting tools; and

    - embedded control systems, including HVAC, elevator controls, etc.

    We are in the process of evaluating the various components of our operating environment, such as personal computer workstations and related equipment, network servers, telephone and data communication equipment, point of sale devices, both third party and internally developed software applications, and of our embedded technology such as micro controllers. We expect to complete the analysis, and implement any corrective measures, by mid-1999. The Year 2000 project is not expected to delay or supercede other planned information technology projects.

    Based upon the information gathered to date, we estimate the cost of Year 2000 compliance to be approximately $600,000. A significant portion of the total potential expense estimate relates to the cost of replacement of personal computer hardware, servers and telecommunications equipment. Funding of Year 2000 costs is expected to be provided by cash flows from operations.

    The impact upon us by Year 2000 issues is greatest in the areas of property management systems, telecommunications and financial accounting/reporting. We believe that the consequences of Year 2000 issues with respect to the adverse impact upon our results of operations will not be material.

    We will have contingency plans in place designed to mitigate the impact of Year 2000 issues. The contingency plan will include items such as:

    - offsite and/or manual reservations and inventory management;

    - property management, such as guest services, back-office functions, and work order administration;

    - financial accounting and reporting; and

    - management reporting.

All contingency plans are expected to be developed, tested and implemented by the end of third quarter 1999.

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In April 1999, the Financial Accounting Standards Board preliminarily agreed to eliminate the use of the pooling of interests method of accounting for business combinations. Additionally, the Financial Accounting Standards Board is considering substantially reducing the amortization period for goodwill. We expect that these changes in accounting treatment will apply to any acquisition closed after January 1, 2001. The Financial Accounting Standards Board expects to issue an Exposure Draft in the third quarter of 1999, with a final standard issued in the fourth quarter of 2000, effective January 1, 2001. Management believes that both of these positions, when issued, will not have a material adverse effect on our ability to make future acquisitions.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivatives, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. It requires that an entity recognize all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value.

    This statement is effective for all fiscal quarters of fiscal years beginning after September 15, 1999. The adoption of SFAS No. 133 is not anticipated to have a material impact on our financial position or results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

    Our business is highly seasonal. The results of operations of each of our operating companies are subject to quarterly fluctuations caused primarily by the seasonal variations in the vacation rental and property management industry, with peak seasons dependent on whether the resort is primarily a summer or winter destination. During 1998, we derived approximately 26.6% of our consolidated pro forma revenues and 44.1% of our consolidated pro forma operating income in the first quarter and 28.8% of our consolidated pro forma revenues and 40.5% of our consolidated pro forma operating income in the third quarter. Although the seasonality of our revenues and earnings may be partially mitigated by the geographic diversity of the existing operating companies and any future acquisitions, there is likely to continue to be a significant seasonal factor with respect to our revenues and earnings.

    Our quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, the timing of real estate sales, changes in relationships with travel providers, extreme weather conditions or other factors affecting leisure travel and the vacation rental and property management industry. Unexpected variations in quarterly results could also adversely affect the price of the common stock, which in turn could adversely affect our proposed acquisition strategy.

MARKET RISK

    We are exposed to market risk on our floating interest rate debt, which is defined as a 10% change in interest rates.

INFLATION

    Inflation did not have a significant effect on the results of operations of our operating companies for 1996, 1997 or 1998.

PERFORMANCE STATISTICS (1)

                                                                                                                THREE
                                                                                                                MONTHS
                                                               YEARS ENDED DECEMBER                             ENDED
                                                                        31,                                   MARCH 31,
                                                              -----------------------        INCREASE/        ----------
                                                                 1997         1998           (DECREASE)          1998
                                                              ----------   ----------       -----------       ----------
HAWAII
Lodging revenues (2)........................................  $  142,637   $  139,814        (2.0) %          $   40,114
Occupancy...................................................        72.5%        72.1%       (0.4) pts              78.7%
Average daily rate..........................................  $   104.47   $   104.97         0.5  %          $   113.44
Revenue per available unit..................................  $    75.78   $    75.66        (0.2) %          $    89.32
Total units.................................................       5,145        5,124        (0.4) %               5,090
MOUNTAIN
Lodging revenues (2)........................................  $   32,728   $   34,720         6.1  %          $   20,044
Occupancy...................................................        34.8%        35.5%        0.7  pts              62.9%
Average daily rate..........................................  $   153.81   $   152.65        (0.8) %          $   196.92
Revenue per available unit..................................  $    53.60   $    54.24         1.2  %          $   123.77
Total units.................................................       1,895        2,052         8.3  %               1,991
BEACH
Lodging revenues (2)........................................  $   91,102   $  104,833        15.1  %          $   15,318
Occupancy...................................................        54.6%        54.6%        0.0  pts              62.0%
Average daily rate..........................................  $   121.54   $   131.90         8.5  %          $    73.76
Revenue per available unit..................................  $    66.33   $    72.01         8.6  %          $    45.74
Total units.................................................       4,702        5,009         6.5  %               4,845
TOTAL
Lodging revenues (2)........................................  $  266,468   $  279,367         4.8  %          $   75,477
Occupancy...................................................        60.2%        59.7%       (0.5) pts              70.1%
Average daily rate..........................................  $   114.48   $   118.67         3.7  %          $   113.83
Revenue per available unit..................................  $    68.92   $    70.83         2.8  %          $    79.79
Total units.................................................      11,742       12,185         3.8  %              11,926


                                                                                INCREASE/
                                                                 1999           (DECREASE)
                                                              ----------       -----------
HAWAII
Lodging revenues (2)........................................  $   38,749        (3.4) %
Occupancy...................................................        83.7%        5.0  pts
Average daily rate..........................................  $   106.97        (5.7) %
Revenue per available unit..................................  $    89.55         0.3  %
Total units.................................................       4,966        (2.4) %
MOUNTAIN
Lodging revenues (2)........................................  $   22,292        11.2  %
Occupancy...................................................        70.8%        7.9  pts
Average daily rate..........................................  $   192.47        (2.3) %
Revenue per available unit..................................  $   136.29        10.1  %
Total units.................................................       1,992         0.1  %
BEACH
Lodging revenues (2)........................................  $   16,477         7.6  %
Occupancy...................................................        57.5%       (4.5) pts
Average daily rate..........................................  $    76.55         3.8  %
Revenue per available unit..................................  $    43.98        (3.8) %
Total units.................................................       5,090         5.1  %
TOTAL
Lodging revenues (2)........................................  $   77,518         2.7  %
Occupancy...................................................        71.4%        1.3  pts
Average daily rate..........................................  $   111.80        (1.8) %
Revenue per available unit..................................  $    79.84         0.1  %
Total units.................................................      12,048         1.0  %

------------------------

(1) These statistics have been restated to include the effects of the Abbott Resorts acquisition and our three pooling of interests acquisitions. These statistics exclude Houston & O'Leary, The Maury People, Columbine, Ridgepine, Ryan's Golden Eagle, Cove Management Services, Worthy Rentals, and Scottsdale Resorts Accommodations units of approximately 3,400. Also excluded from these statistics are owner use nights and renovation nights which were approximately 12.1%, 12.2%, 11.9% and 10.6% of gross available nights in the three months ended March 31, 1999, the three months ended March 31, 1998, the year ended December 31, 1998, and the year ended December 31, 1997, respectively.

(2) Lodging revenues are in thousands and represent the total property rental fees charged to property owners as a percentage of the vacationer's total rental rate. Our revenue represents from 3% to over 40% of the lodging revenues based on the services provided by us.

                                    BUSINESS

GENERAL

    ResortQuest is the first company to offer vacation condominium and home rentals, sales and property management services under a national brand name and is a leading provider of vacation rentals in premier destination resorts throughout the United States and in Canada. Through the consolidation of leading vacation rental and property management companies, the development of a national brand and marketing initiative and best practices management systems, we offer vacationers a branded network of high quality, fully furnished, privately-owned condominium and home rentals. In addition, we provide property owners with superior management services by combining local management expertise with the marketing power and resources of a leading brand, which work to enhance a property's value and marketability.

    We commenced operations on May 26, 1998, concurrent with our initial public offering and the acquisition of 12 leading vacation rental and property management companies and the industry's leading management software company. Since that time, we have completed 12 additional vacation rental and property management acquisitions, five in 1998 and seven in 1999. These acquisitions contain a total of more than 4,500 rental units, which represents a 44% increase in our initial portfolio of vacation rental condominiums and homes. We currently manage approximately 15,000 condominiums and homes in 30 premier destination resorts throughout the United States and in Canada.

    Most vacationers seeking to rent a condominium or home at a popular destination resort typically have relied on local vacation rental and property management firms to inquire about availability and make reservations. Vacationers made rental choices with limited information and, as a result, faced great uncertainty concerning the quality of their rental. To address this need, we established the ResortQuest brand to provide vacationers with access to quality condominium and home rentals intended to consistently meet their expectations. The ResortQuest brand is designed to ensure that a vacation rental meets customer expectations by providing a standardized, basic level of products and services throughout our extensive national network of quality condominiums and homes in premier destination resorts and by consistently categorizing accommodations based on quality, appearance and features.

    We also offer vacationers a single-source from which they can easily access information about and make reservations for our condominium and home rentals. In January 1999, we launched RESORTQUEST.COM, one of the most comprehensive web sites in the vacation industry based on its breadth of locations, property information and functionality. RESORTQUEST.COM enables vacationers to search through all of our vacation home and condominium rentals, view extensive information about each rental property, including photographs and floor plans, check availability and rental rates and make real-time reservations directly on-line. In addition, for customers interested in buying or selling a vacation home, RESORTQUEST.COM provides multiple location real estate listings for homes and condominiums located in 15 of our resort locations. Vacationers also have the option of obtaining information from and making reservations through our 24-hour toll-free reservations line, which is staffed by agents who are familiar with the specific condominiums and homes.

    Our primary source of revenue is property rental fees, which are charged to the property owners as a percentage of the vacationer's total rental rate. Fee percentages for vacation condominiums and homes range from approximately 3% to over 40% of rental rates depending on:

-          the market;

-          the type of services provided to
           the property owner;

-          the type of rental unit managed;
           and

-          which party bears responsibility
           for operating expenses.

    On a pro forma basis for the three months ended March 31, 1999 and the year ended December 31, 1998, we generated total revenues of approximately $31.6 million and $100.8 million, respectively, which includes $18.4 million and $52.9 million, respectively, of revenues from property management fees, and net income of $3.3 million and $5.4 million, respectively. We believe that a national brand and superior management services, which are designed to enhance rental income for property owners, will provide us with a competitive advantage in attracting additional high quality condominiums and homes in our markets.

INDUSTRY OVERVIEW

    The United States is the largest market in the world for the travel and tourism business, representing an estimated 20% of total worldwide travel and tourism expenditures. From 1987 to 1997, the U.S. market has consistently grown at a compounded annual rate of 6.1%. In 1997, expenditures for tourism in the United States reached approximately $482 billion, or approximately 6% of 1997's gross domestic product, making the U.S. travel and tourism industry one of the largest sectors in the U.S. economy. Expenditures for tourism are expected to continue to increase and reach $594 billion by 2001. The travel and tourism industry can be segmented into a number of categories depending on the purpose of travel.

    The two primary categories are business travel, including both personal and work related, and pleasure travel. According to the Department of Transportation's 1995 American Travel Survey, pleasure travel represented 63% of total trips taken by Americans. We focus on a subsegment of the pleasure travel area, specifically the leisure segment. The leisure segment represents all trips taken for vacation purposes other than those trips to visit family or friends.

    Within the leisure segment, the total market for vacation condominium, home and apartment rentals, which are marketed predominantly by vacation rental and property management companies, was over $10 billion in 1996, representing over 20 million vacation property rentals. Rental revenues grew 8.7% from 1995 to 1996, and we believe that this growth has been, and will continue to be, driven by two primary factors: the overall growth in the leisure travel and tourism industry, which reflected a 16.1% increase in revenues from 1995 to 1997, and the increasing number of vacationers seeking to rent vacation condominiums and homes. We believe this data reflects the most recently available industry information.

    Destination resort vacationers primarily have three alternatives for overnight accommodations: commercial lodging establishments, timeshare resorts and privately-owned vacation condominiums and homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be expensive. Vacation condominium and home rentals generally offer families greater space and convenience than a resort hotel room, including separate living, sleeping and eating quarters. As a result, families generally have more privacy and greater flexibility in a vacation condominium or home. Furthermore, with full kitchens available in most properties, vacationers can also save on dining costs in a vacation condominium or home rental. In addition, vacation condominium and home rentals frequently include access to private yards, swimming pools, tennis courts and other recreational facilities, and generally offer a greater variety of locations, accommodations and price ranges within a market to meet a vacationer's desires.

    Vacation property rentals are also a less expensive and more flexible alternative to timeshare interests. Unlike vacation property rentals, timeshare interests require the purchase of an ownership interest in a vacation residence and continuing annual maintenance payments. A timeshare owner has the right to use the same vacation residence for the same length of time each year. Subject to availability and the payment of a membership fee and a variable exchange fee to join a timeshare exchange program, a timeshare owner may request that his timeshare interval be exchanged for a timeshare interval at another participating resort. Owners are generally limited to timeshare intervals at participating resorts and to those units which have been assigned an equal or lower rating by the exchange program based on the location, size and quality of the unit, the quality of the resort and the time of year requested.

    Most vacation condominiums and homes are second homes owned by individuals who reside in different locations and are unable to manage the rental process easily. Vacation rental and property management companies facilitate the rental process by handling all interaction with vacationers, including:

    - accepting reservations;

    - collecting rental payments and security deposits;

    - operating check-in and check-out locations; and

    - arranging for inspections, security and maintenance.

The publishing of catalogs, print advertising and other marketing activities of a successful vacation rental and property management company also can enhance the vacation condominium or home's occupancy rate and increase rental income to the property owner.

    The vacation rental and property management industry is highly fragmented, with an estimated 3,000 vacation rental and property management companies in the United States. Most vacation rental condominiums and homes are managed by and booked through local vacation rental and property management firms, whose principal means of attracting property owners and vacationers are by referral, word of mouth, limited local advertising and direct mailings. Before ResortQuest, there was no central reservations service for vacationers or travel agents to obtain information regarding most condominium or home rental opportunities at popular destination resorts nationwide or for booking such rentals once a destination was selected. We believe the vacation rental and property management industry is highly inefficient and presents a significant market opportunity for a well-capitalized company offering a national branded network of high quality vacation condominiums and homes with superior levels of customer service.

BUSINESS STRATEGY

    Our objective is to enhance our position as a leading provider of premier destination resort condominium and home rentals by pursuing the following elements of our business strategy:

    CONTINUE TO BUILD THE RESORTQUEST BRAND. Prior to ResortQuest, there had been no national brand for vacation condominium and home rentals, no industry standards for quality and a general lack of access to reliable information regarding rental opportunities for vacationers. We have increased the information available to vacationers, established the only national brand in the fragmented vacation rental industry and continue to provide vacationers with high quality condominium and home rentals. The ResortQuest brand is designed to ensure that a vacation rental meets customer expectations by providing a basic, standardized level of products and services and by consistently categorizing accommodations based on quality, appearance and amenities.

    CAPITALIZE ON TECHNOLOGY. We believe that investment in technology, especially that related to the Internet, will create a significant competitive advantage and be critical in building our national brand, increasing revenue, reducing costs and managing vacationer, owner, employee and investor expectations. Our commitment to technology is evidenced by (1) RESORTQUEST.COM, our comprehensive web site which enables consumers to search through our vacation rentals, to check availability and to make reservations on-line, and
(2) First Resort Software, which is a leading provider of integrated software for the vacation rental and property management industry. We plan to use First Resort Software to link our existing and future acquired companies' databases in order to enhance our cross-selling and direct marketing efforts. We also intend to develop proprietary data mining tools in order to enhance our cross-selling and direct marketing efforts.

    OFFER VACATIONERS SUPERIOR CUSTOMER SERVICE. We believe that maintaining superior levels of customer service is critical to developing a reputation for high quality condominiums and homes and for attracting new customers. Vacationers typically rent vacation condominiums and homes for greater space and flexibility, but these customers also frequently desire many of the amenities and services of hotel accommodations. As a result, we require each operating company to deliver a standardized, basic level of amenities and services designed to enhance the vacationer's overall experience. We have established a detailed listing of basic standards relating to conveniently located check-in and check-out locations, efficient check-in and check-out procedures, extended front desk hours, cleanliness of units and access to emergency contact and maintenance personnel. We also strive to offer maximum flexibility to meet the varied needs of our vacationers and in most markets can arrange for services such as golf tee times, bicycle rentals, ski lift tickets, grocery delivery or restaurant reservations. By offering the convenience and accommodations of a condominium or home while providing many of the amenities and services of a hotel, we believe we will continue to strengthen the loyalty of our existing customers and attract new vacationers into the vacation condominium and home rental market.

    ENHANCE VALUE FOR PROPERTY OWNERS. We provide property owners with superior management services by combining local management expertise with the marketing power and resources of a leading brand, which work to increase rental income through increased occupancy and rental rates. Since substantially all of the condominiums and homes managed by us are second homes with absentee owners, we offer a range of high quality vacation rental and property management services designed to meet the broad real estate needs of these owners. In most markets, we will assume broad responsibility for the condominium or home, from marketing and handling all aspects involved in renting the individual condominium or home to managing the common properties and homeowners' association. In addition, we provide owners with concise, timely and accurate monthly statements and payments for the rental and management of their condominiums and homes. We believe that our reputation for high quality, comprehensive management services will be a key competitive advantage in increasing the number of condominiums and homes under our management within our existing markets.

    CAPITALIZE ON THE EXPERIENCE OF SENIOR MANAGEMENT. Our senior management team has a proven track record of building and operating successful brands, and the breadth of experience necessary to execute our business plan effectively. Our senior management team averages 23 years of lodging-related experience.

    - DAVID C. SULLIVAN, Chairman and Chief Executive Officer, is the former Chief Operating Officer of Promus Hotel Corporation, where he was responsible for developing, expanding and managing the Hampton Inn, Homewood Suites and Embassy Suites hotel brands, all leaders in their respective market segments.

    - DAVID L. LEVINE, President and Chief Operating Officer, is the former President and Chief Operating Officer of Equity Inns, Inc., a leading real estate investment trust specializing in hotel acquisitions. Concurrently he served as President and Chief Operating Officer of Trust Management, Inc. which operated Equity Inns properties.

    - JEFFERY M. JARVIS, Senior Vice President and Chief Financial Officer, has over 20 years of related finance and accounting experience. Mr. Jarvis is the former Vice President, Controller of Promus Hotel Corporation and spent over 12 years with Arthur Andersen LLP.

    - W. MICHAEL MURPHY, Senior Vice President and Chief Development Officer, leads our mergers and acquisitions effort. Mr. Murphy has been involved with real estate acquisition businesses and the hospitality industry for more than 25 years.

    - JOHN K. LINES, Senior Vice President, General Counsel and Secretary, is the former General Counsel and Secretary of Insignia Financial Group, Inc., a publicly-traded commercial property management and brokerage company.

    - JULES S. SOWDER, Senior Vice President and Chief Marketing Officer, leads our marketing strategy. Ms. Sowder is the former Vice President, Marketing for Promus Hotel Corporation, where she had overall responsibility for marketing the Hampton Inn, Homewood Suites and Embassy Suites hotel brands.

    - FREDERICK L. FARMER, Senior Vice President and Chief Information Officer, has more than 20 years of experience working for Fortune 500 companies. Mr. Farmer most recently spent 12 years with Marriott International as Senior Vice President, Internet and Desktop Services and was responsible for positioning Marriott for Internet commerce.

    LEVERAGE LOCAL RELATIONSHIPS AND EXPERTISE. Our local management teams have extensive experience in their respective resort areas, and many of the individuals are very active in their local communities. The management teams have a valuable understanding of their respective markets and businesses and have developed strong local relationships. These relationships are critical in attracting additional condominiums and homes for rental and enable us to provide additional concierge-type services to our vacationers. Accordingly, our decentralized management strategy is designed to allow local managers to utilize their knowledge and expertise about the condominiums and homes available for rent, the offerings of local competitors and the desires of vacationers in their areas to provide superior customer service to both property owners and vacationers.

GROWTH STRATEGY

    We believe we can enhance our position as a leading provider of vacation condominium and home rentals in premier destination resorts by growing both internally and through an active acquisition program.

INTERNAL GROWTH

    The primary elements of our internal growth strategy include:

    FULLY IMPLEMENT OUR NATIONAL MARKETING STRATEGY. We have implemented a multi-faceted national marketing program designed to increase vacationer awareness of the ResortQuest brand, while promoting the unique characteristics of our individual resorts. This comprehensive marketing program targets consumers and the travel trade through high-profile advertising, direct mail, e-mail marketing, public relations, promotional programs and RESORTQUEST.COM. This program is designed to attract new customers as well as to cross-sell additional services and locations to existing customers, thereby increasing customer loyalty by offering customers similar properties and services in our other resorts that meet the vacationer's expectations based, in part, on their previous experiences with us. We believe the integrated marketing efforts of our operating companies will increase customer awareness of the ResortQuest brand, lead to an increased demand for our rentals and result in higher occupancy and rental rates for our condominium and home owners. We also believe that the anticipated increase in rental income for owners will ultimately be a competitive advantage in attracting new property owners.

    INCREASE MARKET SHARE WITHIN EXISTING MARKETS. A key element of our growth strategy is to increase our selection of condominiums and homes in order to expand our market share and strengthen the local brands of each of our operating companies. We intend to attract new property owners by achieving high occupancy rates through effective national marketing, cross-selling and offering additional incentives to property owners, such as QuestClub, our new travel benefits program for owners of properties we manage. In addition, in order to capture a higher portion of the rental business from new condominiums and homes being built in our markets, we will focus on building and strengthening our relationships with both local and national resort developers as well as real estate brokerage companies.

    EXPAND PROFIT MARGINS. Through the implementation of the best management practices of our operating companies, we believe there are numerous opportunities to improve our overall profit margins. We continue to improve the efficiency of certain basic services such as reservations, housekeeping and laundry. We also believe that larger inventories of condominiums and homes in our markets will provide certain economies of scale in advertising, check-in locations, management, housekeeping and other services. We have already begun to achieve savings through company-wide contracts for long distance telephone service, credit card fees and insurance. We believe that enhanced efficiency and economies of scale will reduce overall operating costs and allow us to achieve increased margins by spreading operating and corporate overhead costs over a larger revenue base. In addition, several of our operating companies have developed unique additional revenue opportunities, such as assisting property owners in refurbishing their properties, offering trip cancellation insurance and charging fees for certain concierge-type services, several of which can be replicated by our other operating companies.

    USE ADDITIONAL MARKETING CHANNELS. Historically, most vacationers have located vacation condominiums and homes through referrals, word-of-mouth, limited local advertising and direct mailings. We believe there are significant opportunities to expand the use of additional marketing channels. We plan to capitalize on our extensive market presence by increasing the use of other marketing channels such as the Internet, travel agents and national print media, which are difficult for local vacation rental and property management companies to use in a cost-effective manner. Given our size and presence in premier destination resorts, we believe we are an attractive partner to travel agents, tour package operators and other travel providers. These relationships should continue to be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons.

PURSUE STRATEGIC ACQUISITIONS

    In addition to pursuing our internal growth strategy, we are building our national market presence through an active acquisition program. While we seek to acquire leading companies in each new market we enter, we also plan to pursue tuck-in acquisitions through which we can expand our selection of rental inventory in our existing markets. We believe that we provide acquisition candidates with a number of significant benefits, including:

    - affiliation with a national brand;

    - the ability to cross-sell to customers of other vacation rental and property management companies within the ResortQuest network;

    - the ability to increase liquidity as a result of our financial strength as a public company and access to additional sources of capital; and

    - the ability to increase profitability as a result of our centralization of certain administrative functions and other economies of scale.

    Many acquisition candidates use the software developed by First Resort Software. We believe their use of this software system will enhance our ability to integrate quickly such companies upon acquisition.

    Since the acquisition of the 13 founding companies in May 1998, we have successfully completed the following 12 additional vacation rental and property management acquisitions for an aggregate purchase price of $69.2 million:

                                                                                                     NUMBER     EXISTING
                                                                                                       OF          OR
  RESORT                                                       DATE ACQUIRED        LOCATION        UNITS(1)   NEW MARKET
  -----------------------------------------------------------  -------------   -------------------  --------   ----------
  Goldpoint..................................................    July 1998     Breckenridge, CO         27     Existing
  Plantation Resort Management...............................    Aug. 1998     Gulf Shores, AL         383     New
  Whistler Exclusive.........................................   Sept. 1998     Whistler, BC             46     Existing
  Abbott Resorts.............................................   Sept. 1998     Destin, FL            2,379     New
  Columbine Management.......................................    Dec. 1998     Dillon, CO              140     New
  Ridgepine..................................................    Jan. 1999     Sunriver, OR            142     New
  Ryan's Golden Eagle........................................    Jan. 1999     Big Sky, MT             210     New
  Cove Management............................................    Jan. 1999     Palm Desert, CA         311     New
  Worthy Rentals.............................................    Feb. 1999     Hilton Head, SC         360     New
  Scottsdale Resort Accommodations...........................    Feb. 1999     Scottsdale, AZ          169     New
  High Country Resorts.......................................    Mar. 1999     Crested Butte, CO       132     New
  Mountain High Management...................................    Mar. 1999     Whistler, BC            275     Existing
                                                                                                    --------
      Total..................................................                                        4,574
                                                                                                    --------
                                                                                                    --------

------------------------

(1) As of March 31, 1999.

We continue to seek companies with strong reputations and a commitment to high quality condominiums and homes and customer service.

MARKETS
    We currently manage condominiums and homes in 30 premier Hawaiian, mountain, beach and desert resorts throughout the United States and in Canada. The table below sets forth the resort locations at which we manage vacation condominium and home properties and the aggregate number of properties managed in each of the following states at March 31, 1999.

HAWAIIAN RESORTS
  Hawaii: Hawaii, Kauai, Maui and Oahu..............................      4,966

MOUNTAIN RESORTS
  Colorado: Aspen, Breckenridge, Crested Butte, Dillon and
    Telluride.......................................................      1,187
  British Columbia: Whistler........................................        728
  Utah: The Canyons, Deer Valley and Park City......................        347
  Montana: Big Sky..................................................        210
  Oregon: Sunriver..................................................        142

BEACH RESORTS
  Florida: Captiva Island, Destin, Fort Myers, Okaloosa Island,
    Sanibel Island and South Walton Beach...........................      3,210
  Massachusetts: Nantucket..........................................      1,200
  Delaware: Bethany Beach...........................................        595
  North Carolina: The Outer Banks...................................        511
  Georgia: St. Simons Island........................................        391
  Alabama: Gulf Shores..............................................        383
  South Carolina: Hilton Head Island................................        360

DESERT RESORTS
  California: Palm Desert and Palm Springs..........................        311
  Arizona: Scottsdale/Phoenix.......................................        169
                                                                      ---------

    TOTAL...........................................................     14,710
                                                                      ---------
                                                                      ---------

SERVICES OFFERED

    SERVICES OFFERED TO VACATIONERS. We provide services to vacationers during all stages of the rental process from the selection and reservation of a condominium or home to the vacationers' arrival and throughout their stay. To make the selection and reservation process as simple and convenient as possible, in January 1999 we launched RESORTQUEST.COM, an on-line, single-source, interactive web site that provides consumers with instant access to our inventory of approximately 15,000 vacation rental properties. Vacationers can check availability and rental rates, view extensive information about each property, including photographs and floor plans, obtain information about special offers and promotions and make real-time reservations directly on-line. Vacationers can customize their searches of our rental inventory based upon either type of resort destination, including beach, mountain, island and desert, or type of activity, including golf, skiing, tennis and fishing. Since the inception of RESORTQUEST.COM, monthly site hits have increased from 500,000 in January 1999 to over 8 million in March 1999, generating approximately $2 million of on-line bookings during the first quarter of 1999.

    We are constantly improving and updating our web site. By June, vacationers will be able to take a virtual tour of a representative sample of our condominium and home rental units on RESORTQUEST.COM. The virtual tour will allow vacationers to move from room to room in a particular unit and view the outside surroundings. In addition, we are in the process of enhancing RESORTQUEST.COM's search engine to enable vacationers to search for rental units in several different resort locations simultaneously.

    In addition to on-line access to our rental properties, we also provide vacationers with catalogs containing color photographs and descriptions of available condominiums or homes in most of our resort locations. Also, vacationers may choose to make reservations through our 24-hour toll-free reservations line staffed by agents who are familiar with the specific condominiums and homes at all of our resort locations.

    Because of the variety of our resort locations and the diversity of rental prices throughout our rental pool, we are able to target a broad range of vacationers, including families, couples and individuals. For vacationers, we offer the convenience and accommodations of a condominium or home, while providing many of the amenities and services of a hotel. Vacation condominium and home rentals generally offer greater space and convenience than resort hotel rooms, including separate living, sleeping and eating quarters. As a result, vacationers generally have more privacy and greater flexibility in a vacation condominium or home.

    Upon the vacationer's arrival, we offer conveniently located check-in and check-out locations, many of which are located on-site at the front desk of our condominium properties. Off-site check-in locations are typically centrally located and easily accessible in their respective resort communities. In most destination resort communities, we maintain more than one centrally located check-in facility. During their stay, vacationers at most locations are offered frequent cleaning and housekeeping services and access to emergency contact and maintenance personnel. In most locations, we offer more specialized concierge services such as bicycle and ski equipment rentals, ski lift tickets sales, shuttles to ski areas, golf tee times and restaurant reservations. We typically receive a fee for providing these services.

    To help ensure that vacationers' expectations are met, we implemented a comprehensive quality standard program in November 1998. As part of this program, each of our operating companies is required to deliver a standardized, basic level of products and services that affect the overall experience of vacationers. We have established a detailed listing of standards relating to:

-          the reservation, check-in and
           check-out processes;

-          the provisions included in each
           rental unit;

-          the services and amenities
           provided during the vacationer's
           stay;

-          the maintenance of the grounds
           and facilities surrounding the
           rental unit; and

-          the response of employees to
           problems raised by vacationers.

    To promote consistency across all of our locations, we have evaluated, based on our proprietary rating criteria, substantially all of our vacation condominiums and homes and segmented them into the following five proprietary accommodation categories:

-          Quest Home:   an exclusive group of extraordinary accommodations which we believe are so luxurious and unique that they are in a class of their own;

-          Platinum:     exceptional accommodations marked by distinctive design that offer superior-quality furnishings, luxury features, designer
                         appointments and top-of-the-line kitchens, baths and amenities;

-          Gold:         upscale, well-appointed accommodations with a designer touch that feature excellent furnishings, special features and top-quality kitchens, baths and amenities;

-          Silver:       inviting, pleasing accommodations that are tastefully decorated and feature quality furnishings and contemporary kitchens and baths; and

-          Bronze:       comfortable, pleasant accommodations that provide many of the comforts and conveniences of home.

    We have developed specific, detailed criteria for each of our accommodation categories, based on quality, appearance and features of the rental properties including property furnishings, soft goods, flooring, kitchen/appliances, televisions and stereos, bathrooms, decor and other features such as swimming pools and exercise facilities. Similarly, we have standardized the use of property location descriptions. We will perform annual on-site reviews of each of our rental properties to update our accommodation category ratings.

    SERVICES OFFERED TO CONDOMINIUM AND HOME OWNERS. We provide condominium and home owners a comprehensive set of high-quality vacation rental and property management services by combining local management expertise and attention with the marketing resources of a national brand. In most markets, we will assume complete responsibility for rental management of the condominium or home, including marketing, renting and maintaining the specific property as well as managing the common areas and homeowners' associations. We currently engage in extensive marketing activities, including our interactive web site, RESORTQUEST.COM, print advertising in high-profile national publications and e-mail marketing, as well as direct catalog mailings to prior and prospective vacationers and direct solicitations of travel agents and wholesalers. We also handle all interaction with vacationers, including accepting reservations, collecting rental payments and security deposits, operating check-in and check-out locations and offering linen, housekeeping and other services. Property owners are paid rental income each month for rental activity in the preceding month and are given a concise, timely and accurate monthly statement which details the rental activity and management of their condominiums and homes.

    Property maintenance services are provided by both our employees and third party independent contractors. Services are either regularly scheduled, or provided on an "as needed" basis, depending on the service and resort location. In most markets, we perform periodic inspections and make recommendations to property owners for maintenance, refurbishments and renovations necessary to maintain the quality of their condominiums and homes. In several of our destination resort markets, we provide professional interior design and refurbishment services to property owners to assist with the upkeep and appearance of their condominiums and homes. We include routine maintenance services, such as replacing light bulbs or broken china, as part of an all inclusive commission structure in certain locations. In other markets, we collect fees from property owners for maintenance services through service and maintenance agreements and fees for service arrangements.

    For owners desiring to sell their vacation condominium or home, we offer traditional real estate brokerage services in 15 resort locations, including listing and showing the property. Also, RESORTQUEST.COM provides multiple location real estate listings for these resort locations. We believe that providing real estate brokerage services gives us a competitive advantage in identifying and securing properties for our rental management services and allows us to meet all of the needs of vacation property owners.

    Owners of condominiums and homes we manage may participate in QuestClub, an exclusive travel benefits program initiated in December 1998. QuestClub members receive a 70% savings on vacation condominium and home rentals for stays of up to 28 days each year at other QuestClub member properties. The availability of QuestClub privileges is limited during extremely popular times to preserve the revenue potential for each participating homeowner. The QuestClub annual membership fee is $129.

MARKETING

    The marketing efforts of traditional vacation rental and property management companies are primarily through word of mouth, including both vacationers and property owners, print advertising primarily in local newspapers and regional magazines and direct mail solicitations and catalogs sent to prior customers. Potential customers typically call as a result of a referral or in response to an advertisement or other promotion and are assisted by reservation agents in selecting the appropriate vacation property and making the reservation.

    In contrast, our marketing strategy is aimed at building awareness of the ResortQuest brand name and image, cross-selling our destinations and promoting RESORTQUEST.COM. Since our initial public offering, we have developed a comprehensive, national marketing campaign targeting consumers and the travel trade through direct mail, e-mail marketing, public relations, promotional programs and high-profile print advertising in publications such as USA TODAY, CONDE NAST TRAVELER, TRAVEL & LEISURE, SKI, GOLF MAGAZINE, COASTAL LIVING, MIDWEST LIVING, SOUTHERN LIVING and SUNSET. We also market to travel agents primarily through advertisements in trade publications and attendance at national and regional travel industry trade shows. Tour package operators typically combine transportation to a destination resort with our vacation condominiums and homes and a car rental. Tour packages are distributed almost exclusively through travel agents.

    We believe that our most important marketing resource is our web site, RESORTQUEST.COM, which was launched in January 1999. For the first time, consumers can use a single source to visit resort destinations throughout the United States and in Canada, view photographs and floor plans and make real-time reservations directly on-line. We believe that a national marketing campaign should increase the effectiveness of the existing operating companies and companies to be acquired in the future, and expand the universe of potential customers for each resort location in which we operate.

    We intend to capitalize on our extensive market presence and further increase our use of the Internet, travel agents and print media. We believe that our extensive selection of vacation condominiums and homes make us an attractive partner to travel agents, tour package operators and other travel providers. These relationships should continue to be a significant source of new customers and, in particular, will be a valuable marketing channel for off-peak seasons.

FIRST RESORT SOFTWARE

    First Resort Software is a leading provider of integrated management, reservations and accounting software for the vacation rental and property management industry. Sixteen of our operating companies and over 700 other vacation rental and property management companies use the software programs developed by First Resort Software. These programs were developed to overcome problems encountered by rental property managers in attempting to use software programs developed for the hotel industry. The basic software developed by First Resort Software allows vacation rental and property management companies to automate and computerize their reservations, billings, rental management and accounting tasks. Vacation rental and property management companies can use the software developed by First Resort Software to generate current rates on individual condominiums and homes and access specific descriptions of those condominiums and homes for potential customers. The software also allows companies to generate monthly revenue reports for property owners and to coordinate maintenance and housekeeping schedules. First Resort Software also offers additional modules and interfaces, including a work order generator, activities management system, credit card interface and on-line booking interface through the Internet. First Resort Software is developing a JAVA Client/Server based graphical reservations application that will allow users of its software to completely integrate their reservations systems with the Internet, as well as a JAVA Client/Server based version of all of its existing software applications.

    We intend to rely on the products and management expertise of First Resort Software to enhance our technology strategy. We believe that investment in technology is critical in building a national, branded vacation rental and property management company for premier destination resorts and will provide us with a significant competitive advantage in the future. The software developed by First Resort Software will allow us to quickly link our existing operating companies' and future acquired companies' databases. We also intend to develop proprietary data mining tools in order to enhance our cross-selling and direct marketing efforts.

COMPETITION

    The vacation rental and property management industry is highly competitive and has low barriers to entry. The industry has two distinct customer groups: vacation property renters and vacation property owners. We believe that the principal competitive factors in attracting vacation property renters are:

    - market share and visibility;

    - quality, cost and breadth of services and properties provided; and

    - long-term customer relationships.

The principal competitive factors in attracting vacation property owners are the ability to generate higher rental income and to provide comprehensive management services at competitive prices. We compete for vacationers and property owners primarily with approximately 3,000 owner-operated companies that typically operate in a limited geographic area. Some of our competitors are affiliated with the owners or operators of resorts in which such competitors provide their services. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates.

    We also compete for vacationers with large hotel and resort companies. Many of these competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities, to pay higher prices for the same opportunities or to develop and support their own operations. In addition, many of these companies can offer vacationers services not provided by vacation rental and property management companies, and they may have greater name recognition among vacationers. These companies might be willing to sacrifice profitability to capture a greater portion of the market for vacationers or pay higher prices than we would for the same acquisition opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and acquisition growth objectives as well as our operating strategies focused on increasing the profitability of our existing operating companies and subsequent acquisitions.

EMPLOYEES

    We had approximately 2,600 year-round, full-time employees and approximately 400 year-round, part-time employees as of March 31, 1999. We also rely significantly on approximately 1,300 seasonal employees to meet peak season demands. As of March 31, 1999 we had approximately 3,900 total employees. In the course of performing service and maintenance work, we also utilize the services of independent contractors. We believe our relationships with our employees and independent contractors are good.

LEGAL PROCEEDINGS

    We are involved in various legal actions arising in the ordinary course of business. We believe that none of these actions will have a material adverse effect on our business, financial condition or results of operations.

FACILITIES

    As of March 31, 1999, our offices and our maintenance, laundry and storage facilities were located in 119 properties in 14 states and 28 cities in the United States and Canada. We consider all of our owned and leased properties to be suitable and adequate for the conduct of our business.

GOVERNMENTAL REGULATION

    Our operations are subject to various federal, state and local laws and regulations, including licensing requirements applicable to real estate operations and laws and regulations relating to consumer protection. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which we are or may be subject includes the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Interstate Land Sales Full Disclosure Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act, and the Civil Rights Acts of 1964 and 1968. Many state and local regulations governing real estate services require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all our employees who work in the state or county that issued the permit or license. In addition, certain international laws and regulations may also be applicable to our international operations. We believe that we are in material compliance with all federal, state, local and foreign laws and regulations to which we are currently subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning our directors, executive officers and certain key employees.

NAME                                        AGE      POSITION
--------------------------------------      ---      --------------------------------------------------------------------
David C. Sullivan.....................          59   Chairman; Chief Executive Officer; Director
David L. Levine.......................          51   President; Chief Operating Officer; Director
Jeffery M. Jarvis.....................          43   Senior Vice President; Chief Financial Officer
W. Michael Murphy.....................          53   Senior Vice President; Chief Development Officer
Jules S. Sowder.......................          42   Senior Vice President; Chief Marketing Officer
John K. Lines.........................          39   Senior Vice President; General Counsel; Secretary
Frederick L. Farmer...................          49   Senior Vice President; Chief Information Officer
William W. Abbott, Jr.................          53   Director
Elan J. Blutinger.....................          43   Director
D. Fraser Bullock.....................          44   Director
Joshua M. Freeman.....................          34   Director
Heidi O'Leary Houston.................          46   President-Houston and O'Leary; Director
Michael D. Rose.......................          57   Director
Andre S. Tatibouet....................          58   President-Aston; Director
Joseph V. Vittoria....................          64   Director
Theodore L. Weise.....................          55   Director

    DAVID C. SULLIVAN became our Chairman and Chief Executive Officer and one of our directors in May 1998. From April 1995 to December 1997, Mr. Sullivan was the Executive Vice President and Chief Operating Officer, and a director, of Promus Hotel Corporation, a publicly traded hotel franchiser, manager and owner of hotels whose brands include Hampton Inn, Homewood Suites and Embassy Suites. From 1993 to 1995, Mr. Sullivan was the Executive Vice President and Chief Operating Officer of the Hotel Division of The Promus Companies Incorporated. He was the Senior Vice President of Development and Operations of the Hampton Inn/Homewood Suites Hotel Division of The Promus Companies from 1991 to 1993. From 1990 to 1991, Mr. Sullivan was the Vice President of Development of the Hampton Inn Hotel Division of The Promus Companies. Mr. Sullivan is also a director of Winston Hotels, Inc.

    DAVID L. LEVINE became our President and Chief Operating Officer and one of our directors in May 1998. Mr. Levine was President and Chief Operating Officer of Equity Inns, Inc., a real estate investment trust that specializes in hotel acquisitions, from June 1994 to April 1998. Mr. Levine was also President and Chief Operations Officer of Trust Management Inc., which operated Equity Inns properties, from June 1994 until November 1996. Prior to that, he was President of North American Hospitality, Inc., a hotel management and consulting company, which he formed in 1985.

    JEFFERY M. JARVIS became our Senior Vice President and Chief Financial Officer in May 1998. From April 1995 to January 1998, Mr. Jarvis was the Vice President, Controller and Principal Accounting Officer of Promus Hotel Corporation. From September 1994 to April 1995, Mr. Jarvis was the Director of Special Projects for The Promus Companies. He was the Director of Finance of Harrah's St. Louis Riverport from June 1994 to September 1994, and was the Assistant Controller of The Promus Companies from 1992 to 1994. From 1979 to 1992, Mr. Jarvis was a Senior Audit Manager of Arthur Andersen LLP.

    W. MICHAEL MURPHY became our Senior Vice President and Chief Development Officer in May 1998. Mr. Murphy was President of Footprints International, a company involved in the planning of resort properties in the Bahamas, from 1996 to 1997. From 1994 to 1996, he was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to joining Geller & Co. he acted as a hotel consultant from 1992 to 1994. Mr. Murphy was a founding partner of the hotel investment firm of Moeckel Murphy (1990-1992) and a founding general partner of Metric Partners (1981-1990), a real estate investment company that was a joint venture between the partners of The Fox Group and Metropolitan Life Insurance Company. Prior to that time, he was the Director of Real Estate for Holiday Inns, Inc. from 1973 to 1981.

    JULES S. SOWDER became our Senior Vice President and Chief Marketing Officer in May 1998. Ms. Sowder was Vice President of Marketing for Promus Hotel Corporation from 1995 to January 1998. From 1993 to 1995, she served as the Vice President of Marketing for the Hampton Inn division of Promus Hotel Corporation. She served as Director of Marketing for the Hampton Inn division from 1990 to 1993. Ms. Sowder has been recognized by Travel Agent Magazine as one of the Top 10 most successful women in the hotel industry.

    JOHN K. LINES became our Senior Vice President, General Counsel and Secretary in May 1998. Mr. Lines was General Counsel and Secretary of Insignia Financial Group, Inc., a publicly-traded commercial property management and brokerage company from 1994 until March 1998. He also served as Vice President and Secretary of Insignia Properties Trust from 1996 until March 1998. From May 1993 until June 1994, Mr. Lines was employed as Assistant General Counsel and Vice President of Ocwen Financial Corporation, a unitary thrift holding company. From October 1991 until April 1993, Mr. Lines was employed as Senior Attorney of Bank One Corporation in Columbus, Ohio.

    FREDERICK L. FARMER became our Senior Vice President and Chief Information Officer in May 1998. Mr. Farmer was Senior Vice President for Internet and Desktop Services of Marriott International from November 1996 to April 1998. He also served as Vice President of Data Resources & Services for Marriott International from March 1992 to November 1996.

    WILLIAM W. ABBOTT, JR. became one of our directors in November 1998 and is also one of our consultants. He previously served as Vice Chairman of Abbott Resorts, Inc. from March 1997 to November 1998. He served as President and Chairman of the board of directors of Abbott Resorts from 1976 to March 1997.

    ELAN J. BLUTINGER has been one of our directors since our formation in September 1997. He is a co-founder and a Managing Director of Alpine Consolidated II, LLC and a partner in Alpine Consolidated III, LLC, each a merchant bank specializing in the consolidation of fragmented industries. He is a director and co-founder of Travel Services International, Inc. and is Chairman of its Compensation Committee. From 1987 until 1995, he was the Chief Executive Officer of Shoppers Express, which became "OnCart" in 1997, an electronic retailing service, which he founded. From 1983 until its acquisition in 1986 by Independent Distribution Incorporated, Mr. Blutinger was Chief Executive Officer of DSI, a wholesale software distributor.

    D. FRASER BULLOCK has been one of our directors since our formation in September 1997. He is a Managing Director of Alpine Consolidated II, LLC and Alpine Consolidated III, LLC. He is a director and co-founder of Travel Services International, Inc. and is Chairman of its Audit Committee. From its inception in 1994 to 1996, he was the President and Chief Operating Officer of VISA Interactive, a wholly-owned subsidiary of VISA International. In 1993, Mr. Bullock became the President and Chief Operating Officer of U.S. Order, Inc., a provider of remote electronic transaction processing, until it was acquired by VISA International in 1994. From 1991 to 1992, Mr. Bullock was the Senior Vice President of U.S. Order, Inc. From 1986 to 1991, he was the Chief Financial Officer and Executive Vice President of World Corp., Inc., a holding company with various operating subsidiaries including World Airways, Inc. Mr. Bullock was a founding partner of Bain Capital, a Manager of Bain and Company, and a founder of MediVision, Inc., a company involved in consolidating eye surgery centers.

    JOSHUA M. FREEMAN became one of our directors in May 1998. He has served since 1998 as Chairman, and from 1992 to 1998 served as the President and Chief Operating Officer of Carl M. Freeman Associates, Inc., a real estate development and management company. From 1996 to 1998 he also served as President and managing member of Coastal Resorts Realty, L.L.C. and as President and a director of Coastal Resorts Management, Inc.

    HEIDI O'LEARY HOUSTON became one of our directors in May 1998. She formed Houston and O'Leary Company in 1986 and has served as President and principal broker since that time. She formed her own real estate brokerage and development company in 1976. From 1976 to 1986 she consulted on redevelopment projects in Denver and developed residential and commercial real estate in Denver and Aspen.

    MICHAEL D. ROSE became one of our directors in May 1998. He served as Chairman of Promus Hotel Corporation from April 1995 to December 1997. From June 1995 to December 1996, he was Chairman of the board of directors of Harrah's Entertainment, Inc. Prior to that, Mr. Rose served as Chairman of the board of directors from 1989 to 1995 and Chief Executive Officer and President from 1989 to 1991 of the Promus Companies, Inc. From 1984 to 1990 he was the Chairman of the board of directors and from 1988 to 1990 he was the President and Chief Executive Officer of Holiday Corporation. Mr. Rose is also a director of Ashland, Inc., Darden Restaurants, Inc., FelCor Lodging Trust, Inc., First Tennessee National Corporation, General Mills, Inc. and Stein Mart, Inc.

    ANDRE S. TATIBOUET became one of our directors in May 1998. He has been President of Aston Hotels & Resorts since October 1998. He served as Chairman and Chief Executive Officer of Aston from 1967 to 1998. Mr. Tatibouet is a director of the Hawaii Hotel Association, a director and former president of the Hawaii Visitors Bureau, and a director of the American Hotel & Motel Association.

    JOSEPH V. VITTORIA became one of our directors in May 1998. He has been the Chairman and Chief Executive Officer of Travel Services International, Inc., a leading single source distributor of specialized leisure travel services, since July 1997. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc., a multinational auto rental company. Mr. Vittoria serves on the board of directors of Carey International, Inc., CD Radio, Inc., Transmedia Europe and Transmedia Asia.

    THEODORE L. WEISE became one of our directors in May 1998. Since February 1998, Mr. Weise has been the President and Chief Executive Officer of Federal Express Corporation, one of the world's largest transportation companies. He was previously Executive Vice President and Chief Operating Officer of Federal Express Corporation from February 1996 to January 1998. From August 1991 to February 1996 he served as Senior Vice President of Air Operations for Federal Express.

                              SELLING STOCKHOLDERS

    The following table sets forth the beneficial ownership of our shares as of May 20, 1999, and is adjusted to reflect the sale of shares of common stock in this offering by all stockholders selling shares in this offering. This table assumes that the underwriters have not exercised their over-allotment option.

                                                              SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                               OWNED PRIOR TO THE                        OWNED AFTER THE
                                                                    OFFERING             NUMBER              OFFERING
                                                            ------------------------    OF SHARES    ------------------------
NAME OF BENEFICIAL OWNER                                     NUMBER       PERCENT     BEING OFFERED   NUMBER       PERCENT
----------------------------------------------------------  ---------  -------------  -------------  ---------  -------------
Luis Alonso (1)(2)(3).....................................    124,250            *        100,000       24,250            *
ATSJ Robinson Investment Company Ltd.(4)..................     25,000            *          8,526       16,474            *
B&LR Investment Company(4)................................    294,367          1.7%        54,154      240,213          1.2%
Daniel C. Blair (3).......................................     83,333            *         20,000       63,333            *
Elan J. Blutinger (5)(6)(7)...............................    608,538          3.5%       142,102      466,436          2.4%
Douglas R. Brindley (2)(3)(8).............................    196,167          1.1%        60,000      136,167            *
D. Fraser Bullock (5)(6)(7)(9)............................    629,568          3.6%       144,470      485,098          2.5%
Pat Hodnett Cooper (3)....................................     52,225            *         27,225       25,000            *
Patrick Curry (3).........................................     88,111            *         33,000       55,111            *
William DeArman...........................................     22,848            *         10,822       12,026            *
Paul T. Dobson (2)(3).....................................     85,334            *         20,000       65,334            *
Sharon Benson Doucette (3)(10)............................    150,000            *         75,000       75,000            *
Joshua D. Freeman (3)(5)(7)(11)...........................  1,061,990          6.1%       109,555      952,435          4.9%
Stephen Garchik (12)......................................     30,027            *         14,223       15,804            *
Evan H. Gull (2)(3).......................................     88,111            *         30,000       58,111            *
Roy Hodnett (3)...........................................    136,691            *         87,141       49,550            *
Brenda Lopez Ibanez (3)...................................     32,333            *         20,000       12,333            *
Thomas A. Leddy (3).......................................    114,545            *         25,000       89,545            *
William J. Lynch (13).....................................    224,744          1.3%        23,684      201,060          1.0%
James George Lynch (13)...................................    197,880          1.1%        23,684      174,196            *
J. Patrick McCurdy (2)(3)(14).............................    135,152            *         26,000      109,152            *
Daniel Meehan (2)(3)(15)..................................     98,633            *         25,000       73,633            *
Ana Maria Moreira (3).....................................     32,333            *         20,000       12,333            *
Domingo A. Moreira (3)....................................     32,333            *         20,000       12,333            *
Domingo R. Moreira (3)....................................    185,918          1.1%       100,000       85,918            *
Leonard A. Potter (5)(13).................................    263,583          1.5%        94,735      168,848            *
Stuart & Carole Potter....................................     17,787            *          7,105       10,682            *
Steven A. Schein (3)......................................     38,643            *         25,000       13,643            *
Daniel Shaw (3)...........................................     28,219            *         24,000        4,219            *
John D. Sullivan..........................................     14,000            *          5,000        9,000            *
Brian S. Sullivan.........................................     14,000            *          5,000        9,000            *
Andre S. Tatibouet (3)(7).................................  1,708,333          9.8%       427,083    1,281,250          6.6%
Austin Trupp (3)..........................................     52,225            *         10,000       42,225            *
Hans F. Trupp (2)(3)......................................    651,142 16)         3.7%      60,000     466,776 17)         2.4%
Carolyn Williams (3)......................................     58,154            *         45,000       13,154            *
Other selling stockholders (18)...........................    169,591            *         77,491       92,100            *

------------------------------
*   Less than 1.0%
(1) Includes 3,000 shares held by his spouse as custodian for his minor children.
(2) Director of ResortQuest from its inception through May 13, 1999.
(3) Former stockholder of a ResortQuest founding company.
(4) Mr. Robinson, who controls this company, served as a Managing Director of Alpine Consolidated II, which initially capitalized ResortQuest.
(5) Includes 10,000 shares which may be acquired upon the exercise of options.
(6) Served as a Managing Director of Alpine Consolidated II.
(7) Director of ResortQuest from its inception to the present.
(8) Includes 97,500 shares owned by his spouse.
(9) Includes 5,000 shares held by Mr. Bullock as custodian of his minor children.
(10) Director of ResortQuest from its inception through February 23, 1999.
(11) Includes 477,750 shares owned by CMF Coastal Resorts L.L.C., in which Mr. Freeman has a 98% membership interest, 33,000 shares held by the Carl M. Freeman Foundation, Inc., of which Mr. Freeman is a trustee, and 193,383 shares owned by CMF RQI Holdings L.L.C. Mr. Freeman is the managing member of CMF RQI Holdings and has sole voting and dispositive power for 118,633 shares and no voting and sole dispositive power for an additional 74,750 shares held by CMF RQI Holdings. Mr. Freeman disclaims beneficial ownership of 9,555 shares held by CMF Coastal Resorts, 33,000 shares held by the Freeman Foundation and 74,750 shares held by CMF RQI Holdings.
(12) Excludes 36,000 shares held in trusts for Mr. Blutinger's children as to which Mr. Garchik is trustee, of which 17,052 shares are being offered for sale in this offering and are included under Other selling stockholders.
(13) Served as a Managing Director of Capstone Partners, which initially capitalized ResortQuest.
(14) Includes 569 shares held in trust for his minor children.
(15) Includes 300 shares owned by his minor children.
(16) Includes 264,450 shares for which he has sole voting power pursuant to a revocable proxy.
(17) Includes 140,084 shares for which he will have sole voting power after the offering pursuant to a revocable proxy.
(18) Includes stockholders who, in the aggregate, own fewer than 1% of outstanding shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

    We had 17,439,040 shares of our common stock outstanding as of May 20, 1999. The 6,670,000 shares of our common stock sold in the initial public offering are freely tradeable unless held by our affiliates, or subject to contractual transfer restrictions described below. Simultaneous with the closing of the acquisition of the 13 founding companies, the stockholders of the 13 founding companies received, in the aggregate, 6,119,656 shares, and our management and founders received 3,134,630 shares. These 9,254,286 shares have not been registered under the Securities Act of 1933, and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. These stockholders also have demand registration rights beginning two years after the initial public offering, which generally entitles them to require us to register their shares, and piggyback registration rights, which entitles them to require us to register their shares if we propose to register any other shares under the Securities Act, other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 under the Securities Act applies.

    In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of the restricted shares of common stock from either us or any of our affiliates, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the prospectus relating to the initial public offering, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the common stock, or the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the later of the date of the acquisition of restricted shares of common stock from us or any of our affiliates, a person who is not deemed to have been an affiliate of ResortQuest at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

    We have registered 3,000,000 shares of common stock under the Securities Act for use as consideration in acquisitions. These shares will be, upon issuance thereof, freely tradable unless contractually restricted or acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, as long as such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities.

    Of the 3,000,000 shares of common stock that we have registered for use as consideration in acquisitions, we have issued 1,514,754 shares in connection with the 12 acquisitions which have closed since the initial public offering. All of these shares were registered under the Securities Act and 147,374 of these shares are subject to certain contractual transfer restrictions expiring between May 30, 1999 and February 1, 2001. The remaining 1,367,380 registered shares are generally freely tradeable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act.

    ResortQuest stockholders, who include representatives of Alpine Consolidated II and Capstone Partners (entities who initially capitalized ResortQuest), former stockholders of the founding companies, directors and management have agreed not to sell, transfer or otherwise dispose of 8,497,282 shares for a period beginning on May 26, 1999 and ending 90 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. Of the 8,497,282 shares, Salomon Smith Barney Inc. has waived the lock-up with respect to 1,962,311 shares to be sold by the selling stockholders in this offering. The remaining 37,689 shares being sold by the selling stockholders were not subject to any lock-up agreements. Upon completion of this offering and expiration of the lock-up agreements, an aggregate of 6,534,971 additional shares will be available for sale to the public upon expiration of any Rule 145 restrictions and subject to any limitations imposed by Rule 144.

    Sales, or the availability for sale of, substantial amounts of our common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we and the selling stockholders have agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Salomon Smith Barney Inc...................................................
ING Baring Furman Selz LLC.................................................
Morgan Keegan & Company, Inc...............................................
Raymond James & Associates, Inc............................................
The Robinson-Humphrey Company, LLC.........................................
SG Cowen Securities Corporation............................................
                                                                                    -------
    Total..................................................................
                                                                                    -------
                                                                                    -------

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

    The underwriters, for whom Salomon Smith Barney Inc., ING Baring Furman Selz LLC, Morgan Keegan & Company, Inc., Raymond James & Associates, Inc., The Robinson-Humphrey Company, LLC, and SG Cowen Securities Corporation are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a concession not in excess of $ per share. The underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per share on sales to
certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

    The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

    ResortQuest stockholders, who include representatives of Alpine Consolidated II and Capstone Partners, former stockholders of the founding companies, directors and management have agreed not to sell, transfer or otherwise dispose of 8,497,282 shares for a period beginning on May 26, 1999 and ending 90 days from the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to lock-up agreements at any time without notice. Of the 8,497,282 shares, Salomon Smith Barney Inc. has waived the lock-up with respect to 1,962,311 shares to be sold by the selling stockholders in this offering. The remaining 37,689 shares being sold by the selling stockholders were not subject to any lock-up agreements.

    The common stock is listed on the New York Stock Exchange under the symbol "RZT."

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by ResortQuest and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                        PAID BY SELLING
                                          PAID BY RESORTQUEST             STOCKHOLDERS
                                       --------------------------  --------------------------
                                                         FULL                        FULL
                                       NO EXERCISE     EXERCISE    NO EXERCISE     EXERCISE
                                       ------------  ------------  ------------  ------------
Per Share............................  $              $            $              $
Total................................  $              $            $              $

    In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

    Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

    ResortQuest estimates that the total expenses of this offering will be $400,000. The selling stockholders will not bear any of the expenses of this offering.

    ResortQuest and the selling stockholders have severally agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

    Societe Generale, an affiliate of SG Cowen Securities Corporation, is a co-agent for ResortQuest's credit facility. In connection with the credit facility, in addition to interest payments based on outstanding amounts from time to time, Societe Generale receives an adjustable quarterly commitment fee based on the ratio of funded debt to pro forma EBITDA. Societe Generale received a $40,000 fee in December 1998 when it became one of the credit facility lenders.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Locke Liddell & Sapp LLP, Dallas, Texas.

                                    EXPERTS

    Our audited financial statements, included elsewhere or incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

    In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the following locations of the SEC:

 Public Reference Room    New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.      7 World Trade Center            Citicorp Center
       Room 1024                 Suite 1300             500 West Madison Street
Washington, D.C. 20549    New York, New York 10048            Suite 1400
                                                           Chicago, Illinois
                                                              60661-2511

    You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like ResortQuest, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act is 1-14115.

    The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document.

    This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

    - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, filed on March 29, 1999.

    - Our definitive proxy statement for the 1999 annual meeting of stockholders filed April 6, 1999.

    - Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 1999, filed on May 17, 1999.

    - All documents filed with the SEC by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and before the offering is terminated, are considered to be a part of this prospectus, effective the date such documents are filed

    - The description of our common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on May 12, 1998, as incorporated by reference from our registration statement on Form S-1, as amended (File No. 333-47867), the description of the Preferred Stock Purchase Rights set forth in our Form 8-A (Amendment

      No. 1) filed on March 12, 1999 and any amendment or report filed with the SEC for purpose of updating such descriptions.

In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

    You can obtain any of the documents listed above from the SEC, through the SEC's web site at the address described above, or directly from us, by requesting them through our web site RESORTQUEST.COM by selecting the Investor Relations icon.

    We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------
RESORTQUEST INTERNATIONAL, INC.:
  Report of Independent Public Accountants................................................................         F-2
  Consolidated Balance Sheets.............................................................................         F-3
  Consolidated Statements of Income.......................................................................         F-4
  Consolidated Statement of Pro Forma Income..............................................................         F-5
  Consolidated Statements of Changes in Stockholders' Equity..............................................         F-6
  Consolidated Statements of Cash Flows...................................................................         F-7
  Notes to Consolidated Financial Statements..............................................................         F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of ResortQuest International, Inc.:

    We have audited the accompanying consolidated balance sheets of ResortQuest International, Inc., (a Delaware corporation) and subsidiaries (the "Company"), as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 1998 (after restatement for the acquisitions accounted for under the pooling of interests method as discussed in Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ResortQuest International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Memphis, Tennessee,
March 31, 1999.

                        RESORTQUEST INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    DECEMBER 31,        MARCH 31,
                                                                                ---------------------  -----------
                                                                                  1997        1998        1999
                                                                                ---------  ----------  -----------

                                                                                     (RESTATED)        (UNAUDITED)
                                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................................  $   4,637  $   26,247   $  30,517
  Trade and other receivables, net of allowance...............................      1,459       3,929       6,352
  Receivables from stockholders...............................................         --       5,209       5,523
  Deferred income taxes.......................................................         --       1,297       1,297
  Other current assets........................................................        250       2,276       2,010
                                                                                ---------  ----------  -----------
    Total current assets......................................................      6,346      38,958      45,699
GOODWILL, NET.................................................................         --     130,214     150,345
PROPERTY AND EQUIPMENT, NET...................................................      2,547      16,649      17,217
DEFERRED INCOME TAXES.........................................................         --         211         213
ADVANCES TO STOCKHOLDER.......................................................      7,235          --          --
ADVANCES TO AFFILIATES, NET...................................................      1,799          --          --
OTHER ASSETS..................................................................      1,145       2,187       2,765
                                                                                ---------  ----------  -----------
      Total assets............................................................  $  19,072  $  188,219   $ 216,239
                                                                                ---------  ----------  -----------
                                                                                ---------  ----------  -----------
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt........................................  $     770  $    1,234   $     906
  Customer deposits, deferred revenues and payable to property owners.........      1,447      24,639      31,500
  Accounts payable and accrued liabilities....................................      8,123      13,210      17,480
  Payable to stockholders.....................................................         --       1,632         517
  Other current liabilities...................................................        585         323         164
                                                                                ---------  ----------  -----------
    Total current liabilities.................................................     10,925      41,038      50,567
LONG-TERM DEBT, NET OF CURRENT MATURITIES.....................................      4,122      38,098      49,214
OTHER LONG-TERM OBLIGATIONS...................................................      3,019       2,228       2,197
NET LIABILITIES OF DISCONTINUED OPERATIONS....................................      1,403          --          --
                                                                                ---------  ----------  -----------
      Total liabilities.......................................................     19,469      81,364     101,978
                                                                                ---------  ----------  -----------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $0.01 par value, 50,000,000 shares authorized, 1,708,333 and
    16,891,927 shares outstanding, respectively...............................         21         171         174
  Additional paid-in capital..................................................        209     136,026     140,781
  Excess distributions........................................................         --     (29,500)    (29,500)
  Retained earnings (accumulated deficit).....................................       (627)        158       2,806
                                                                                ---------  ----------  -----------
    Total stockholders' equity (deficit)......................................       (397)    106,855     114,261
                                                                                ---------  ----------  -----------
      Total liabilities and stockholders' equity..............................  $  19,072  $  188,219   $ 216,239
                                                                                ---------  ----------  -----------
                                                                                ---------  ----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1996       1997       1998       1998       1999
                                                              ---------  ---------  ---------  ---------  ---------
                                                                              (RESTATED)
                                                              ------------------------------------------

                                                                                                   (UNAUDITED)
REVENUES
  Property management fees..................................  $  11,283  $  13,383  $  27,022  $   4,972  $  18,412
  Service fees..............................................      9,872      9,790     15,603      3,108      7,716
  Other.....................................................      4,515      3,580     12,734        586      5,528
                                                              ---------  ---------  ---------  ---------  ---------
    Total revenues..........................................     25,670     26,753     55,359      8,666     31,656

OPERATING EXPENSES
  Direct operating..........................................     14,860     13,635     31,596      4,411     14,469
  General and administrative................................      6,415      7,092     15,125      1,614      9,437
  Depreciation and amortization.............................        425        521      3,148        115      1,558
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating expenses................................     21,700     21,248     49,869      6,140     25,464

OPERATING INCOME............................................      3,970      5,505      5,490      2,526      6,192

OTHER INCOME (EXPENSE)
  Interest expense, net.....................................       (736)      (763)      (403)      (233)      (889)
  Other.....................................................        394        677       (104)        --        242
                                                              ---------  ---------  ---------  ---------  ---------
INCOME BEFORE INCOME TAXES..................................      3,628      5,419      4,983      2,293      5,545

PROVISION FOR INCOME TAXES..................................         90         90      1,518         28      2,505

INCOME FROM CONTINUING OPERATIONS...........................      3,538      5,329      3,465      2,265      3,040
INCOME (LOSS) FROM DISCONTINUED     OPERATIONS..............        455     (1,494)     1,347      1,557         --
                                                              ---------  ---------  ---------  ---------  ---------

NET INCOME..................................................  $   3,993  $   3,835  $   4,812  $   3,822  $   3,040
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
EARNINGS PER SHARE
  Basic
    Continuing operations...................................  $    1.68  $    2.53  $    0.32  $    1.08  $    0.18
    Discontinued operations.................................       0.22      (0.70)      0.12       0.74         --
                                                              ---------  ---------  ---------  ---------  ---------
    Net income..............................................  $    1.90  $    1.83  $    0.44  $    1.82  $    0.18
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
  Diluted
    Continuing operations...................................  $    1.68  $    2.53  $    0.32  $    1.08  $    0.17
    Discontinued operations.................................       0.22      (0.70)      0.12       0.74         --
                                                              ---------  ---------  ---------  ---------  ---------
    Net income..............................................  $    1.90  $    1.83  $    0.44  $    1.82  $    0.17
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                  CONSOLIDATED STATEMENTS OF PRO FORMA INCOME

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                           THREE MONTHS ENDED
                                                                             YEAR ENDED        MARCH 31,
                                                                            DECEMBER 31,  --------------------
                                                                                1998        1998       1999
                                                                            ------------  ---------  ---------
REVENUES
  Property management fees................................................   $   52,942   $  16,437  $  18,364
  Service fees............................................................       25,852       6,098      7,717
  Other...................................................................       21,957       4,292      5,528
                                                                            ------------  ---------  ---------
    Total revenues........................................................      100,751      26,827     31,609

OPERATING EXPENSES
  Direct operating........................................................       52,290      12,435     14,427
  General and administrative..............................................       29,779       7,282      8,966
  Depreciation and amortization...........................................        5,746       1,401      1,558
                                                                            ------------  ---------  ---------
    Total operating expenses..............................................       87,815      21,118     24,951

OPERATING INCOME..........................................................       12,936       5,709      6,658

OTHER INCOME (EXPENSE)
  Interest expense, net...................................................       (2,082)       (745)      (889)
  Other...................................................................           --         153        242
                                                                            ------------  ---------  ---------
INCOME BEFORE INCOME TAXES................................................       10,854       5,117      6,011
PROVISION FOR INCOME TAXES................................................        5,457       2,278      2,682
                                                                            ------------  ---------  ---------
NET INCOME................................................................   $    5,397   $   2,839  $   3,329
                                                                            ------------  ---------  ---------
                                                                            ------------  ---------  ---------
EARNINGS PER SHARE
  Basic...................................................................   $     0.32   $    0.17  $    0.19
                                                                            ------------  ---------  ---------
                                                                            ------------  ---------  ---------
  Diluted.................................................................   $     0.31   $    0.17  $    0.19
                                                                            ------------  ---------  ---------
                                                                            ------------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   (RESTATED)

                                                                                                      RETAINED
                                                     COMMON STOCK         ADDITIONAL                  EARNINGS
                                               -------------------------   PAID-IN       EXCESS     (ACCUMULATED
                                                  SHARES       AMOUNT      CAPITAL    DISTRIBUTIONS   DEFICIT)       TOTAL
                                               ------------  -----------  ----------  ------------  -------------  ----------
BALANCE, December 31, 1995...................     2,101,113   $      21   $      209   $       --     $      38    $      268
  Net income.................................            --          --           --           --         3,993         3,993
  Distributions..............................            --          --           --           --        (4,315)       (4,315)
                                               ------------       -----   ----------  ------------  -------------  ----------

BALANCE, December 31, 1996...................     2,101,113          21          209           --          (284)          (54)
  Net income.................................            --          --           --           --         3,835         3,835
  Distributions..............................            --          --           --           --        (4,178)       (4,178)
                                               ------------       -----   ----------  ------------  -------------  ----------

BALANCE, December 31, 1997...................     2,101,113          21          209           --          (627)         (397)
  Net income.................................            --          --           --           --         4,812         4,812
  Initial public offering....................     6,670,000          67       59,954           --            --        60,021
  Distributions                                          --          --           --      (29,500)       (4,027)      (33,527)
  Stock issued in connection with
    Combinations.............................     7,545,953          75       68,620           --            --        68,695
    Post-IPO acquisitions....................       775,702           8        7,243           --            --         7,251
                                               ------------       -----   ----------  ------------  -------------  ----------

BALANCE, December 31, 1998...................    17,092,768   $     171   $  136,026   $  (29,500)    $     158    $  106,855
  Net income (unaudited).....................            --          --           --           --         3,040         3,040
  Distributions (unaudited)..................            --          --           --           --          (392)         (392)
  Stock issued in connection with
    Combinations (unaudited).................       296,877           3        4,755           --            --         4,758
                                               ------------       -----   ----------  ------------  -------------  ----------

BALANCE, March 31, 1999 (unaudited)..........    17,389,645   $     174   $  140,781   $  (29,500)    $   2,806    $  114,261
                                               ------------       -----   ----------  ------------  -------------  ----------
                                               ------------       -----   ----------  ------------  -------------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,            MARCH 31,
                                                            --------------------------------  ---------------------
                                                              1996       1997        1998       1998        1999
                                                            ---------  ---------  ----------  ---------  ----------
                                                                            (RESTATED)             (UNAUDITED)
                                                            -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..............................................  $   3,993  $   3,835  $    4,812  $   3,822  $    3,040
  (Income) loss from discontinued operations..............       (455)     1,494      (1,347)    (1,557)         --
                                                            ---------  ---------  ----------  ---------  ----------
    Income from continuing operations.....................      3,538      5,329       3,465      2,265       3,040
  Adjustments to reconcile income from continuing
    operations to net cash provided by operating
    activities
      Depreciation and amortization.......................        425        521       3,148        115       1,558
      Changes in operating assets and liabilities
        Trade and other receivables.......................       (205)       126       1,631       (981)     (2,139)
        Accounts payable and accrued liabilities..........        995      1,217      (3,288)    (1,615)      3,455
        Customer deposits, deferred revenue and payable to
          property owners.................................        305        115      10,471       (747)      1,098
        Deferred income taxes.............................         --         --         503         --          --
        Other.............................................       (455)      (101)     (2,566)     1,495      (2,315)
                                                            ---------  ---------  ----------  ---------  ----------
  Cash provided by continuing operations..................      4,603      7,207      13,364        532       4,697
    Cash flows used in discontinued operations............       (253)       (17)        (56)        --          --
                                                            ---------  ---------  ----------  ---------  ----------
      Net cash provided by operating activities...........      4,350      7,190      13,308        532       4,697
                                                            ---------  ---------  ----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash portion of acquisitions, net.......................         --         --     (35,518)        --      (9,330)
  Purchases of property and equipment.....................       (111)      (380)     (4,021)       (23)       (817)
  Other...................................................        304        402          --        517          --
                                                            ---------  ---------  ----------  ---------  ----------
      Net cash provided by (used in) investing
        activities........................................        193         22     (39,539)       494     (10,147)
                                                            ---------  ---------  ----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from public stock issuance.................         --         --      60,021         --          --
  Distributions to stockholders...........................     (4,315)    (4,178)    (33,527)    (3,571)       (392)
  Net credit facility borrowings..........................         --         --      32,000         --      10,143
  Payment of other long-term obligations..................     (1,180)      (906)    (10,380)    (2,050)        (31)
  Other...................................................      2,165     (2,601)       (274)     1,928          --
                                                            ---------  ---------  ----------  ---------  ----------
      Net cash (used in) provided by financing
        activities........................................     (3,330)    (7,685)     47,840     (3,693)      9,720
                                                            ---------  ---------  ----------  ---------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......      1,213       (473)     21,609     (2,667)      4,270
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............      3,898      5,111       4,638      4,638      26,247
                                                            ---------  ---------  ----------  ---------  ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................  $   5,111  $   4,638  $   26,247  $   1,971  $   30,517
                                                            ---------  ---------  ----------  ---------  ----------
                                                            ---------  ---------  ----------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                        RESORTQUEST INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. BASIS OF PRESENTATION

  FORMATION

    ResortQuest International, Inc. (a Delaware Corporation, "ResortQuest" or the "Company"), formerly known as Vacation Properties International, Inc., was formed to create the first national branded provider of vacation condominium and home rentals and management in premier destination resorts. Effective with the closing of ResortQuest's initial public offering on May 26, 1998 (the "IPO"), the Company acquired 12 vacation rental and property management companies (Hotel Corporation of the Pacific, Inc. ("Aston"), Brindley & Brindley Realty, Inc. and B&B on the Beach, Inc., Coastal Resorts Management, Inc., and Coastal Resorts Realty, L.L.C., Collection of Fine Properties, Inc., Houston and O'Leary Company, Maui Condo & Home Realty, Inc., The Maury People, Inc., Howey Acquisition, Inc. and Priscilla Murphy Realty, Inc., Resort Property Management, Inc., Telluride Resort Accommodations, Inc., Trupp-Hodnett Enterprises, Inc. and THE Management Company, and Whistler Chalets Limited) and one leading vacation rental and property management software company (First Resort Software, Inc. ("First Resort")) (collectively, the "Founding Companies") (the "Combinations"). However, for accounting and reporting purposes, Aston was identified as the accounting acquiror and the remaining Founding Companies along with ResortQuest were accounted for under the purchase method of accounting.

    ResortQuest has completed three acquisitions since its IPO that were accounted for under the pooling of interests method. These acquisitions were Plantation Resort Management, Inc. ("Plantation Resort"), completed August 31, 1998, High Country Management, Inc. ("High Country"), completed March 31, 1999, and Mountain High Management ("Mountain High"), completed March 31, 1999 (collectively, the "Poolings"). As prescribed by Accounting Principles Board opinion No. 16, "Business Combinations", the historical financial statements of ResortQuest have been restated for all periods presented on a combined basis to reflect the Poolings. Accordingly, the historical consolidated financial statements include the financial results of Aston and the Poolings prior to the Combinations and the IPO, and include the combined balances and transactions of ResortQuest and the Founding Companies only since May 26, 1998. Additionally, the Company has included the combined balances and transactions of its remaining acquisitions since their respective dates of acquisition. Comparability of actual results for all actual periods presented may be misleading and are not necessarily indicative of the results of the combined operations. The results of operations for the separate companies and the restated combined results presented in the accompanying consolidated financial statements are as follows:

                                                                                               THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,           MARCH 31,
                                                             -------------------------------  --------------------
(IN THOUSANDS)                                                 1996       1997       1998       1998       1999
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenues
  ResortQuest, as previously reported......................  $  19,460  $  19,554  $  49,524  $   6,078  $  29,857
  Pooled Combinations......................................      6,210      7,199      5,835      2,588      1,799
                                                             ---------  ---------  ---------  ---------  ---------
    Combined Revenues, as restated.........................  $  25,670  $  26,753  $  55,359  $   8,666  $  31,656
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net Income
  ResortQuest, as previously reported......................  $   3,598  $   3,591  $   4,416  $   3,254  $   2,323
  Pooled Combinations......................................        395        244        396        568        717
                                                             ---------  ---------  ---------  ---------  ---------
    Combined Net Income, as restated.......................  $   3,993  $   3,835  $   4,812  $   3,822  $   3,040
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

  PRO FORMA FINANCIAL INFORMATION

    To provide better comparability, the consolidated statements of pro forma income include the financial results of ResortQuest, the Combinations and the acquisition of Abbott Realty, Inc. ("Abbott Resorts") as if such acquisitions had occurred on January 1, 1998. The consolidated statements of pro forma income, excluding income from discontinued operations, include: (i) the effects of our acquisition of the Combinations; (ii) the effects of our acquisition of Abbott Resorts; (iii) the effects of certain reductions in salary, bonuses and benefits derived from contractual agreements which establish the compensation of the former owners and certain key employees of the Combinations, Abbott Resorts and our three acquisitions accounted for as poolings of interests as if they had occurred on January 1, 1998; (iv) the effects of an assumed comparable corporate expense for each of the four quarters ended December 31, 1998, based on actual corporate expense incurred for the three months ended March 31, 1999; (v) the effects of goodwill amortization, which is principally not deductible for income tax purposes, recorded as a result of the acquisitions of the Combinations and Abbott Resorts; (vi) the effects of the provision for federal and state income taxes relating to converting certain operations to C Corporation status and the tax impact of pro forma adjustments; (vii) the effects of additional revenue that we would have realized related to certain property management contracts with affiliates of the Combinations and Abbott Resorts, based on contractual rates that were not reflective of market conditions; and (viii) the effects of excluding certain depreciation and interest expense related to certain assets and liabilities not acquired from the Combinations and Abbott Resorts.

  POST-IPO ACQUISITIONS

    Since the IPO, ResortQuest has completed five acquisitions: Goldpoint, located in Breckenridge, Colorado, effective July 31, 1998; Plantation Resort, located in Gulf Shores, Alabama, effective August 31, 1998; Whistler Exclusive Properties, Ltd. ("Whistler Exclusive") located in Whistler, British Columbia, Canada, effective September 3, 1998; Abbott Resorts, located in Destin, Florida, effective September 30, 1998; and Columbine Management & Real Estate ("Columbine") located in Dillon, Colorado, effective December 1, 1998 (collectively "Post-IPO Acquisitions"). Goldpoint, Whistler Exclusive, Abbott Resorts and Columbine were accounted for under the purchase method of accounting, and accordingly, their results of operations have been included since their respective dates of acquisition.

    Nonrecurring acquisition costs incurred in connection with the Plantation Resort transaction totaled approximately $134,000 and, in accordance with Accounting Principles Bulletin Opinion No. 16, have been included as an expense in the consolidated statement of income for 1998.

    The acquisition of Abbott Resorts is considered significant to ResortQuest for financial reporting purposes. ResortQuest paid $40.0 million in total consideration to the prior stockholders of Abbott Resorts ($26.5 million in cash, $6.6 million in Common Stock, and $6.8 million in assumed debt). The purchase price was allocated to tangible assets and liabilities with the remaining $32.2 million to goodwill. The following table presents pro forma results of operations as though Abbott Resorts had been acquired on January 1, 1997. These pro forma results do not reflect any pro forma adjustments related to the Founding Companies or the Post-IPO Acquisitions. The unaudited pro forma results of

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

operations for the years ended December 31, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.

                                                                      YEARS ENDED DECEMBER
                                                                              31,
                                                                      --------------------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                                    1997       1998
                                                                      ---------  ---------
                                                                          (UNAUDITED)
Revenue.............................................................  $  53,101  $  80,858
                                                                      ---------  ---------
                                                                      ---------  ---------
Net income..........................................................  $   3,993  $   6,414
                                                                      ---------  ---------
                                                                      ---------  ---------
Earnings per share
  Basic.............................................................  $    1.40  $    0.56
                                                                      ---------  ---------
                                                                      ---------  ---------
  Diluted...........................................................  $    1.40  $    0.56
                                                                      ---------  ---------
                                                                      ---------  ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

  PROPERTY MANAGEMENT FEES

    At December 31, 1998, ResortQuest has entered into 12,320 exclusive and 1,330 non-exclusive rental and management agreements with owners of condominium and homes in 23 resort locations throughout North America. The exclusive agreements entitle ResortQuest to receive a fee for renting and maintaining these properties. ResortQuest requires certain minimum deposits, as reservations are booked. These deposits are non-refundable and recorded as a component of customer deposits, deferred revenue and payable to owners, along with remaining rental prepayments. ResortQuest recognizes revenue from property rental and management fees ratably over the term of guest stays. ResortQuest records revenue for cancellations upon occurrence.

  SERVICE FEES

    ResortQuest internally provides or arranges through third parties other services for property owners or guests. Other services include reservation, housekeeping, long-distance telephone, ski rentals, lift tickets, beach equipment and pool cleaning. Internally provided services are recognized as service fee revenue when the service is provided. Services provided by third parties are generally billed directly to property owners and are not included in the accompanying consolidated financial statements.

  OTHER

    ResortQuest recognizes other revenues related to real estate broker commissions, food & beverage sales and First Resort software and maintenance sales. ResortQuest has real estate broker sales operations in the following locations: Aspen, Colorado; Bethany Beach, Delaware; Islands of Captiva and Sanibel, Fort Myers, Fort Walton Beaches and Destin, Florida; the Outer Banks, North Carolina; St. Simons, Georgia; Gulf Shores, Alabama; and the Island of Nantucket, Massachusetts. ResortQuest recognizes revenues on real estate sales when such transactions are complete and such revenue is recorded net of the related agent commission amount. ResortQuest also manages food & beverage outlets in connection with the management of larger condominium complexes, primarily in Hawaii and Florida. First Resort sells a fully integrated software package specifically designed for the property rental business, along with ongoing service contracts. First Resort recognizes software and maintenance

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

revenues when the systems are installed and ratably over the service period, respectively. Other revenues were as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
(IN THOUSANDS)                                                      1996       1997       1998
                                                                  ---------  ---------  ---------
Real estate brokerage commissions, net..........................  $      --  $      --  $   4,858
Food & beverage.................................................      2,185      2,271      2,265
Software sales and service......................................         --         --      1,954
Other...........................................................      2,330      1,309      3,657
                                                                  ---------  ---------  ---------
                                                                  $   4,515  $   3,580  $  12,734
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

  DIRECT OPERATING EXPENSES

    Direct operating expenses include expenses related to housekeeping, maintenance, reservations, marketing and advertising, and other costs associated with rental and management. Direct operating expenses also include food & beverage cost of sales and operating expenses as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
(IN THOUSANDS)                                                   1996       1997       1998
                                                               ---------  ---------  ---------
Rental and management........................................  $  12,748  $  11,683  $  29,362
Food & beverage..............................................      2,112      1,952      2,234
                                                               ---------  ---------  ---------
                                                               $  14,860  $  13,635  $  31,596
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

  GOODWILL

    Goodwill is the excess of the purchase price over fair value of identified net assets acquired in business combinations accounted for as purchases. Goodwill is being amortized on a straight-line basis over 40 years, other than that associated with the acquisition of First Resort, which is amortized over 15 years, representing the approximate remaining useful life of acquired intangible assets. ResortQuest recognized $1.8 million of goodwill amortization in 1998. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," subsequent to an acquisition, ResortQuest continually evaluates whether later events and circumstances have occurred that indicate the remaining net book value may warrant revision or may not be recoverable. When factors indicate that the net book value should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted cash flows, in measuring whether such long-lived assets are recoverable.

  INCOME TAXES

    Prior to the IPO, Aston had elected S Corporation status as defined by the Internal Revenue Code and state tax statutes. Under S Corporation status, the former stockholders report their share of ResortQuest's taxable earnings or losses in their personal tax returns for the periods prior to the Combinations.

    In conjunction with the Combinations, the Company changed from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which requires ResortQuest to

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

recognize the tax consequences of operations in its consolidated statements of income. The unaudited consolidated statements of pro forma income reflect the estimated impact of recognizing income tax expenses as if ResortQuest had been a C Corporation for tax reporting purposes for the years ended December 31, 1997 and 1998.

    Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets, including net operating loss carryforwards, and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the new rate is enacted.

  CASH AND CASH EQUIVALENTS

    For the purposes of the balance sheets and statements of cash flows, ResortQuest considers all investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash and cash equivalents include $14.3 million of cash held in escrow for prepaid rentals and pending real estate sales transactions.

  INVENTORIES

    Inventories consist primarily of food and beverage items and are stated at the lower of cost (first-in, first-out method) or market.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost or, in the case of equipment acquired under capital leases, the present value of future lease payments. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or the lease terms. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

  FINANCIAL INSTRUMENTS

    The carrying values of all financial instruments approximate their estimated fair value.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

  CONCENTRATION OF RISK

    Prior to the Combinations, ResortQuest's operations were exclusively located in the state of Hawaii and were subject to negative events that affect travel patterns of visitors. After considering the pro forma impact of the Combinations and Abbott Resorts, Hawaii only accounts for 22% of total revenues and 48% of operating income of ResortQuest.

  NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivatives, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value.

    This statement is effective for all fiscal quarters of fiscal years beginning after September 15, 1999. The adoption of SFAS No. 133 is not anticipated to have a material impact on the financial position or results of operations of ResortQuest.

  RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the 1998 presentation.

3. NOTE RECEIVABLE FROM STOCKHOLDER

    In connection with the Combinations, Aston formalized its receivable resulting from cash advances to its primary stockholder with a $4.0 million promissory note (the "Note"). The Note bears interest at one-half of one percent below prime rate of interest, but not less than six percent and not more than 10 percent. Payments under the Note are interest only, due and payable every January and July 1st. The Note is due on demand with 180 days notice at any time through May 26, 1999. If payment is not requested within the notice period, the Note becomes due and payable on May 25, 2008.

    Prior to the Combinations, advances were made to Aston affiliated companies and principal stockholder. Advances to affiliates represent advances to companies controlled by Aston's principal stockholder. The advances had no scheduled repayment, and Aston suspended the accrual of interest. In 1996, one affiliate made a $2.0 million repayment, $112,500 of which was recognized as previously unrecorded interest. The remaining receivable balance was guaranteed by Aston's principal stockholder and was repaid during 1998. Advances to Aston's principal stockholder were primarily utilized relative to the stockholder's investment in two hotels managed by the Company. The advances are not collateralized, are non-interest bearing and have no scheduled repayments. The stockholder made payments of approximately $1.5 million on these advances prior to the Combinations.

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

4. DISCONTINUED OPERATIONS

    ResortQuest has decided that they will no longer continue to enter into leasing arrangements for lodging facilities. Accordingly, for all periods presented in the accompanying financial statements, the financial position, results of operations and cash flows of the leased assets are reflected as discontinued operations. Concurrent with the Combinations, Aston assigned such leases to AST Holdings, Inc., a corporation owned by Aston's principal stockholder. On May 27, 1998, ResortQuest entered into a contract with AST Holdings to manage these facilities for a fee.

    Net assets (liabilities) of discontinued operations were as follows:

                                                                                  DECEMBER 31,
(IN THOUSANDS)                                                                        1997
                                                                                  ------------
Current assets..................................................................   $    2,955
Advances to affiliates..........................................................            1
Other assets....................................................................          193
Property and equipment..........................................................          197
                                                                                  ------------
  Total assets..................................................................        3,346
Current liabilities.............................................................       (4,119)
Capital lease obligations.......................................................          (53)
Other long-term obligations.....................................................         (577)
                                                                                  ------------
  Net liabilities of discontinued operations....................................   $   (1,403)
                                                                                  ------------
                                                                                  ------------

Income (loss) from discontinued operations are as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
(IN THOUSANDS)                                                   1996       1997       1998
                                                               ---------  ---------  ---------
Revenue......................................................  $  29,945  $  30,848  $  14,304
Operating expenses...........................................     22,833     24,826     10,120
General and administrative expense...........................      6,631      7,317      2,839
                                                               ---------  ---------  ---------
  Operating income (loss)....................................        481     (1,295)     1,345
Other (expense) income.......................................        (26)       (33)         2
                                                               ---------  ---------  ---------
Net income (loss) from discontinued operations...............  $     455  $  (1,328) $   1,347
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    In addition to the loss from discontinued operations, ResortQuest's operating results for the year ended December 31, 1997 include a charge of $166,000 for an expected loss resulting from the disposal of discontinued operations.

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

5. SUPPLEMENTAL FINANCIAL INFORMATION

    Trade and other receivables consisted of the following:

                                                                               DECEMBER 31,
                                                                           --------------------
(IN THOUSANDS)                                                               1997       1998
                                                                           ---------  ---------
Receivable from managed properties.......................................  $     610  $   1,073
Other....................................................................        924      2,912
                                                                           ---------  ---------
  Total..................................................................      1,534      3,985
Less--Allowance for doubtful accounts....................................        (75)       (56)
                                                                           ---------  ---------
                                                                           $   1,459  $   3,929
                                                                           ---------  ---------
                                                                           ---------  ---------

    Property and equipment consisted of the following:

                                                               ESTIMATED       DECEMBER 31,
                                                              USEFUL LIFE  --------------------
(IN THOUSANDS)                                                 IN YEARS      1997       1998
                                                              -----------  ---------  ---------
Land and improvements.......................................               $      36  $   3,448
Building and improvements...................................       15-30          98      4,929
Furniture, fixtures and equipment...........................        3-10       2,186      8,665
Leased property.............................................         3-7       2,425      2,369
                                                                           ---------  ---------
                                                                               4,745     19,411
Less--accumulated depreciation and amortization.............                  (2,198)    (2,762)
                                                                           ---------  ---------
                                                                           $   2,547  $  16,649
                                                                           ---------  ---------
                                                                           ---------  ---------

    Accounts payable and accrued liabilities consisted of the following:

                                                                               DECEMBER 31,
                                                                           --------------------
(IN THOUSANDS)                                                               1997       1998
                                                                           ---------  ---------
Accounts payable.........................................................  $   5,533  $   8,427
Accrued payroll..........................................................      1,226        986
Other accrued liabilities................................................      1,364      3,797
                                                                           ---------  ---------
                                                                           $   8,123  $  13,210
                                                                           ---------  ---------
                                                                           ---------  ---------

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

    Supplemental cash flow information is as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
(IN THOUSANDS)                                                   1996       1997       1998
                                                               ---------  ---------  ---------
Supplemental disclosure of cash flow information
Cash paid for interest.......................................  $     577  $     654  $     658
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Cash paid for income taxes...................................  $      --  $      --  $     721
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Supplemental disclosure of non-cash flow information
Capital lease obligations....................................  $     946  $     940  $      83
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Common stock portion of Combinations.........................  $      --  $      --  $  68,695
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Common stock portion of Post-IPO Acquisitions................  $      --  $      --  $   7,251
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

6. LONG-TERM DEBT

    ResortQuest entered into a credit agreement (the "Credit Agreement") as of May 26, 1998 with NationsBank, N.A. and First Tennessee Bank National Association, with respect to a $30 million revolving line of credit in conjunction with the Credit Facility. On September 30, 1998, the Credit Facility was amended to allow for the ResortQuest acquisition of Abbott Resorts. On December 7, 1998, the Credit Facility was amended for a second time to increase the facility to $55 million and added two additional lenders, Societe Generale and Union Planters Bank, N.A. The Credit Facility may be used for letters of credit not to exceed $2.5 million, acquisitions, capital expenditures, and for general corporate purposes. The Credit Agreement requires ResortQuest to comply with various loan covenants, which include maintenance of certain financial ratios, restrictions on additional indebtedness and restrictions on liens, guarantees, advances, capital expenditures, sale of assets and dividends. Interest on outstanding balances of the Credit Facility is computed at ResortQuest's election, on the basis of either the Prime Rate or the Eurodollar Rate plus a margin ranging from 1.25% to 2.00%, depending on certain financial ratios. Availability fees range from 0.25% to 0.50% per annum depending on certain financial ratios are payable on the unused portion of the Credit Facility. At December 31, 1998, borrowings under the Credit Facility totaled $32.0 million, resulting primarily from the Abbott Resorts acquisition. ResortQuest is paying a margin of 1.75% and availability fees of 0.375%, which resulted in interest expense of approximately $517,000 in 1998. The weighted average interest rate during 1998, based on outstanding ResortQuest Credit Facility borrowings, including the applicable LIBOR spread, was 7.3%. The Credit Facility has a three-year term and is secured by substantially all the assets of ResortQuest and its subsidiaries, including the stock in the Founding Companies and any future material subsidiaries, as defined. ResortQuest, each Founding Company and all other current and future material subsidiaries are required to guarantee repayment of all amounts due under the Credit Facility. At December 31, 1998, ResortQuest was in compliance with applicable loan covenants.

    On September 30, 1998, ResortQuest executed a promissory note (the "Note Agreement") maturing on January 31, 1999 in favor of NationsBank, N.A., with respect to an additional $5.0 million revolving line of credit. The interest rate on outstanding balances, the interest payment dates and the terms of default under the Note Agreement were the same as those provided for in the Credit Facility. The Note Agreement was secured on the same terms as the Credit Facility. The Note Agreement was terminated effective December 7, 1998, when ResortQuest secured additional availability under the

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

Credit Facility. ResortQuest also has entered into discussions with NationsBank, N.A. and certain other lenders to increase the size of the Credit Facility to provide cash for future acquisitions.

    At December 31, 1997 and 1998, long-term debt consisted of the following:

                                                                               DECEMBER 31,
                                                                           --------------------
(IN THOUSANDS)                                                               1997       1998
                                                                           ---------  ---------
Credit facility..........................................................  $      --  $  32,000
Various notes with banks, secured by certain assets, at interest rates
  ranging from 7.125% to 9%, due between May 1999 and January 2013.......         --      5,246
Other notes..............................................................      3,158        361
Long-term capital lease obligations......................................      1,734      1,725
                                                                           ---------  ---------
Total....................................................................      4,892     39,332
Less--current maturities.................................................       (770)    (1,234)
                                                                           ---------  ---------
Total non-current portion................................................  $   4,122  $  38,098
                                                                           ---------  ---------
                                                                           ---------  ---------

Annual maturities of long-term debt are: 1999, $1.2 million; 2000, $2.0 million; 2001, $33.7 million; 2002, $1.6 million; 2003, $402,000; and $407,000 thereafter.

7. OPERATING LEASES

    ResortQuest has entered into non-cancelable operating leases for equipment, operating space, office space, hotel properties and individual condominium units within its managed properties. At December 31, 1998, future minimum lease commitments under all non-cancelable operating leases are as follows:

(IN THOUSANDS)                                                                    DECEMBER 31,
                                                                                  -------------
1999............................................................................    $   1,240
2000............................................................................          968
2001............................................................................          881
2002............................................................................          839
2003............................................................................          662
Thereafter......................................................................        1,481
                                                                                       ------
                                                                                    $   6,071
                                                                                       ------
                                                                                       ------

                        RESORTQUEST INTERNATIONAL, INC.

                               December 31, 1998

    Under terms of the leases, ResortQuest is generally required to pay all taxes, insurance and maintenance. Rent expense for the years ended December 31, 1996, 1997, and 1998, aggregated approximately $2.6 million, $5.6 million and $5.0 million, respectively.

    In conjunction with the Combinations and Post-IPO Acquisitions, ResortQuest entered into several lease agreements with certain former owners for the use of office space and facilities. Lease payments to former owners, who are also stockholders and directors, during 1996, 1997 and 1998 were approximately $114,000, $110,000 and $548,000, respectively.

    As an accommodation to certain of the managed properties, the Company assists in obtaining leases of operating equipment. In some instances, this assistance includes entering into the leases as the technical lessee. The managed properties perform all obligations under the leases, including the making of lease payments and the provision of insurance coverage. ResortQuest remains contingently liable under the leases until completion of the lease terms. Because ResortQuest undertakes the role of a technical lessee simply as an accommodation to the managed properties and because the leased equipment is used only for and by the managed properties, these leases have not been recorded on the Company's books.

8. COMMITMENTS AND CONTINGENCIES

  GUARANTEES

    Prior to the Combinations, Aston had guaranteed or co-signed debts of its former principal stockholder, which primarily relates to mortgage loans on two hotels managed by Aston. These guarantees were fully collateralized with real estate, cash or cash equivalents, including shares of Common Stock, pledged either to the lenders of such debt or Aston to secure such debt. As of December 31, 1998, the former principal stockholder of Aston has removed all guarantees.

    Certain of Aston's management agreements contain provisions for guaranteed levels of returns to owners. These agreements also contain force majeure clauses to protect the Company from forces or occurrences beyond the control of management. During 1996, 1997 and 1998, ResortQuest made payments in excess of the management fees earned on these guaranteed agreements of $116,000, $327,000 and $840,000, respectively.

  ACQUISITION INDEMNIFICATION

    Subject to certain limitations, pursuant to the Agreement and Plan of Organization entered into by and between each of the Founding Companies and ResortQuest (each an "Agreement"), the stockholders of the Founding Companies have indemnified ResortQuest against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses as a result of or arising from (i) any breach of the representations and warranties in the Agreement and its schedules and certificates by the stockholders of the Founding Companies, (ii) any breach of any agreement on the part of the stockholders set forth in the Agreement, (iii) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation arising out of or based upon any untrue statement of a material fact relating solely to the Founding Company or the stockholders and (iv) certain other identified claims or litigation. In addition, pursuant to each Agreement and subject to certain limitations, ResortQuest agreed to indemnify the stockholders against losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incurred by the stockholders as a result of or arising from (i) any breach by ResortQuest or of its representations and warranties in the Agreement and its schedules and certificates, (ii) any breach of any agreement on the part of

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

ResortQuest under this Agreement, (iii) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to ResortQuest or any of the other Founding Companies contained in certain filings with the Securities and Exchange Commission, or (v) the matters described in the schedules to the Agreement relating to guarantees.

    ResortQuest is not aware of any events that have or could have caused any party to such indemnification under any of the Agreements during the periods presented in the accompanying consolidated financial statements.

  LITIGATION

    ResortQuest and its subsidiaries are involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a materially adverse effect on the Company's consolidated financial position or results of operations.

  INSURANCE

    ResortQuest carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and a general umbrella policy. The Company has not incurred significant claims or losses on any of its insurance policies during the periods presented in the accompanying financial statements.

  BENEFIT PLANS

    As of December 31, 1998, ResortQuest had ten 401(k) profit sharing plans, which existed prior to the IPO and the acquisition of the Founding Companies or the Post-IPO Acquisitions. Under the plans currently in place, employees may defer from 1% to 18% of eligible earnings, company matching contributions range from 0% to 50% of the first 4% to 6% of employee contributions, and employee vesting in Company matching contributions varies from immediate vesting in some plans to seven or more years in other plans. Currently, in the aggregate of all plans, there are approximately 1,800 eligible employees covered under the plans and 1,200 active participants.

    ResortQuest matching contributions to the plans were $107,000, $184,000 and $231,000 in 1996, 1997 and 1998, respectively.

    ResortQuest is currently in the process of establishing a new 401(k) profit sharing plan, which will cover all domestic employees. The new 401(k) plan is expected to be in place in second quarter 1999. Once this plan is in place, all existing plans will be merged into the new 401(k) plan during 1999.

  EMPLOYMENT AGREEMENTS

    Effective with the Combinations and the Post-IPO Acquisitions, ResortQuest entered into employment agreements with all senior corporate officers and several key employees of the Operating Companies. Among other things, these agreements allow for severance payments and some include acceleration of stock option awards upon a change in control of ResortQuest, as defined under the agreements. The maximum amount of compensation that would be payable under all agreements if a change in control occurred without prior written notice as of December 31, 1998, would be approximately $21.4 million.

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

9. STOCKHOLDERS' EQUITY

  COMMON STOCK

    On May 26, 1998, ResortQuest issued an aggregate of 9,254,286 shares of Common Stock in connection with the Combinations (1,708,333 shares to Aston stockholders and 7,545,953 shares to the remaining stockholders involved with the Combinations) and 6,670,000 shares of Common Stock in connection with the IPO. Shares issued in the Offering were sold at a price to the public of $11.00 per share. The net proceeds to ResortQuest from the Offering (after deducting underwriting discounts, commissions and offering expenses) were approximately $60.0 million. Subsequent to the IPO, ResortQuest issued 967,641 shares of Common Stock in connection with the Post-IPO Acquisitions (191,939 shares to Plantation Resort stockholders, 757,040 shares to Abbott Resorts stockholders and 18,662 shares to Columbine stockholders). As of December 31, 1998, ResortQuest had 17,092,768 restated shares of Common Stock issued and outstanding (13,958,138 shares of Common Stock and 3,134,630 shares of restricted Common Stock). The Common Stock and restricted Common Stock are identical except that the holders of restricted Common Stock are only entitled to one-half of one vote for each share on all matters.

    On June 25, 1998, ResortQuest registered 3.0 million shares of Common Stock with the Securities and Exchange Commission ("SEC") pursuant to a shelf registration statement ("Shelf"). Common Stock registered under the Shelf is to be used primarily for future acquisitions. Subsequently, the Shelf was re-filed with the SEC to include the pro forma impact of the Abbott acquisition, which was again deemed effective on November 6, 1998. At December 31, 1998, 967,641 shares covered by the Shelf have been issued in connection with the Post-IPO Acquisitions.

PREFERRED STOCK

    ResortQuest's authorized capital includes 10.0 million shares of undesignated preferred stock with a $0.01 par value.

10. STOCK OPTIONS

    In March 1998, ResortQuest's Board of Directors and stockholders approved the Company's 1998 Long-Term Incentive Plan ("Incentive Plan"). The options vest annually and ratably over a four-year period from the date of grant and expire ten years after the grant date. ResortQuest has reserved 2,027,031 shares of Common Stock for use in connection with the 1998 Long-Term Incentive Plan. In connection with the IPO, options in the form of non-qualified stock options to purchase a total of 1,695,000 shares of Common Stock of the Company at $11.00 per share were granted to management of the Founding Companies, corporate management, certain stockholders, and non-employee directors. Subsequent to the IPO, 179,351 non-qualified stock options have been granted to new employees at the then ResortQuest Common Stock market value (ranging from $8.94 to $16.81). The Incentive Plan also provides for the issuance of stock appreciation rights, restricted or deferred stock, dividend equivalents, bonus shares and awards in lieu of Company obligations to pay cash compensation, non-employee directors' deferred shares, or other awards. The value of the options is based in whole or in part upon the value of the Common Stock.

    ResortQuest applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized in the consolidated statements of income for the Incentive

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

Plan. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," ResortQuest has estimated the fair value of each option grant using the Black-Scholes option-pricing model. Had compensation cost for awards under the Plan been determined based on the fair value at the grant dates, ResortQuest's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                             1996       1997       1998
                                                                   ---------  ---------  ---------
Net income
  As reported....................................................  $   3,993  $   3,835  $   4,812
  Pro forma......................................................      3,993      3,835      4,136
Basic earnings per share
  As reported....................................................  $    1.90  $    1.83  $     .44
  Pro forma......................................................       1.90       1.83        .38
Diluted earnings per share
  As reported....................................................  $    1.90  $    1.83  $     .44
  Pro forma......................................................       1.90       1.83        .38

    A summary of ResortQuest's stock option transactions, from May 26, 1998 through December 31, 1998, is as follows:

                                                                                              OPTIONS OUTSTANDING
                                                                                            -----------------------
                                                                                WEIGHTED                  COMMON
                                                                                 AVERAGE                   STOCK
                                                                                EXERCISE                 AVAILABLE
                                                                                  PRICE       NUMBER     FOR GRANT
                                                                               -----------  ----------  -----------
IPO - May 26, 1998...........................................................         n/a           --    1,910,914
Increased availability common stock issued during the year...................         n/a           --      116,117
Options granted..............................................................   $   10.90    1,874,351   (1,874,351)
                                                                               -----------  ----------  -----------
Balance - December 31, 1998..................................................   $   10.90    1,874,351      152,680
                                                                               -----------  ----------  -----------
                                                                               -----------  ----------  -----------

    The $4.13 weighted average fair value of options granted by ResortQuest during 1998 was based on the Black-Scholes option-pricing model. Assumptions included an average risk-free interest rate of 5.5%; an average expected life of
2.6 years; a volatility factor of 54.6%; and no dividends. At December 31, 1998, there were 1,874,351 options outstanding with an exercise price that ranges from $8.94 to $16.81 and an average weighted exercise price of $10.90 and a weighted average remaining contractual life of 9.5 years.

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

11. INCOME TAXES

    Income tax expense attributable to income from continuing operations for the year ended December 31, 1998 consisted of the following:

(IN THOUSANDS)                                                                           1998
                                                                                       ---------
Current
  Federal............................................................................  $     909
  State..............................................................................        106
Deferred
  Federal............................................................................        448
  State..............................................................................         55
                                                                                       ---------
    Total............................................................................  $   1,518
                                                                                       ---------
                                                                                       ---------

    The difference between the statutory federal income tax rate and the effective income tax rate expressed as a percentage of income from continuing operations before income taxes for the year ended December 31, 1998 is as follows:

                                                                                         1998
                                                                                       ---------
Federal statutory rate...............................................................       34.0%
State income taxes, net of federal benefit...........................................        4.2
Goodwill and other permanent items...................................................       44.9
Pre-IPO earnings not taxable.........................................................      (52.6)
                                                                                       ---------
Effective income tax rate............................................................       30.5%
                                                                                       ---------
                                                                                       ---------

    As a result of the Combinations and the Post-IPO Acquisitions, the allocation of the purchase price to the assets and liabilities for financial reporting purposes significantly exceeds the tax basis carried over from the predecessor entities. Accordingly, the acquisitions created significant nondeductible goodwill and other temporary differences. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998 are as follows:

(IN THOUSANDS)                                                                           1998
                                                                                       ---------
Deferred tax assets
  Claims and other reserves..........................................................  $     977
  Section 481 adjustment: Cash to accrual............................................        671
  State net operating losses.........................................................        310
  Other..............................................................................         45
                                                                                       ---------
    Total deferred tax assets........................................................      2,003
                                                                                       ---------
Deferred tax liabilities
  Basis difference on fixed assets...................................................       (342)
  Other..............................................................................       (153)
                                                                                       ---------
    Total deferred tax liabilities...................................................       (495)
                                                                                       ---------
                                                                                       $   1,508
                                                                                       ---------
                                                                                       ---------

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

12. EARNINGS PER SHARE

  ACTUAL RESULTS

    Earnings per share included in the consolidated statements of income includes Aston's results of operations under its historical capital and income tax structure for all periods prior to the Combinations, and the combined balances and transactions of ResortQuest and the Founding Companies since May 26, 1998. The shares outstanding for Aston through May 25, 1998, and the shares outstanding for ResortQuest from May 26, 1998 through December 31, 1998, were used to calculate the 1998 weighted average shares outstanding. The following table reflects ResortQuest's weighted average common shares outstanding and the impact of its primary common share equivalents.

                                                                                          THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,               MARCH 31,
                                                 ------------------------------------  ------------------------
                                                    1996        1997         1998         1998         1999
                                                 ----------  ----------  ------------  ----------  ------------
                                                                                             (UNAUDITED)
Basic weighted average common shares
  outstanding..................................   2,101,113   2,101,113    10,826,000   2,101,113    17,353,989
Effect of dilutive securities--stock options...          --          --       139,421          --       432,222
                                                 ----------  ----------  ------------  ----------  ------------
Diluted weighted average common shares
  outstanding..................................   2,101,113   2,101,113    10,965,421   2,101,113    17,786,211
                                                 ----------  ----------  ------------  ----------  ------------
                                                 ----------  ----------  ------------  ----------  ------------

  PRO FORMA RESULTS

    Pro forma earnings per share included in the consolidated statements of pro forma income is based on pro forma net income after considering the adjustments described in Note 1--Pro Forma Financial Information. The pro forma weighted average common shares for all periods reflect the issuance of Common Stock in connection with the Combinations, the IPO and to ResortQuest stockholders and management as though such shares were outstanding for the entire periods. In addition, the 1998 periods include the impact of Common Stock issued in connection with the Post-IPO Acquisitions only from their respective acquisition dates. However, the 1998 calculations also include the dilutive impact of options outstanding from May 27, 1998 through December 31, 1998. The following table reflects ResortQuest's pro forma weighted average common shares outstanding and the impact of its primary common share equivalents.

                                                                    THREE MONTHS ENDED MARCH
                                                      YEAR ENDED              31,
                                                     DECEMBER 31,  --------------------------
                                                         1998          1998          1999
                                                     ------------  ------------  ------------
                                                                          (UNAUDITED)
Basic weighted average common shares outstanding...   17,075,661     17,074,106    17,353,989
Effect of dilutive securities--stock options.......      139,421             --       432,222
                                                     ------------  ------------  ------------
Diluted weighted average common shares
  outstanding......................................   17,215,082     17,074,106    17,786,211
                                                     ------------  ------------  ------------
                                                     ------------  ------------  ------------

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

13. SEGMENT REPORTING

    On January 1, 1998, ResortQuest adopted the provisions of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Under SFAS No. 131, ResortQuest has one operating segment, property management, which is managed as one business unit. The accounting policies of this segment are the same as those described in the summary of significant accounting policies. The all other segment includes First Resort and corporate. Approximately 79% of the all other segment assets represents goodwill recorded for First Resort and corporate. The following table presents the revenues, operating income and assets of ResortQuest's reportable segment.

                                                                 YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
(IN THOUSANDS)                                                 1996        1997        1998
                                                             ---------  ----------  ----------
Revenues
  Property management......................................  $  25,670  $   26,753  $   53,405
  All other................................................         --          --       1,954
                                                             ---------  ----------  ----------
                                                             $  25,670  $   26,753  $   55,359
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------
Operating income
  Property management......................................  $   3,970  $    5,505  $    7,782
  All other................................................         --          --      (2,292)
                                                             ---------  ----------  ----------
                                                             $   3,970  $    5,505  $    5,490
                                                             ---------  ----------  ----------
                                                             ---------  ----------  ----------
Assets
  Property management......................................             $   19,072  $  149,883
  All other................................................                     --      38,336
                                                                        ----------  ----------
                                                                        $   19,072  $  188,219
                                                                        ----------  ----------
                                                                        ----------  ----------

14. RELATED-PARTY TRANSACTIONS

    ResortQuest has unwritten and written consulting and management agreements with certain stockholders and directors of the Founding Companies and Post-IPO Acquisitions. Consulting services include assistance in operations, identifying acquisitions, and involvement in local and governmental affairs. During 1996, 1997 and 1998, the Company incurred $221,000, $232,000 and $287,000, respectively, relative to these consulting arrangements.

    ResortQuest receives sales commissions for selling properties developed by certain companies and partnerships owned or co-owned by former owners of the Founding Companies and Post-IPO Acquisitions. These net commissions approximated $1.9 million during 1998 and the Company had approximately $414,000 in receivables at December 31, 1998 from these affiliates.

    ResortQuest entered into numerous transactions with the former owner of Aston ("Former Owner") who is now a director and stockholder of the Company. ResortQuest provides management and centralized services (cooperative sales and marketing, reservations, accounting services and other reimbursements) for four hotels, of which two are owned by the Former Owner and two are managed for an affiliate of the Former Owner. The management fees charged to these hotels approximated $501,000, $506,000 and $1.5 million in 1996, 1997 and 1998, respectively. ResortQuest also paid HCP, Inc., a company that is wholly owned by the Former Owner, $481,000, $476,000 and $158,000 in

                        RESORTQUEST INTERNATIONAL, INC.

                               DECEMBER 31, 1998

1996, 1997 and 1998, respectively, for sales representation and related accounting services. Beginning in 1997, ResortQuest provides administrative services to AST International LLC, which is controlled by the Former Owner. Related to these services, the Company recognized $272,000 during 1998 and had receivables of $420,000 and $208,000 as of December 31, 1997 and 1998, respectively. ResortQuest also provides certain management and clerical personnel for a development company owned by the Former Owner. During 1996, 1997 and 1998, ResortQuest incurred $125,000, $126,000 and $4,000, respectively, in salaries and benefits costs relative to this development company. In return, ResortQuest receives certain consulting and support services.

    ResortQuest provides various management and consulting services for certain companies and partnerships owned or co-owned by former owners of the Founding Companies and Post-IPO Acquisitions. During 1998, ResortQuest received approximately $275,000 for these services.

    ResortQuest also manages vacation properties pursuant to its standard management agreement that are owned or co-owned by certain directors and employees of the Company.

15. INTERIM FINANCIAL STATEMENTS (UNAUDITED)

    The interim financial statements as of March 31, 1999, and for the three months ended March 31, 1999 and 1998 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    During the three months ended March 31, 1999, ResortQuest executed seven additional acquisitions, which added 1,599 vacation rental condominiums and homes to units under management (the "1999 Acquisitions") and are located in one existing market and six new markets: Ridgepine Vacation Rentals, Inc. in Sunriver Oregon, effective January 1, 1999; Cove Realty Management Services, Inc. in Palm Desert, California, effective January 1, 1999; Ryan's Golden Eagle Management Services, Inc. in Big Sky, Montana, effective January 5, 1999; Scottsdale Resort Accommodations Inc. in Scottsdale, Arizona, effective February 1, 1999; Worthy Rentals, Inc. in Hilton Head Island, South Carolina, effective February 1, 1999; High Country in Crested Butte, Colorado, effective March 31, 1999; and Mountain High in Whistler, British Columbia Canada, effective March 31, 1999. The 1999 Acquisitions cost $24.2 million and were financed through a combination of stock and cash. The 1999 Acquisitions, excluding High Country and Mountain High, were accounted for under the purchase method of accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with sale of the common stock being registered.

SEC Registration Fee.....................................................  $  18,709
New York Stock Exchange Listing Fee......................................     16,100
NASD Filing Fee..........................................................      7,230
Accounting Fees and Expenses.............................................    138,000
Printing Costs...........................................................    100,000
Legal Fees and Expenses..................................................    100,000
Transfer Agent and Registrar Fees and Expenses...........................     10,000
Miscellaneous............................................................      9,961
                                                                           ---------
    Total................................................................  $ 400,000
                                                                           ---------
                                                                           ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides (1) that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; (2) that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;
(3) that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and (4) that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, articles seventh and eighth of our certificate of incorporation, as amended, provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to ResortQuest or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174; or (4) for any transaction from which the director derived an improper personal benefit, we shall, to the fullest extent permitted by Section 145, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

    In addition, Article VIII of our bylaws further provides that we shall indemnify our officers, directors and employees to the fullest extent permitted by law.

    We have entered into indemnification agreements with each of our executive officers and directors which indemnifies such person to the fullest extent permitted by our amended and restated certificate of incorporation, our bylaws and Delaware law. We also have obtained directors and officers liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER                                                          DESCRIPTION
-----------             ------------------------------------------------------------------------------------------------

       1.1   --         Form of Underwriting Agreement.

       2.1(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., HCP Acquisition Corp., Hotel Corporation of the Pacific, Inc. and Andre S.
                        Tatibouet.

       2.2(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., B&B Acquisition Corp., Brindley Acquisition Corp., B&B On The Beach, Inc.,
                        Brindley & Brindley Realty and Development, Inc., Douglas R. Brindley and Betty Shotton
                        Brindley.

       2.3(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Coastal Realty Acquisition LLC, Coastal Management Acquisition Corp.,
                        Coastal Resorts Realty LLC, Coastal Resorts Management, Inc., Joshua M. Freeman, T. Michael
                        McNally and CMF Coastal Resorts, L.L.C.

       2.4(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Collection of Fine Properties, Inc., Ten Mile Holdings, Ltd., Luis Alonso,
                        Domingo R. Moreira, Brenda M. Lopez Ibanez and Ana Maria Moreira.

       2.5(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Houston and O'Leary Company and Heidi O'Leary Houston.

       2.6(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Jupiter Acquisition Corp., Jupiter Property Management at Park City, Inc.
                        and Jon R. Brinton.

       2.7(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Maui Acquisition Corp., Maui Condominium and Home Realty, Inc., Daniel C.
                        Blair and Paul T. Dobson.

       2.8(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Maury Acquisition Corp., The Maury People, Inc. and Sharon Benson Doucette.

       2.9(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Priscilla Acquisition Corp., Realty Consultants Acquisition Corp., Realty
                        Consultants, Inc., Howey Acquisition, Inc., Charles O. Howey and Dolores C. Howey.

      2.10(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., RPM Acquisition Corp., Resort Property Management, Inc., Daniel L. Meehan,
                        Kimberlie C. Meehan and Nancy Hess.

  EXHIBIT
  NUMBER                                                          DESCRIPTION
-----------             ------------------------------------------------------------------------------------------------
      2.11(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Telluride Acquisition Corp., Telluride Resort Accommodations, Inc., Steven
                        A. Schein, Michael E. Gardner, Park Brady, Daniel Shaw, Carolyn S. Shaw, Virginia C. Gordon,
                        Joyce Allred, Ronald D. Allred, A.J. Wells, Forrest Faulconer, Thomas McNamara, Donald J.
                        Peterson, Nancy McNamara, Charles E. Cobb, Jr., Sue M. Cobb, Stephen A. Martori, Anthony F.
                        Martori, Arthur John Martori and Alan Mishkin.

      2.12(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Trupp Acquisition Corp., Management Acquisition Corp., Trupp-Hodnett
                        Enterprises, Inc., THE Management Company, Hans F. Trupp, Roy K. Hodnett, Pat Hodnett Cooper and
                        Austin Trupp.

      2.13(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., Whistler Holding Corp., Whistler Chalets Ltd. and J. Patrick McCurdy.

      2.14(1) --        Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                        International, Inc., FRS Acquisition Corp., First Resort Software, Inc., Thomas A. Leddy, Evan
                        H. Gull and Daniel Patrick Curry.

      2.15(4) --        Stock Purchase Agreement, dated September 11, 1998, by and among ResortQuest International,
                        Inc., Abbott Realty Services, Inc., Tops'L Sales Group Inc., William W. Abbott, Jr., Stephen J.
                        Abbott, James R. Steiner, Charles H. Van Driver, Sue C. Van Driver and Angus G. Andrews.

       4.1(2) --        Specimen Common Stock Certificate.

       4.2(3) --        Form of Restriction and Registration Rights Agreements between ResortQuest and each of Alpine
                        Consolidated II, LLC, Capstone Partners, LLC, John Przywara, David Marshall, Douglas W. Comfort,
                        Robert G. Falcone, Wayne Heller, Dwain Wall, Stephen J. Garchik, John Shaw, David Sullivan,
                        Jeffrey M. Jarvis, Frederick L. Farmer, W. Michael Murphy, Jules S. Sowder, John K. Lines, Brian
                        S. Sullivan, John D. Sullivan, the Sullivan Grandchildren's Trust, the David L. Levine
                        Irrevocable Children's Trust Under Agreement dated April 27, 1998 f/b/o Whitney Monica Levine, the David L. Levine Irrevocable Children's Trust Under Agreement dated April 27, 1998 f/b/o Ross
                        Michael Levine, the David L. Levine Irrevocable Children's Trust Under Agreement dated April 27,
                        1998 f/b/o Keith Phillip Levine and the David L. Levine Revocable Trust Under Agreement dated
                        April 27, 1998.

       4.3(5) --        Rights Agreement, dated as of February 25, 1999 between ResortQuest International, Inc. and
                        American Stock Transfer & Trust Company, as Rights Agent.

      *5.1   --         Opinion of Akin, Gump Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being registered.

     10.29   --         Third Amendment to Credit Agreement, dated April 16, 1999.

      23.1   --         Consent of Arthur Andersen LLP.

      23.2   --         Consent of Arthur Andersen LLP.

      23.3   --         Consent of Morrison, Brown, Argiz and Company.

      23.4   --         Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P (CONTAINED IN EXHIBIT 5.1).

  EXHIBIT
  NUMBER                                                          DESCRIPTION
-----------             ------------------------------------------------------------------------------------------------
      24.1   --         Power of Attorney (INCLUDED ON THE SIGNATURE PAGE TO THE REGISTRATION STATEMENT).

      27.1   --         Financial Data Schedule for the Period Ended December 31, 1998.

      99.2   --         Financial Statements of Howey Acquisition, Inc. (dba Priscilla Murphy Realty, Inc.) as of
                        December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

      99.3   --         Financial Statements of Collection of Fine Properties, Inc. as of December 31, 1997 and May 26,
                        1998 together with Reports of Independent Public Accountants.

      99.4   --         Financial Statements of Coastal Resorts Management, Inc. and Coastal Resorts Realty L.L.C. as of
                        December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

      99.5   --         Financial Statements of First Resort Software, Inc. as of December 31, 1997 and May 26, 1998
                        together with Report of Independent Public Accountants.

      99.6   --         Financial Statements of Houston & O'Leary Company as of December 31, 1997 and May 26, 1998
                        together with Report of Independent Public Accountants.

      99.7   --         Financial Statements of Brindley & Brindley (including Brindley Realty and Development, Inc. and
                        B&B On The Beach, Inc.) as of December 31, 1997 and May 26, 1998 together with Report of
                        Independent Public Accountants.

      99.8   --         Financial Statements of The Maury People, Inc. as of December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

      99.9   --         Financial Statements of Resort Property Management, Inc. as of September 30, 1997 and May 26,
                        1998 together with Report of Independent Public Accountants.

     99.10   --         Financial Statements of Telluride Resort Accommodations, Inc. as of December 31, 1997 and May
                        26, 1998 together with Report of Independent Public Accountants.

     99.11   --         Financial Statements of Trupp-Hodnett Enterprises (including Trupp-Hodnett Enterprises, Inc. and
                        THE Management Company) as of December 31, 1997 and May 26, 1998 together with Report of
                        Independent Public Accountants.

------------------------

*   To be filed by amendment.

(1) Previously filed on March 12, 1998 as an exhibit to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(2) Previously filed on April 27, 1998 as an exhibit to Amendment No. 1 to ResortQuest's Registration Statement on Form S-1 (File o. 333-47867) and incorporated herein by reference.

(3) Previously filed on May 26, 1998 as an exhibit to ResortQuest's Current Report on Form 8-K (File No. 001-14115) and incorporated herein by reference.

(4) Previously filed on October 16, 1998 as an exhibit to ResortQuest's Registration Statement on Form S-1 (File No. 333-56703) and incorporated herein by reference.

(5) Previously filed on November 16, 1998 as an exhibit to ResortQuest's Quarterly Report on Form 10-Q for the period ended September 30, 1998 (File No. 00-14115) and incorporated herein by reference.

    (b) Financial Statement Schedules

    None

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it is declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Memphis, Tennessee, on the 6th day of May, 1999.

                                RESORTQUEST INTERNATIONAL, INC.

                                By:  /s/ JEFFERY M. JARVIS
                                     -----------------------------------------
                                     Jeffery M. Jarvis
                                     Chief Financial Officer

                               POWERS OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Sullivan, David L. Levine, Jeffery M. Jarvis and John K. Lines, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                   DATE
------------------------------  ---------------------------  -------------------
    /s/ DAVID C. SULLIVAN       Chairman of the Board and        May 6, 1999
------------------------------    Chief Executive Officer,
     (David C. Sullivan)          (Principal Executive
                                  Officer)

     /s/ DAVID L. LEVINE        President and Chief              May 6, 1999
------------------------------    Operating Officer,
      (David L. Levine)           Director

    /s/ JEFFERY M. JARVIS       Senior Vice President and        May 6, 1999
------------------------------    Chief Financial Officer
     (Jeffery M. Jarvis)          (Principal Financial and
                                  Accounting Officer)

  /s/ WILLIAM W. ABBOTT, JR.    Director                         May 4, 1999
------------------------------
   (William W. Abbott, Jr.)

    /s/ ELAN J. BLUTINGER       Director                         May 6, 1999
------------------------------
     (Elan J. Blutinger)

    /s/ D. FRASER BULLOCK       Director                         May 6, 1999
------------------------------
     (D. Fraser Bullock)

                                Director                         May  , 1999
------------------------------
     (Joshua M. Freeman)

                                Director                         May  , 1999
------------------------------
   (Heidi O'Leary Houston)

     /s/ MICHAEL D. ROSE        Director                         May 6, 1999
------------------------------
      (Michael D. Rose)

    /s/ ANDRE S. TATIBOUET      Director                         May 6, 1999
------------------------------
     (Andre S. Tatibouet)

    /s/ JOSEPH V. VITTORIA      Director                         May 5, 1999
------------------------------
     (Joseph V. Vittoria)

    /s/ THEODORE L. WEISE       Director                         May 6, 1999
------------------------------
     (Theodore L. Weise)

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER               DESCRIPTION
---------             -------------------------------------------------------------------------------------------------

   1.1            --  Form of Underwriting Agreement.

 2.1(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., HCP Acquisition Corp., Hotel Corporation of the Pacific, Inc. and Andre S.
                      Tatibouet.

 2.2(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., B&B Acquisition Corp., Brindley Acquisition Corp., B&B On The Beach, Inc.,
                      Brindley & Brindley Realty and Development, Inc., Douglas R. Brindley and Betty Shotton Brindley.

 2.3(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Coastal Realty Acquisition LLC, Coastal Management Acquisition Corp.,
                      Coastal Resorts Realty LLC, Coastal Resorts Management, Inc., Joshua M. Freeman, T. Michael
                      McNally and CMF Coastal Resorts, L.L.C.

 2.4(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Collection of Fine Properties, Inc., Ten Mile Holdings, Ltd., Luis Alonso,
                      Domingo R. Moreira, Brenda M. Lopez Ibanez and Ana Maria Moreira.

 2.5(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Houston and O'Leary Company and Heidi O'Leary Houston.

 2.6(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Jupiter Acquisition Corp., Jupiter Property Management at Park City, Inc.
                      and Jon R. Brinton.

 2.7(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Maui Acquisition Corp., Maui Condominium and Home Realty, Inc., Daniel C.
                      Blair and Paul T. Dobson.

 2.8(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Maury Acquisition Corp., The Maury People, Inc. and Sharon Benson Doucette.

 2.9(1)           --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Priscilla Acquisition Corp., Realty Consultants Acquisition Corp., Realty
                      Consultants, Inc., Howey Acquisition, Inc., Charles O. Howey and Dolores C. Howey.

 2.10(1)          --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., RPM Acquisition Corp., Resort Property Management, Inc., Daniel L. Meehan,
                      Kimberlie C. Meehan and Nancy Hess.

 2.11(1)          --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Telluride Acquisition Corp., Telluride Resort Accommodations, Inc., Steven
                      A. Schein, Michael E. Gardner, Park Brady, Daniel Shaw, Carolyn S. Shaw, Virginia C. Gordon,
                      Joyce Allred, Ronald D. Allred, A.J. Wells, Forrest Faulconer, Thomas McNamara, Donald J.
                      Peterson, Nancy McNamara, Charles E. Cobb, Jr., Sue M. Cobb, Stephen A. Martori, Anthony F.
                      Martori, Arthur John Martori and Alan Mishkin.

 EXHIBIT
 NUMBER               DESCRIPTION
---------             -------------------------------------------------------------------------------------------------
  2.12(1)         --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Trupp Acquisition Corp., Management Acquisition Corp., Trupp-Hodnett
                      Enterprises, Inc., THE Management Company, Hans F. Trupp, Roy K. Hodnett, Pat Hodnett Cooper and
                      Austin Trupp.

  2.13(1)         --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., Whistler Holding Corp., Whistler Chalets Ltd. and J. Patrick McCurdy.

  2.14(1)         --  Agreement and Plan of Organization, dated as of March 11, 1998, by and among Vacation Properties
                      International, Inc., FRS Acquisition Corp., First Resort Software, Inc., Thomas A. Leddy, Evan H.
                      Gull and Daniel Patrick Curry.

  2.15(4)         --  Stock Purchase Agreement, dated September 11, 1998, by and among ResortQuest International, Inc.,
                      Abbott Realty Services, Inc., Tops'L Sales Group Inc., William W. Abbott, Jr., Stephen J. Abbott,
                      James R. Steiner, Charles H. Van Driver, Sue C. Van Driver and Angus G. Andrews.

  4.1(2)          --  Specimen Common Stock Certificate.

  4.2(4)          --  Form of Restriction and Registration Rights Agreements between ResortQuest and each of Alpine
                      Consolidated II, LLC, Capstone Partners, LLC, John Przywara, David Marshall, Douglas W. Comfort,
                      Robert G. Falcone, Wayne Heller, Dwain Wall, Stephen J. Garchik, John Shaw, David Sullivan,
                      Jeffrey M. Jarvis, Frederick L. Farmer, W. Michael Murphy, Jules S. Sowder, John K. Lines, Brian
                      S. Sullivan, John D. Sullivan, the Sullivan Grandchildren's Trust, the David L. Levine
                      Irrevocable Children's Trust Under Agreement dated April 27, 1998 f/b/o Whitney Monica Levine, the David L. Levine Irrevocable Children's Trust Under Agreement dated April 27, 1998 f/b/o Ross
                      Michael Levine, the David L. Levine Irrevocable Children's Trust Under Agreement dated April 27,
                      1998 f/b/o Keith Phillip Levine and the David L. Levine Revocable Trust Under Agreement dated
                      April 27, 1998.

  4.3(7)          --  Rights Agreement, dated as of February 25, 1999 between ResortQuest International, Inc. and
                      American Stock Transfer & Trust Company, as Rights Agent.

 *5.1             --  Opinion of Akin, Gump Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being registered.

 10.29            --  Third Amendment to Credit Agreement, dated April 16, 1999

 23.1             --  Consent of Arthur Andersen LLP.

 23.2             --  Consent of Arthur Andersen LLP.

 23.3             --  Consent of Morrison, Brown, Argiz and Company.

 23.4             --  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P (CONTAINED IN EXHIBIT 5.1).

 24.1             --  Power of Attorney (INCLUDED ON THE SIGNATURE PAGE TO THE REGISTRATION STATEMENT).

 27.1             --  Financial Data Schedule for the Period Ended December 31, 1998.

 99.2             --  Financial Statements of Howey Acquisition, Inc. (dba Priscilla Murphy Realty, Inc.) as of
                      December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

 99.3             --  Financial Statements of Collection of Fine Properties, Inc. as of December 31, 1997 and May 26,
                      1998 together with Reports of Independent Public Accountants.

 EXHIBIT
 NUMBER               DESCRIPTION
---------             -------------------------------------------------------------------------------------------------
 99.4             --  Financial Statements of Coastal Resorts Management, Inc. and Coastal Resorts Realty L.L.C. as of
                      December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

 99.5             --  Financial Statements of First Resort Software, Inc. as of December 31, 1997 and May 26, 1998
                      together with Report of Independent Public Accountants.

 99.6             --  Financial Statements of Houston & O'Leary Company as of December 31, 1997 and May 26, 1998
                      together with Report of Independent Public Accountants.

 99.7             --  Financial Statements of Brindley & Brindley (including Brindley Realty and Development, Inc. and
                      B&B On The Beach, Inc.) as of December 31, 1997 and May 26, 1998 together with Report of
                      Independent Public Accountants.

 99.8             --  Financial Statements of The Maury People, Inc. as of December 31, 1997 and May 26, 1998 together with Report of Independent Public Accountants.

 99.9             --  Financial Statements of Resort Property Management, Inc. as of September 30, 1997 and May 26,
                      1998 together with Report of Independent Public Accountants.

 99.10            --  Financial Statements of Telluride Resort Accommodations, Inc. as of December 31, 1997 and May 26,
                      1998 together with Report of Independent Public Accountants.

 99.11            --  Financial Statements of Trupp-Hodnett Enterprises (including Trupp-Hodnett Enterprises, Inc. and
                      THE Management Company) as of December 31, 1997 and May 26, 1998 together with Report of
                      Independent Public Accountants.

------------------------

*   To be filed by amendment.

(1) Previously filed on March 12, 1998 as an exhibit to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(2) Previously filed on April 27, 1998 as an exhibit to Amendment No. 1 to ResortQuest's Registration Statement on Form S-1 (File No. 333-47867) and incorporated herein by reference.

(3) Previously filed on May 26, 1998 as an exhibit to ResortQuest's Current Report on Form 8-K (File No. 001-14115) and incorporated herein by reference.

(4) Previously filed on October 16, 1998 as an exhibit to ResortQuest's Registration Statement on Form S-1 (File No. 333-56703) and incorporated herein by reference.

(5) Previously filed on November 16, 1998 as an exhibit to ResortQuest's Quarterly Report on Form 10-Q for the period ended September 30, 1998 (File No. 00-14115) and incorporated herein by reference.